As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-140759

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Umpqua Holdings Corporation
(Exact name of registrant as specified in its charter)

Oregon	6022	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(503) 727-4100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven L. Philpott
Executive Vice President, General Counsel and Secretary
Umpqua Holdings Corporation
675 Oak Street, Suite 200
PO Box 1560
Eugene, Oregon 97440
(541) 434-2997
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Andrew H. Ognall, Esq. Foster Pepper LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607	R. Brent Faye, Esq. Nixon Peabody LLP Two Embarcadero Center San Francisco, California 94111 (415) 984-8200

Approximate date of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Umpqua Holdings Corporation (“Umpqua”) and North Bay Bancorp (“North Bay”) have approved an Agreement and Plan of Reorganization pursuant to which North Bay would merge with and into Umpqua. We are sending you this document to ask you to vote in favor of the merger proposal.

Upon completion of the merger, North Bay shareholders will be entitled to receive 1.217 shares of Umpqua common stock for each share of North Bay common stock that they own. Based on this exchange ratio, the implied value per share of North Bay common stock is equal to $32.25, based on the market value of Umpqua common stock on March 8, 2007.

Umpqua common stock is listed on the NASDAQ Global Select Market under the symbol “UMPQ” and North Bay common stock is listed on the NASDAQ Global Market under the symbol “NBAN”. On January 17, 2007, the date prior to announcement of the proposed merger, Umpqua common stock closed at $28.77 and North Bay common stock closed at $30.00.

The value of the merger consideration to North Bay shareholders will depend on the value of Umpqua common stock upon completion of the merger and will fluctuate with the market price of Umpqua common stock. If the transaction closed on January 17, 2007 you would have been entitled to receive 121 shares and approximately $20.63 in cash for fractional shares for each 100 shares of North Bay common stock held. This amount will vary with the price of Umpqua’s stock.

After careful consideration, each of the boards of directors of Umpqua and North Bay determined the merger to be fair to its shareholders and in its shareholders’ best interests, and unanimously approved the merger agreement. Umpqua’s and North Bay’s board of directors each received an opinion of its respective financial advisor as to the fairness of the consideration to be paid, in the case of Umpqua, and the exchange ratio, in the case of North Bay, to their respective shareholders from a financial point of view.

Your vote is very important.  We cannot complete the merger unless North Bay’s shareholders approve the merger proposal. North Bay’s board of directors is soliciting proxies from shareholders to vote at a special shareholder meeting. You do not need to attend the meeting to vote your shares, although you are invited to do so. Whether or not you choose to attend, please complete, sign, date and return the enclosed proxy or follow the instructions on the proxy for telephone or internet voting.

This proxy statement-prospectus gives you detailed information about the merger and the shareholder meeting. Before sending in your proxy or voting your shares, you should read this entire document, particularly the information under “RISK FACTORS” beginning on page 11.

You should rely only on the information in this document or in other documents to which we refer you, concerning Umpqua, North Bay and the proposed merger. We have not authorized anyone to provide you with information that is different.

This document is dated March 9, 2007 and was first mailed on or about March 16, 2007.

Raymond P. Davis	Terry L. Robinson
President and Chief Executive Officer	President and Chief Executive Officer
Umpqua Holdings Corporation	North Bay Bancorp

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the terms of the merger agreement or the Umpqua common stock to be issued in connection with the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

[Inside Front Cover]

WHERE YOU CAN FIND MORE INFORMATION

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UMPQUA AND NORTH BAY FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SEE “INCORPORATION OF DOCUMENTS BY REFERENCE” ON PAGE 62. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THE DOCUMENTS AND ALL EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE IN THE REQUESTED DOCUMENTS TO YOU BY FIRST CLASS MAIL, OR OTHER EQUALLY PROMPT MEANS. EACH OF UMPQUA AND NORTH BAY ALSO POST THEIR SEC FILINGS ON THEIR RESPECTIVE WEB SITES AT WWW.UMPQUAHOLDINGSCORP.COM AND WWW.NORTHBAYBANCORP.COM.

For documents relating to Umpqua, direct requests to:

Umpqua Holdings Corporation
Legal Department
Steven Philpott, Executive Vice President, General Counsel and Secretary
675 Oak Street, Suite 200
P.O. Box 1560
Eugene, OR 97440
(541) 434-2997 (voice)
(541) 342-1425 (fax)
Email: stevenphilpott@umpquabank.com

For documents relating to North Bay, direct requests to:

North Bay Bancorp
1190 Airport Road, Suite 101
P.O. Box 2200
Napa, CA 94558
Attn:  Terry L. Robinson, President and Chief Executive Officer
(707) 252-5024 (voice)
(707) 252-5025 (fax)
Email: trobinson@vintagebank.com

To obtain timely delivery before the shareholder meeting, you must request the information no later than April 18, 2007. These documents can also be reviewed and copied from various free web sites including the Securities and Exchange Commission’s web site listed below.

Umpqua and North Bay file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room. In addition, Umpqua and North Bay file reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information.

Umpqua has filed a registration statement on Form S-4 to register with the SEC up to 6,000,000 shares of Umpqua common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the SEC’s address set forth above. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

P.O. Box 2200
1190 Airport Road, Suite 101
Napa, California 94558

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2007

To North Bay Shareholders:

A special meeting of shareholders of North Bay Bancorp will be held at Silverado Resort, Grand Ballroom, 1600 Atlas Peak Road, Napa, California at 7:00 p.m., local time, on April 25, 2007, for the following purposes:

1. Approval of Merger.  To consider and vote on a proposal to approve the principal terms of an Agreement and Plan of Reorganization by and among Umpqua Holdings Corporation, Umpqua Bank, North Bay Bancorp and The Vintage Bank, dated as of January 17, 2007, and the accompanying Plan of Merger.

2. Adjournments.  To consider and act upon a proposal to adjourn or postpone, if necessary, the special meeting to solicit additional proxies.

No other business will be transacted at the special meeting.

If you were a shareholder of record of North Bay Bancorp common stock as of the close of business on March 8, 2007, you are entitled to receive this notice and vote at the special meeting, or any adjournments or postponements thereof.

Your vote is important. Holders of a majority of the shares of North Bay Bancorp common stock outstanding on March 8, 2007 must vote in favor of the principal terms of the merger agreement for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope or follow the instructions for voting by phone or on the Internet.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NORTH BAY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

In connection with the proposed merger, you may exercise dissenters’ rights as provided in the California General Corporation Law. If you meet all the requirements under California law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value (as determined by mutual agreement between you and North Bay Bancorp, or if there is no agreement, by a court) of your shares of North Bay Bancorp common stock as of the day before the first public announcement of the terms of the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “DISSENTING SHAREHOLDERS’ RIGHTS” in the attached joint proxy statement-prospectus. The relevant provisions of the California General Corporation Law on dissenters’ rights are attached to this document as Appendix E. To properly exercise dissenters’ rights, you must make written demand upon North Bay on or before the date of the special meeting of shareholders.

By Order of the Board of Directors,

Wyman G. Smith,
Secretary

March 9, 2007

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:

What are North Bay shareholders being asked to vote on at the special shareholder meeting?

A:	North Bay shareholders will vote on a proposal to approve the principal terms of the merger agreement and related plan of merger and, if necessary, a proposal to approve adjournment or postponement of the special meeting to solicit additional proxies in favor of the merger proposal.

Q:

What do I need to do now?

A:	First, carefully read this document in its entirety. Then, vote your shares by one of the following methods:

• mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

• call the toll-free number on the proxy card and follow the directions provided;

• go to the web site listed on the proxy card and follow the instructions provided; or

• attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement will be approved if the holders of a majority of the outstanding shares of North Bay common stock vote in favor of the merger proposal. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger proposal, except for the purpose of preserving any dissenters’ rights that a North Bay shareholder may have.

Q:	Have Umpqua’s and North Bay’s boards of directors approved the merger?

A:	Yes. After careful consideration, the board of directors of each of the companies determined the merger to be fair to and in the best interests of its respective shareholders, and North Bay’s board of directors unanimously recommend that you vote in favor of the merger proposal.

Q:	Who is eligible to vote?

A:	Holders of record of North Bay common stock at the close of business on March 8, 2007 are eligible to vote at the special meeting of shareholders.

Q:	Are there dissenters’ appraisal rights?

A:	Under California law, North Bay shareholders may exercise dissenters’ rights as provided in the California General Corporation Law. If you meet all the requirements under California law and follow all of its required procedures, you may receive cash in the amount equal to the fair market value (as determined by mutual agreement between you and North Bay, or if there is no agreement, by a court) of your shares of North Bay common stock as of the day before the first announcement of the terms of the merger. The procedure for exercising your dissenters’ rights is summarized under the heading “DISSENTING SHAREHOLDERS’ RIGHTS”. The relevant provisions of the California General Corporation Law on dissenters’ rights are attached to this document as Appendix E. A vote in favor of the merger proposal will preclude you from exercising dissenters’ rights; you must vote against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

• calling the toll-free number on the proxy card at least 24 hours before the meeting and following the directions provided;

• going to the web site listed on the proxy card at least 24 hours before the meeting and following the instructions provided;

• submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

i

• notifying North Bay’s corporate Secretary in writing of the revocation of your proxy before the meeting; or

• voting in person at the special meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you vote through your broker, you must contact your broker to receive instructions on changing your vote.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	What if I do not vote or I abstain?

A:	If you fail to respond or you mark your proxy “abstain”, it will have the same effect as a vote against the merger proposal. Your vote is very important. If you sign and submit your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares only if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker cannot vote your shares. This will have the same effect as a vote against the merger.

Q:	Should North Bay shareholders send stock certificates at this time?

A:	No, please do not send in your certificates until you receive instructions to do so. If you do not know where your stock certificates are located, you may want to find them now, so you do not experience delays receiving your merger consideration. If you have lost or misplaced your North Bay stock certificates, contact North Bay’s transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, (800) 368-5948. After completion of the merger, you will receive instructions for exchanging your North Bay stock certificates for Umpqua stock certificates.

Q:	Where do I get more information?

A:	If you have questions about the merger or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact:

Terry L. Robinson, President and
Chief Executive Officer
North Bay Bancorp
1190 Airport Road, Suite 101
P.O. Box 2200
Napa, CA 94558
(707) 252-5024 (voice)
(707) 252-5025 (fax)
trobinson@vintagebank.com

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will North Bay shareholders receive in the merger?

A:	North Bay shareholders will receive 1.217 shares of Umpqua common stock in exchange for each share of North Bay common stock, subject to adjustment as described in the next question and answer. This represents an implied value of North Bay common stock of $35.01 per share, based upon the last reported price of Umpqua common stock on January 17, 2007, the last full trading day prior to public announcement of the merger, and an implied value of North Bay common stock of $32.25 per share, based upon the last reported price of Umpqua common stock on March 8, 2007.

Q:	Will the exchange ratio of 1.217 shares of Umpqua common stock for one share of North Bay common stock adjust under any circumstances?

A:	If the average closing price of Umpqua’s common stock over the fifteen trading day period ending on the fifth business day prior to the projected merger closing date, or the Umpqua measuring period, is less than $26.42, then North Bay may elect to terminate the merger agreement. However, if North Bay exercises this termination option, Umpqua may choose to accept the termination or to increase the number of shares of Umpqua common stock to be issued by increasing the exchange ratio such that the exchange ratio equals the quotient of $32.15 divided by the average closing price of Umpqua common stock over the Umpqua measuring period. Instead of increasing the number of shares Umpqua could also choose to maintain the 1.217 exchange ratio and pay additional consideration in cash per share equal to $32.15 minus the product of 1.217 and the average closing price of Umpqua common stock over the Umpqua measuring period.

If the average closing price of Umpqua’s common stock over the Umpqua measuring period is greater than $33.58, the exchange ratio will automatically adjust to an exchange ratio equal to the quotient of $40.87 divided by the average closing price of Umpqua common stock over the Umpqua measuring period. This would have the effect of reducing the exchange ratio to an amount lower than 1.217.

Q:	Did the Umpqua and North Bay boards of directors receive fairness opinions?

A:	Yes. Howe Barnes Hoefer & Arnett, Inc. issued an opinion to the North Bay board of directors as to the fairness, from a financial point of view, of the exchange ratio to North Bay shareholders. Milestone Advisors, LLC issued an opinion to the Umpqua board of directors as to the fairness, from a financial point of view, of the consideration to be offered by Umpqua to North Bay shareholders.

Q:	What are the tax consequences of the merger?

A:	We have structured the merger so that Umpqua and North Bay and most of our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable with respect to cash received by North Bay shareholders:

• in lieu of fractional shares,

• in the event Umpqua’s stock price is less than $26.42 over the Umpqua measuring period and Umpqua elects to “fill” with cash instead of increasing the exchange ratio, or

• who have properly exercised dissenters’ rights.

Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read the detailed information about the merger in this document, including the “RISK FACTORS” section beginning on page 11.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible and we anticipate the merger will be completed in the second quarter of 2007. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy the exact timing for completing the merger.

Q:	What regulatory approvals are required to complete the merger?

A:	We must obtain written approvals or waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Oregon Department of Consumer and Business Services acting through the Division of Finance and Corporate Securities.

Q:	Who will manage the combined company?

A:	Umpqua will be the surviving corporation in the merger and the executive officers and directors of Umpqua immediately prior to the merger will be the executive officers and directors of Umpqua following the merger.

Terry L. Robinson, President and Chief Executive Officer of North Bay, will work with William T. Fike, President of Umpqua Bank’s California Region, to oversee completion of the merger. Glen Terry, President of The Vintage Bank, has executed an Amended and Restated Employment Agreement with Umpqua to serve as a regional executive for Napa and Solano Counties effective with the closing of the merger. Other executive officers of North Bay are expected to continue with the combined company during a three to twelve month integration period after closing, but few are likely to have a continuing role with the combined company.

SUMMARY

This brief summary includes information discussed in greater detail elsewhere in this document and does not contain all the information that may be important to you. You should carefully read this entire document and its appendices and the other documents to which this document refers you before deciding how to vote your shares. Each item in this summary contains a page reference directing you to a more complete description of that item.

We incorporate by reference important business and financial information about Umpqua and North Bay into this document. For a description of this information, see the section “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 62. You may obtain the information incorporated by reference without charge by following the instructions in the section “WHERE YOU CAN FIND MORE INFORMATION” on the inside front cover of this document.

The Companies (page 53)

Umpqua Holdings Corporation
Umpqua Bank Plaza
One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(503) 727-4100

Umpqua Holdings Corporation, an Oregon corporation, is a registered financial holding company and the parent company of Umpqua Bank, an Oregon state-chartered bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank, headquartered in Roseburg, Oregon, had total assets of $7.3 billion at December 31, 2006, and offers business and consumer banking products and services at 134 stores throughout Northern California, Oregon, and Western Washington. Umpqua also owns a retail brokerage subsidiary, Strand, Atkinson, Williams & York, Inc., which offers brokerage services at three stand-alone offices and within nine Umpqua Bank stores. Additionally, Umpqua’s Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Oregon.

North Bay Bancorp
1190 Airport Road, Suite 101
P.O. Box 2200
Napa, California 94558
(800) 888-4682

North Bay Bancorp is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956. North Bay’s principal operating subsidiary is The Vintage Bank, a California state-chartered bank founded in 1984 and headquartered in Napa, California with total assets of $654.7 million at December 31, 2006. The Vintage Bank operates in Solano County, California as Solano Bank. The Vintage Bank offers business and consumer banking services at six locations in Napa County and four locations in Solano County.

The Merger (page 20)

Upon North Bay shareholder approval and the satisfaction or waiver of the other conditions to the merger, North Bay will merge with and into Umpqua, immediately followed by the merger of The Vintage Bank into Umpqua Bank. North Bay and its subsidiary bank will cease to exist as separate entities following completion of the merger and the branches of The Vintage Bank will become stores of Umpqua Bank.

The merger agreement and the plan of merger are the legal documents that govern the merger of North Bay with and into Umpqua and are attached to this document as Appendix A and Appendix B respectively. Please read the agreement carefully.

Merger Consideration (page 37)

If the merger is completed, North Bay shareholders will be entitled to receive 1.217 shares of Umpqua common stock for each share of North Bay common stock. If the average closing price of Umpqua’s common stock over the fifteen-day trading period ending on the fifth business day prior to the projected closing date, which is referred to as the Umpqua Measuring Price, is greater than $33.58, the 1.217 exchange ratio will be adjusted to cap the transaction value. The exchange ratio under those circumstances will equal $40.87 divided by the Umpqua measuring price. The exchange ratio may also adjust if the Umpqua measuring price is less than $26.42, as described below in this summary under “Termination or Adjustment Due to Decline in Umpqua’s Stock Price.”

Treatment of North Bay Stock Options and Restricted Stock Awards (page 39)

At the time the merger becomes effective, Umpqua will assume North Bay’s stock incentive plans and unexercised North Bay options will be converted at the merger consideration exchange ratio into fully vested replacement options to acquire shares of Umpqua common stock. The terms and conditions of North Bay stock options will otherwise remain the same. All 22,450 shares of North Bay common stock granted as restricted stock awards will become issued and outstanding shares of common stock, free of all restrictions and vesting conditions, at the time the merger becomes effective.

Market Price Information for Umpqua and North Bay Common Stock (page 8)

Umpqua common stock trades on the NASDAQ Global Select Market under the symbol “UMPQ”. The closing price of Umpqua’s common stock on January 17, 2007, the last trading day before public announcement of the merger, was $28.77. The closing price on March 8, 2007, was $26.50.

North Bay trades on the NASDAQ Global Market under the symbol “NBAN”. The closing price of North Bay’s common stock on January 17, 2007, the last trading day before public announcement of the merger, was $30.00. The closing price on March 8, 2007, was $31.87.

Opinion of Umpqua’s Financial Advisor (page 26)

On January 17, 2007, Umpqua’s financial advisor, Milestone Advisors, LLC, delivered its written opinion to Umpqua’s board of directors. The opinion stated that as of January 17, 2007, and subject to the qualifications in the opinion, the consideration to be offered by Umpqua was fair and equitable to Umpqua and its shareholders from a financial point of view. A copy of the opinion is attached as Appendix C to this document.

Opinion of North Bay’s Financial Advisor (page 32)

On January 16, 2007, North Bay’s financial advisor, Howe Barnes Hoefer & Arnett, Inc., delivered its written opinion to North Bay’s board of directors. The opinion stated that as of January 16, 2007, and subject to the qualifications in the opinion, the exchange ratio was fair from a financial point of view to North Bay shareholders. Howe Barnes Hoefer & Arnett, Inc. updated its opinion as of March 8, 2007. A copy of the opinion is attached as Appendix D to this document.

Vote Required for Approval of the Merger (page 15)

The applicable merger proposal must be approved by the holders of a majority of the outstanding shares of North Bay common stock entitled to vote.

Recommendation of the North Bay Board of Directors (page 25)

After careful consideration, North Bay’s board of directors determined that the merger is fair to and in the best interests of North Bay’s shareholders. Based on the reasons for the merger described in this document, including the respective fairness opinions, the North Bay board of directors unanimously recommends that you vote “FOR” the merger proposal.

Stock Ownership of Directors and Executive Officers (page 16)

On March 8, 2007, North Bay’s directors and executive officers beneficially owned 616,504 shares of North Bay common stock, of which 464,535 are entitled to be voted at the meeting of North Bay shareholders. Those shares constitute approximately 11.1% of the total shares outstanding and entitled to be voted. North Bay directors, holding 10.1% of the total shares entitled to vote at the meeting, have agreed to vote their shares in favor of the merger proposal. As a result, only 1,676,466 additional shares, or 39.9% of the North Bay shares outstanding and entitled to vote, are required to approve the merger proposal.

Umpqua’s directors and executive officers beneficially owned 2,083,345 shares of Umpqua common stock as of March 8, 2007.

Interests of North Bay Directors and Executive Officers (page 39)

North Bay executive officers have interests in the merger that are different from, or in addition to, the interests of other shareholders, which may create potential conflicts of interest. North Bay’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. When considering the recommendation of North Bay’s board of directors, you should be aware that:

•	All unvested North Bay stock options and all North Bay restricted stock awards will become fully vested at the closing of the merger;

•	Members of North Bay’s executive management are parties to agreements, which provide for, subject to their willingness to remain employed with Umpqua or Umpqua Bank for up to one year following the merger and compliance with confidentiality and non-solicitation covenants, an amount payable in monthly installments over a period of time of up to twenty-four months following termination. The aggregate amount of cash severance payable under all existing North Bay severance agreements and the amended agreements is estimated at $2.7 million;

•	The merger agreement requires Umpqua to indemnify, following the effective time of the merger, the present and former directors and officers of North Bay to the fullest extent permitted under applicable law against costs and expenses related to matters existing at or prior to the effective time of the merger; and

•	The merger agreement requires Umpqua to provide North Bay’s existing directors and officers with liability insurance for a period of three years after the effective time of the merger.

Special Meeting of North Bay Shareholders (page 14)

A special meeting of North Bay shareholders will be held on April 25, 2007 at 7:00 p.m., local time, at Silverado Resort, Grand Ballroom, 1600 Atlas Peak Road, Napa, California. At the meeting, shareholders will be asked to approve the principal terms of the merger agreement and related plan of merger. Holders of North Bay common stock as of March 8, 2007 will be entitled to vote at the meeting.

North Bay Shareholders May Have Dissenting Shareholders’ Rights (page 45)

Under California law, as a North Bay shareholder you have the right to dissent from the merger and to have the appraised fair market value of your shares of North Bay common stock paid to you in cash. You have the right to seek appraisal and be paid the appraised value of your shares in cash if:

•	you deliver to North Bay, before the special meeting, a written demand for payment of your shares;

•	holders of at least 5% of the total number of shares (including you) of North Bay common stock timely make the required written demand;

•	you vote against the merger; and

•	you comply with California law governing dissenters’ rights.

If you dissent from the merger and the conditions outlined above are met, your only right will be to receive the appraised value of your shares in cash, which appraised value may be more or less than the value of the merger consideration.

Conditions to the Merger (page 50)

Completion of the merger depends upon a number of conditions being satisfied or, where legally possible, waived, including among others:

•	approval of the merger proposal by North Bay shareholders;

•	receipt of required regulatory approvals and waivers;

•	absence of an injunction or regulatory prohibition to completion of the merger;

•	accuracy of the respective representations and warranties of Umpqua and North Bay, subject to violations of the representations and warranties that would not have a material adverse effect on Umpqua or North Bay, individually or in the aggregate;

•	receipt by each party of an opinion of Umpqua’s tax counsel that the merger will qualify as a tax-free reorganization;

•	the average daily balance of North Bay’s core deposits for the calendar month immediately preceding the projected effective date of the merger being not less than 94% of the average daily balance of core deposits for the month of November 2006;

•	compliance in all material respects by Umpqua and North Bay with their respective covenants in the merger agreement; and

•	amended and restated employment agreements with North Bay executives being in full force and effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (page 50)

The merger agreement contains provisions that prohibit North Bay from, and each director of North Bay has entered into an agreement that prohibits such director from, taking any action to solicit or encourage or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. North Bay and its directors may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. North Bay must notify Umpqua of any alternative acquisition proposal.

Termination (page 52)

Our boards of directors may agree to terminate the merger agreement at any time prior to completing the merger, even after shareholder approval. Either Umpqua or North Bay may terminate the merger agreement if the merger has not been completed by October 1, 2007; or if, after notice and an opportunity to cure, the other party has made a material misrepresentation or materially breached the merger agreement. North Bay’s board of directors may also terminate the merger agreement upon advice of legal counsel that the fiduciary duties of the North Bay directors so require or as described in the next paragraph.

Termination or Adjustment due to Decline in Umpqua’s Stock Price (pages 37, 52)

North Bay may notify Umpqua of its intent to terminate the merger agreement if the average closing price of Umpqua common stock over the Umpqua measuring period is less than $26.42.

Upon receipt of such notification, Umpqua has the option to increase the exchange ratio by an amount sufficient to achieve an exchange ratio equal to $32.15 divided by the average closing price of Umpqua common stock over the Umpqua measuring period. Umpqua may also elect to pay additional consideration in cash instead of increasing the exchange ratio. For example, if the average closing price of Umpqua common stock over the Umpqua measuring period is $26.00 and North Bay notifies Umpqua of its intent to terminate the merger agreement, Umpqua could elect to:

•	accept the termination;

•	adjust the exchange ratio to 1.2365; or

•	maintain the 1.217 exchange ratio and pay $0.508 per share to each North Bay shareholder.

Termination Fee (page 52)

If the merger agreement is terminated by either party because North Bay’s shareholders do not approve the merger proposal; by Umpqua because of an uncured material misrepresentation or material breach by North Bay; or by North Bay pursuant to its fiduciary duties upon advice of legal counsel, then North Bay will pay Umpqua its reasonable expenses up to $500,000. If Umpqua terminates the merger agreement because of North Bay’s willful failure to comply with a material covenant, North Bay will pay Umpqua an additional $2,000,000.

If the merger agreement is terminated by North Bay because of an uncured material misrepresentation or material breach by Umpqua, then Umpqua will pay North Bay its reasonable expenses up to $500,000. If North Bay terminates the merger agreement because of Umpqua’s willful failure to comply with a material covenant, Umpqua will pay North Bay an additional $2,000,000, which is North Bay’s sole remedy for termination.

In addition, and subject to exceptions discussed in detail in this document, if North Bay enters into any alternative acquisition transaction within twelve months of termination of the merger agreement, North Bay will pay $5,000,000 (less any termination fee already paid) to Umpqua if the alternative acquisition transaction had been proposed prior to the date of the North Bay special shareholder meeting to vote on the Umpqua merger. The termination fees described above are Umpqua’s sole remedies for termination.

Regulatory Matters (page 44)

To complete the merger, we must obtain approvals or waivers from the Federal Deposit Insurance Corporation (FDIC), Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities (Oregon DFCS), California Department of Financial Institutions (DFI) and Board of Governors of the Federal Reserve System (Federal Reserve Board). Umpqua submitted a merger application to the FDIC and Oregon DFCS, on February 20, 2007, and will submit a request for waiver of prior approval to the Federal Reserve Board. DFI issued an Order of Exemption for the transaction dated March 5, 2007.

Material United States Federal Income Tax Consideration (page 42)

In general, when you exchange your North Bay common stock for shares of Umpqua common stock, you will not recognize any gain or loss for United States federal income tax purposes. Taxes may be payable with respect to cash received by North Bay shareholders:

•	in lieu of fractional shares,

•	in the event Umpqua’s stock price is less than $26.42 over the Umpqua measuring period and Umpqua elects to “fill” with cash instead of increasing the exchange ratio, or

•	who have properly exercised dissenters’ rights.

SELECTED FINANCIAL DATA

Umpqua Historical Financial Data

Umpqua derived the following information as of and for the years ended December 31, 2002 through December 31, 2006 from, and such information is qualified by reference to, its historical audited consolidated financial statements and notes thereto for those fiscal years. The consolidated financial information contained in this proxy statement/prospectus is the same historical information that Umpqua has presented in its prior filings with the SEC. This information is only a summary and you should read it in conjunction with Umpqua’s consolidated financial statements and notes thereto contained in Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this document. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 62 for information on where this document is available. Umpqua expects that it will incur merger and restructuring expenses as a result of the merger. Umpqua and North Bay anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and does not attempt to predict or suggest future results.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands except share data)

Operating Results
Interest income	$405,941	$282,276	$198,058	$142,132	$100,325
Interest expense	143,817	72,994	40,371	28,860	23,797

Net interest income	262,124	209,282	157,687	113,272	76,528
Provision for loan and lease losses	2,552	2,468	7,321	4,550	3,888
Noninterest income	53,597	47,782	41,373	38,001	27,657
Noninterest expense	177,176	146,794	119,582	93,187	63,962
Merger-related expense	4,773	262	5,597	2,082	2,752

Income before income taxes and discontinued operations	131,220	107,540	66,560	51,454	33,583
Provision for income taxes	46,773	37,805	23,270	17,970	12,032

Income from continuing operations	84,447	69,735	43,290	33,484	21,551
Income from discontinued operations, net of tax	—	—	3,876	635	417

Net income	$84,447	$69,735	$47,166	$34,119	$21,968

Per Share Data
Earnings per common share (basic):
Continuing operations	$1.61	$1.57	$1.21	$1.18	$1.02
Discountinued operations	—	—	0.11	0.03	0.02

Net income	$1.61	$1.57	$1.32	$1.21	$1.04

Earnings per common share (diluted):
Continuing operations	$1.59	$1.55	$1.19	$1.17	$1.01
Discountinued operations	—	—	0.11	0.02	0.02

Net income	$1.59	$1.55	$1.30	$1.19	$1.03

Dividends declared per common share	$0.60	$0.32	$0.22	$0.16	$0.16
Dividend payout ratio	37.27%	20.38%	16.67%	13.22%	15.38%
Book Value per common share	$19.91	$16.57	$15.55	$11.23	$10.30
Financial Ratios
Return on average equity	8.70%	9.80%	9.61%	11.24%	13.58%
Return on average assets	1.31%	1.38%	1.20%	1.26%	1.36%
Net interest margin (fully tax equivalent)	4.74%	4.84%	4.68%	4.85%	5.38%
Balance Sheet Data at Period End
Loans and leases	$5,361,862	$3,921,631	$3,467,904	$2,003,587	$1,778,315
Allowance for loan and lease losses	$60,090	$43,885	$44,229	$25,352	$24,731
Allowance as percentage of loans and leases	1.12%	1.12%	1.28%	1.27%	1.39%
Total assets	$7,344,236	$5,360,639	$4,873,035	$2,963,815	$2,555,964
Total deposits	$5,840,294	$4,286,266	$3,799,107	$2,378,192	$2,103,790
Notes payable for trust preferred securities	$203,688	$165,725	$166,256	$97,941	$75,000
Long term debt	$9,513	$3,184	$88,451	$55,000	$24,219
Total shareholders’ equity	$1,156,211	$738,261	$687,613	$318,969	$288,159

North Bay Historical Financial Data

North Bay derived the following information as of and for the years ended December 31, 2002 through December 31, 2006 from, and such information is qualified by reference to, its historical audited consolidated financial statements and notes thereto for those fiscal years. The consolidated financial information contained in this proxy statement/prospectus is the same historical information that North Bay has presented in its prior filings with the SEC. This information is only a summary and you should read it in conjunction with North Bay’s consolidated financial statements and notes thereto contained in North Bay’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this document. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 62 for information on where this document is available.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands except share data)

Operating Results
Interest income	38,980	$33,742	$26,585	$22,251	$21,179
Interest expense	9,886	5,082	3,543	2,995	3,691

Net interest income	29,094	28,660	23,042	19,256	17,488
Provision for loan and lease losses	200	815	620	238	576
Noninterest income	4,547	4,064	4,198	3,847	3,111
Noninterest expense	22,461	21,171	18,536	16,315	14,316

Income before income taxes	10,980	10,738	8,084	6,550	5,707
Provision for income taxes	3,854	4,105	3,020	2,179	1,999

Net income	$7,126	$6,633	$5,064	$4,371	$3,708

Per Share Data
Earnings per common share — basic	$1.73	$1.63	$1.26	$1.11	$0.97
Earnings per common share — diluted	$1.66	$1.56	$1.23	$1.08	$0.95
Cash dividends declared per common share	$0.14	$0.14	$0.12	$0.11	$0.10
Dividend payout ratio	8.43%	9.15%	11.27%	11.17%	12.20%
Book value per common share at end of period	$13.94	$12.82	$12.12	$11.50	$10.53
Financial Ratios
Return on average equity	13.24%	13.94%	12.34%	11.70%	11.36%
Return on average assets	1.13%	1.11%	0.97%	1.00%	0.99%
Net interest margin*	5.19%	5.35%	5.00%	4.99%	5.31%
Balance Sheet Data at Period End
Loans (net of deferred fees)	$460,636	$414,880	$377,765	$306,663	$237,627
Allowance for loan losses	$5,052	$4,924	$4,136	$3,524	$3,290
Allowance as percentage of loans (net of deferred fees)	1.10%	1.19%	1.09%	1.15%	1.38%
Total assets	$654,661	$602,697	$562,063	$459,482	$416,458
Total deposits	$475,565	$516,393	$484,493	$406,445	$367,803
Junior subordinated debentures	$10,310	$10,310	$10,310	$10,000	$10,000
Other borrowings	$104,000	$19,000	$19,000	$—	$—
Total shareholders’ equity	$58,121	$50,053	$44,134	$39,441	$35,343

*	Fully tax-equivalent basis

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents historical earnings, book value and cash dividends per share as of December 31, 2006 and the period then ended, for Umpqua and North Bay, together with the pro forma amounts for Umpqua and the pro forma equivalent amounts for North Bay after giving effect to the merger.

The pro forma equivalent per share data for North Bay is calculated by multiplying the pro forma combined per share data for Umpqua by 1.217, the exchange ratio with respect to North Bay shares to be converted into Umpqua shares in the merger. The selected unaudited pro forma financial data for the year ended December 31, 2006, has been derived from, and is qualified by reference to, the audited financial statements and notes thereto contained in Umpqua’s and North Bay’s Annual Reports on Form 10-K for the year ended December 31, 2006. The pro forma financial information for the year ended December 31, 2006, assumes the merger was completed on January 1, 2006 for net income purposes, and on December 31, 2006 for book value purposes. The pro forma data does not include anticipated revenue enhancements, operating cost savings, the after-tax impact of merger-related costs or other fair value adjustments that may arise. The pro forma combined dividend information incorporates historical dividends of Umpqua because Umpqua currently has no intention of changing its dividend policy as a result of the merger. The merger agreement permits North Bay to declare a cash dividend in an amount of $0.14 per share, which has been declared and is payable March 26, 2007 to North Bay shareholders of record as of March 8, 2007. The following information should be read in conjunction with the financial statements and other financial information included elsewhere in this document or incorporated herein by reference. The pro forma data are not necessarily indicative of future operating results or the financial position that will occur upon consummation of the merger.

			Pro Forma
			Combined	Pro Forma per
			Umpqua	Equivalent
	Umpqua	North Bay	and North	North
	Historical	Historical	Bay	Bay Share

Net Income from Continuing Operations Per Common Share for the Year Ended December 31, 2006:
Basic	$1.61	$1.73	$1.59	$1.94
Diluted	$1.59	$1.66	$1.56	$1.90
Cash Dividends Declared:
Year ended December 31, 2006	$0.60	$0.14	$0.60	$0.73
Book Value Per Share At:
December 31, 2006	$19.91	$13.94	$20.78	$25.29

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The table below presents the closing price per share for Umpqua and North Bay common stock as reported by the NASDAQ Global Select and Global Markets, respectively, on January 17, 2007, the last full trading day prior to the public announcement of the proposed merger, and as of March 8, 2007, together with the pro forma equivalent market value of North Bay shares after giving effect to the merger, which is calculated by multiplying the last reported sale of Umpqua common stock by the assumed exchange ratio of 1.217.

	Closing Sales Price
			North Bay
	Umpqua	North Bay	Equivalent

Price per share:
January 17, 2007	$28.77	$30.00	$35.01
March 8, 2007	$26.50	$31.87	$32.25

Historical Market Prices and Dividend Information

Umpqua common stock is quoted on the NASDAQ Global Select Market under the symbol “UMPQ” and North Bay common stock is quoted on the NASDAQ Global Market under the symbol “NBAN”. Umpqua’s and

North Bay’s common stock is registered under the Securities Exchange Act of 1934, as amended, and eligible to be held in margin accounts. On March 8, 2007, Umpqua common stock was held of record by approximately 4,513 shareholders, a number that does not include beneficial owners who hold shares in “street name.” On March 8, 2007, North Bay common stock was held of record by approximately 887 shareholders, a number that does not include beneficial owners who hold shares in “street name.”

The following table lists the high and low sales prices and cash dividends declared per share for each of Umpqua’s and North Bay’s common stock, as reported on NASDAQ for each quarterly period beginning with January 1, 2005, and as adjusted for subsequent stock splits and stock dividends declared. North Bay paid 5% stock dividends on March 31, 2005 and April 12, 2006. Prices do not include retail mark-ups, mark-downs or commissions.

	Umpqua Common Stock			North Bay Common Stock
	High	Low	Dividend	High	Low	Dividend

2005
1st quarter	$25.41	$22.99	$0.06	$31.30	$24.88	$0.14
2nd quarter	$24.23	$19.63	$0.06	$28.81	$22.88	$—
3rd quarter	$25.30	$23.10	$0.08	$29.98	$23.81	$—
4th quarter	$29.25	$22.58	$0.12	$28.76	$24.86	$—
2006
1st quarter	$29.67	$26.25	$0.12	$30.48	$26.00	$0.14
2nd quarter	$28.67	$24.50	$0.12	$31.75	$28.00	$—
3rd quarter	$29.27	$23.98	$0.18	$30.54	$25.21	$—
4th quarter	$30.66	$27.21	$0.18	$29.00	$26.71	$—
2007
1st quarter (through March 8, 2007)	$30.00	$26.11	$—	$34.98	$28.00	$0.14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains and incorporates by reference forward-looking statements about Umpqua, North Bay and the combined company, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies and prospects, management plans and objectives for future operations and projected expenses incurred to complete the merger as well as the performance and financial condition of Umpqua and North Bay after the merger. Statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “possible,” “potential,” “projects,” “strategy,” and similar words or phrases. Forward-looking statements involve substantial risks and uncertainties, many of which are uncertain and difficult to predict and are generally beyond the control of North Bay and Umpqua. Some factors that could cause actual results or earnings to differ materially from historical or expected results include, but are not limited to, those discussed in the “Risk Factors” section of this document and in Umpqua’s and North Bay’s SEC filings incorporated by reference into this document, as well as:

•	the inability to obtain required approvals on acceptable terms, on the anticipated schedule or at all;

•	loss of customers and personnel during the integration process;

•	costs in completing the merger exceeding estimates;

•	revenues following the merger being lower than expected;

•	Umpqua’s ability to successfully integrate acquired entities and achieve expected synergies, operating efficiencies or cost savings;

•	the ability to attract new deposits and loans;

•	increases in competitive pressure among financial institutions;

•	deterioration in economic conditions that could result in greater than anticipated loan losses;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in legal or regulatory requirements; and

•	the ability to recruit and retain certain key management and staff.

Umpqua and North Bay do not intend, and disclaim any duty or obligation, to update these forward-looking statements except as may be required by securities laws. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

Completion of the merger represents an investment by North Bay shareholders in Umpqua’s common stock and an investment by Umpqua in North Bay’s assets and liabilities, each of which will subject the respective investor to various risks. You should carefully consider the following risk factors, as well as the matters addressed in the “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION” section of this document and the information contained in Umpqua’s and North Bay’s filings with the SEC incorporated into this document by reference, before deciding how to vote on the merger proposal.

The market value of Umpqua common stock to be received by North Bay shareholders will fluctuate before and after the merger and will be influenced by the performance of both Umpqua and North Bay prior to closing.

As long as Umpqua’s average closing price for the fifteen consecutive trading day period ending on the fifth business day prior to the projected effective date of the merger is no less than $26.42 and no greater than $33.58 per share, each share of North Bay common stock will be exchanged for the right to receive 1.217 shares of Umpqua common stock. The exchange ratio will not be adjusted for changes in the market price of North Bay common stock. The exchange ratio will be automatically adjusted downward if Umpqua’s stock price is more than $33.58 over the measuring period. If Umpqua’s stock price is less than $26.42, North Bay exercises its right to terminate the merger and Umpqua elects to adjust the exchange ratio, the exchange ratio will be adjusted upward. See “THE MERGER — Merger Consideration.” The value of the consideration that North Bay shareholders receive upon completion of the merger will depend on the market value of Umpqua shares at that time and could vary significantly from the market value on the date of this document or the date of the North Bay special meeting. An unexpected change in the performance or prospects of either Umpqua or North Bay and other factors that are beyond our control such as general market and economic conditions will likely influence the market value of Umpqua’s common stock. The market value of Umpqua shares will continue to fluctuate after the merger is completed.

The combined company may fail to realize all of the anticipated benefits of the merger.

The merger is expected to generate expense reductions of budgeted North Bay non-interest expense and after-tax cost savings when the operations of Umpqua and North Bay are completely integrated, which is expected to be at least six months following closing. The expense reductions are intended to be achieved by eliminating duplicative technology, operations, outside services and redundant staff, and through facility consolidations and purchasing efficiencies. The anticipated cost savings may not be realized fully or at all and could take longer to realize than expected. Any failure to realize the potential benefits could have a material adverse effect on the value of Umpqua common stock.

The integration of banking operations may not be completed efficiently, which could result in the loss of customers and employees.

At the time of the merger, The Vintage Bank and its Solano Bank division will merge with and into Umpqua Bank and operate under the “Umpqua Bank” name and charter. The integration of Umpqua’s and North Bay’s banking operations will involve substantial resources and could be disruptive to the employees and customers of The Vintage Bank and Solano Bank.

The Vintage Bank and Solano Bank customers are accustomed to traditional community bank branch facilities and services under two distinct brands. Umpqua Bank’s facilities operate under a single brand. Customers may not react favorably to re-branding following the merger. Umpqua Bank has transformed itself from a traditional community bank into a community-oriented financial services retailer. In implementing this strategy, Umpqua has remodeled many of its banking branches to resemble retail stores that include distinct physical areas or boutiques such as a “serious about service center,” an “investment opportunity center” and “a computer café.” Over a period of months following the merger, Umpqua intends to remodel and convert some of The Vintage Bank’s and Solano Bank’s branches in a similar fashion. Conversion to the Umpqua model involves significant costs and disrupts banking activities during the remodeling period, and presents a new look and feel to the banking services and products being offered. There is a risk that existing customers and employees will not stay with Umpqua Bank during the remodeling period or after the conversion is completed. There is also a risk that some existing customers and employees may not react favorably to Umpqua Bank’s retail delivery system. There may be delays in completing the conversion, which could cause confusion and disruption in the banking operations. The failure to integrate banking operations efficiently, on budget and in a timely manner could have an adverse effect on the combined company and could result in lower than expected revenues or higher than expected costs following completion of the merger.

Umpqua is pursuing an aggressive growth strategy, which may place heavy demands on its management and infrastructure resources.

Umpqua is one of the faster-growing community financial services organizations in the United States. Umpqua Bank merged with Valley of the Rogue Bank in December 2000 and, in a series of transactions effective December 2001, acquired IFN Bank/Security Bank, Pacific State Bank, Family Security Bank, Lincoln Security Bank, McKenzie State Bank, Oregon State Bank and Linn-Benton Bank. Umpqua completed the acquisition of Centennial Bancorp in November 2002. In July 2004, Umpqua expanded its footprint into California with the acquisition of Humboldt Bancorp. In June 2006, Umpqua acquired Western Sierra Bancorp and its subsidiary banks Western Sierra National Bank, Auburn Community Bank, Central California Bank and Lake Community Bank. From time to time, Umpqua has also explored other merger and acquisition opportunities and expects to continue to do so. Umpqua expects that a substantial amount of its management’s attention and effort will need to be directed at deriving the benefits and efficiencies expected from the merger with North Bay. Moreover, the combined company will be dependent on the efforts of key management personnel to achieve the integration of the merger and any other acquisitions Umpqua may undertake. The loss of one or more key persons could have a material adverse effect upon Umpqua’s ability to achieve the anticipated benefits of the merger.

Continued growth by Umpqua may present operating and other problems that could adversely affect our business, financial condition and results of operations. Our growth may place a strain on our administrative, operational, personnel and financial resources and increase demands on our systems and controls. We anticipate that our business growth may require continued enhancements to and expansion of our operating and financial systems and controls may significantly challenge them. Our inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into our operations could adversely impact our financial condition, results of operations and cash flows. We cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

We may not be successful in overcoming these risks or other problems encountered in connection with acquisitions. Our integration of operations of banks or branches that we acquire may not be successfully accomplished and may take a significant amount of time. Our inability to improve the operating performance of acquired banks and branches or to successfully integrate their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to hire additional employees and retain consultants to assist with integrating our operations, and we cannot assure you that those individuals or firms will perform as expected or be successful in addressing these issues.

Umpqua is involved in non-bank business, which may not perform well in the future.

Umpqua has a licensed retail broker-dealer subsidiary, Strand, Atkinson, Williams & York, Inc. Retail brokerage operations present special risks not generally borne by community banks. For example, the brokerage industry is subject to fluctuations in the stock market that may have a significant adverse impact on transaction fees and customer activity. A decline in fees and commissions could adversely affect the subsidiary’s contribution to Umpqua’s income, and might increase the subsidiary’s capital needs. In its continuing expansion, Umpqua may acquire other financial services companies whose successful integration is not assured and may present additional management challenges and new risks.

North Bay shareholders will own approximately 8.1% of the combined company after the merger and will have less influence over management.

After the merger’s completion, North Bay shareholders will own 8.1% of the combined company, a significantly smaller percentage of Umpqua than their 100% ownership of North Bay. In addition, the Umpqua board of directors will remain the same following the merger and none of the existing North Bay directors will join

Umpqua’s board of directors. Consequently, North Bay shareholders will not be able to exercise influence over the management and policies of Umpqua to the same level they currently influence management and policies of North Bay.

The merger agreement limits North Bay’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation covenants that make it more difficult for North Bay to discuss or commit to third-party proposals to acquire North Bay. North Bay’s board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would violate its fiduciary duties, but taking such actions would entitle Umpqua to terminate the merger agreement. See “THE MERGER AGREEMENT — No Solicitation.” The merger agreement also requires North Bay to pay Umpqua a termination fee of $5 million if the merger agreement is terminated in specified circumstances relating to an alternative acquisition proposal. See “THE MERGER AGREEMENT — Termination — Effect of Termination.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of North Bay from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire North Bay than it might otherwise have proposed to pay.

North Bay directors have entered into agreements that could have the effect of limiting North Bay’s ability to pursue alternatives to the merger.

The merger agreement must be approved by the holders of a majority of the outstanding shares of North Bay common stock entitled to vote at the special meeting. The directors of North Bay, who in the aggregate have the power to vote approximately 10.1% of the outstanding shares of North Bay common stock, have each executed agreements with Umpqua pursuant to which they have agreed to vote their shares in favor of the merger. Each director has agreed, in his or her individual capacity as a shareholder and not in the capacity of a director, that he or she shall not, directly or indirectly, initiate contact with any person or entity in an effort to solicit any alternative acquisition transaction. As a result, only an additional 1,676,466 shares, or 39.9% of the shares outstanding and entitled to vote at the special meeting, are required to approve the merger proposal.

North Bay’s executive officers and directors have financial interests in the merger that are different from the interests of shareholders who are not employees or directors of North Bay.

North Bay’s executive officers and a special committee of the North Bay board of directors negotiated the terms of the merger agreement, and North Bay’s board of directors unanimously approved and recommended that North Bay’s shareholders vote to approve and adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware that North Bay’s executive officers and directors have financial interests in the merger that are different from and in addition to the interests they share with you as a North Bay shareholder. See “THE MERGER — Interests of North Bay Directors and Executive Officers in the Merger” for detailed information about these interests, including the accelerated vesting of stock options and restricted stock awards, payments pursuant to employment agreements and accelerated vesting of supplemental executive retirement benefits.

NORTH BAY SPECIAL MEETING

When and Where the Meeting Will Be Held

The special meeting of North Bay shareholders will be held on April 25, 2007 at 7:00 p.m., local time, at Silverado Resort, Grand Ballroom, 1600 Atlas Peak Road, Napa, California.

Proposals at the Meeting

At the special meeting, North Bay shareholders will be asked to consider and vote to:

•	approve the principal terms of the merger agreement; and

•	approve, if necessary, any adjournments or postponements of the special meeting to solicit additional proxies.

No other matters may be brought before the special meeting.

Who May Vote?

North Bay’s board of directors has fixed the close of business on March 8, 2007 as the record date for determining North Bay shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were 4,201,600 shares outstanding and eligible to vote at the meeting, held by approximately 887 holders of record.

Voting

North Bay shareholders may vote in person at the special meeting, but do not have to attend the meeting to vote their shares. North Bay shareholders may vote their shares by proxy. Even if you plan to attend the meeting, you should submit a properly executed proxy either by completing, signing, dating and returning the proxy card or by following the instructions on the proxy card for touch-tone telephone or Internet voting.

How Will Proxy Holders Vote My Shares?

A completed and properly executed proxy received by North Bay prior to the commencement of the meeting, and not revoked, will be voted as directed by you. A signed proxy that is submitted without voting instructions will be voted by the named proxy holders “FOR” the merger proposal and, if necessary, “FOR” adjournment or postponement of the meeting to solicit additional proxies. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof.

The board of directors has named Terry L. Robinson and Wyman G. Smith as proxy holders. Their names appear on the proxy form accompanying this document.

Revoking a Proxy

A proxy may be revoked by:

•	calling the toll free number on the proxy card and following the directions provided at least 24 hours before the meeting;

•	going to the web site listed on the proxy card and following the instructions provided at least 24 hours before the meeting;

•	submitting a properly executed proxy on a later date, but prior to the meeting;

•	notifying North Bay’s corporate Secretary, Wyman Smith, in writing of the revocation of your proxy prior to the meeting; or

•	voting in person at the special meeting — however, simply attending the meeting will not, in and of itself, revoke a proxy.

You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

North Bay Bancorp
1190 Airport Road
P.O. Box 2200
Napa, CA 94558
Attn: Wyman Smith, Secretary

North Bay Shares Held in Street Name

If you hold your shares in “street name,” meaning in the name of a bank, broker or other record holder, you must either direct the record holder of your shares how to vote or obtain a legal proxy from the record holder to vote at the special meeting.

If you do not instruct your broker or other nominee how to vote, the broker may submit a proxy without a vote, which is referred to as a broker non-vote. Brokers holding shares of North Bay common stock as nominees will not have discretionary authority to vote in the absence of instructions from the beneficial owners on the merger proposal. The failure to provide voting instructions and the resulting broker non-vote will have the same effect as a vote against the merger proposal.

How We Determine a Quorum

North Bay must have a quorum to conduct any business at the special meeting. Shareholders holding at least a majority of the outstanding shares of North Bay’s common stock must attend the meeting in person or by proxy to have a quorum. If you attend the meeting or submit a proxy, but abstain from voting on a given matter, your shares will be counted as present for determining a quorum. Broker non-votes will also be counted as present for determining a quorum.

How We Count Votes

Each share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. Abstentions or broker non-votes will not be counted for or against the merger proposal, but they will have the effect of a vote against the proposal.

Vote Required to Approve the Merger

The affirmative vote of the holders of a majority of all shares of North Bay common stock outstanding on the record date is required to approve the merger proposal. An abstention or a broker non-vote will therefore have the effect of a vote against the merger agreement. North Bay’s board of directors urges you to submit your proxy by mail, touch-tone telephone or the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Proxy Solicitation

The accompanying North Bay proxy is being solicited by the North Bay board of directors. North Bay will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone and electronic communication. Banks, brokerage houses, other institutions, nominees and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of North Bay and its subsidiaries, acting on North Bay’s behalf, may solicit proxies personally. North Bay has also made arrangements with The Altman Group, Inc., to assist in soliciting proxies, and has agreed to pay The Altman Group $7,500 plus reasonable expenses estimated at approximately $5,000. North Bay will pay, upon request, the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the officers, directors or employees of North Bay or any of its subsidiary banks.

SHARES OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND
SIGNIFICANT SHAREHOLDERS

Ownership of North Bay by North Bay Management and Others

On March 8, 2007 North Bay directors and executive officers owned 464,535 shares entitled to vote at the special meeting, constituting approximately 11.1% of the total shares outstanding and entitled to vote at the meeting. Each North Bay director has agreed to vote his or her shares in favor of the merger proposal.

The following table sets forth information regarding the beneficial ownership of North Bay common stock, as of March 8, 2007 by each North Bay director and executive officer, all North Bay directors and executive officers as a group and shareholders who own 5% or more of North Bay’s common stock.

		Amount and Nature of		Percent of
Name	Nature of Position	Beneficial Ownership		Class

Thomas N. Gavin	Director of North Bay and The Vintage Bank	19,409	(2, 3)	0.45%
David B. Gaw	Chairman of the Board and Director of North Bay and The Vintage Bank	44,299	(4)	1.02%
Fred J. Hearn	Director of North Bay and The Vintage Bank	27,303	(2, 5)	0.63%
Richard S. Long	Director of North Bay and The Vintage Bank	45,067	(2, 6)	1.04%
Thomas F. Malloy	Director of North Bay and The Vintage Bank	127,696	(2, 7)	2.93%
John A. Nerland	Executive Vice President of North Bay and Chief Credit Officer of The Vintage Bank	34,528	(2, 8)	0.79%
Terry L. Robinson	Director, President and CEO of North Bay and CEO and Director of The Vintage Bank	182,985	(2, 9)	4.20%
Stephanie Rode	Senior Vice President and Compliance/Risk Manager of The Vintage Bank	6,946	(10)	0.16%
Dennis Schmal	Director of North Bay and The Vintage Bank	0	(2)	0%
Thomas Shelton	Director of North Bay and The Vintage Bank	13,144	(2, 11)	0.30%
Wyman G. Smith	Corporate Secretary and General Counsel of North Bay and The Vintage Bank	32,203	(2, 12)	0.74%
Stephen Spencer	Director of North Bay and The Vintage Bank	21,188	(2, 13)	0.49%
Denise Suihkonen	Director of North Bay and The Vintage Bank	19,260	(2, 14)	0.44%
Glen C. Terry	President of The Vintage Bank	15,991	(2, 15)	0.37%
James E. Tidgewell	Director of North Bay and The Vintage Bank	26,185	(2, 16)	0.60%
Gary C. Wallace	Director of North Bay and The Vintage Bank	300	(2)	0.01%
Michael W. Wengel	Executive Vice President and CFO of North Bay and The Vintage Bank	0	(2)	0%
All Current Executive Officers and Directors as a group (total
of 17)		616,504	(17)	14.16%

(1)	In computing the percentage of outstanding Common Stock owned beneficially by each director and executive officer, the number of shares beneficially owned has been divided by the number of outstanding shares on the

Record Date and assuming options exercisable by the director and executive officer within 60 days have been exercised.

(2)	Pursuant to California law, personal property held in the name of a married person may be community property as to which either spouse has the power and ability to manage and control in its entirety.

(3)	Included in the total for Mr. Gavin are 1,365 shares held by NY Life Securities as custodian FBO Patrice M. Gavin as to which he may indirectly have shared voting power. Also included in the total for Mr. Gavin are 14,854 shares as to which Mr. Gavin holds an option exercisable as of May 8, 2007.

(4)	Included in the total for Mr. Gaw are 34,221 shares held in the name of the Gaw Family Trust dated September 22, 1999, of which he is the trustee; 298 shares held as custodian for a minor under the California Uniform Transfers to Minors Act, 413 shares held by an immediate family member who shares the same home, and 3,253 shares held for the Gaw, Van Male, Smith, Myers & Miroglio Profit Sharing Plan of which Mr. Gaw is a trustee as to which he has shared voting power and as to which he disclaims beneficial ownership. Also included in the total for Mr. Gaw are 5,345 shares as to which Mr. Gaw holds an option exercisable as of May 8, 2007.

(5)	Included in the total for Mr. Hearn are 10,123 shares held in the name of the Hearn Family Trust dated December 31, 1996 of which Mr. Hearn is a trustee and as to which he has shared voting power; 1,316 shares held by Diane E. Hearn as custodian for minors under the California Uniform Transfers to Minors Act as to which Mr. Hearn may indirectly have shared voting power; and 910 shares held in Joint Tenancy with Alma Haslett as to which he has shared voting power. Also included in the total for Mr. Hearn are 14,854 shares as to which Mr. Hearn holds an option exercisable as of May 8, 2007.

(6)	Included in the total for Mr. Long are 20,099 shares held in the Richard S. Long and Cynthia A. Long Trust dated September 15, 1993, of which Mr. Long is trustee; 945 shares held by Charles Schwab & Co. as custodian FBO Cynthia A. Long IRA dated 4/05/93 as to which Mr. Long may indirectly have shared voting power; and 15,457 shares as to which Mr. Long holds an option exercisable as of May 8, 2007.

(7)	Included in the total for Mr. Malloy are 80,621 shares held in the name of the Malloy Family Trust dated August 31, 1990, of which he is a trustee and as to which he has shared voting power; and 38,307 shares held in the name of the Malloy Imrie & Vasconi Insurance Services LLC 401(k) Profit Sharing Plan of which he is not a trustee but may indirectly have shared voting power; and 5,345 shares as to which Mr. Malloy holds an option exercisable as of May 8, 2007.

(8)	Included in the total for Mr. Nerland are 85 shares held in the name of the Nerland Trust dated October 5, 2000, of which Mr. Nerland is the trustee; and 20,167 shares as to which Mr. Nerland holds an option exercisable as of May 8, 2007 and 5,000 which are subject to forfeiture.

(9)	Included in the total for Mr. Robinson are 65,464 shares held in the name of Snake River Honey Co., Inc., of which he is a director and as to which he has shared voting power; and 17,612 shares as to which Mr. Robinson holds an option exercisable as of May 8, 2007.

(10)	Included in the total for Ms. Rode are 6,046 shares as to which Ms. Rode holds an option exercisable as of May 8, 2007 and 900 shares which are subject to forfeiture.

(11)	Included in the total for Mr. Shelton are 1,000 shares held in the name of the Stone Bridge Cellars 401(k) Profit Sharing Plan of which he is not a trustee but may indirectly have shared voting power; 8,992 shares as to which Mr. Shelton holds an option exercisable as of May 8, 2007.

(12)	Included in the total for Mr. Smith are 400 shares held by Wachovia Securities as custodian FBO Kathleen Smith IRA as to which Mr. Smith may indirectly have voting power; 3,440 shares held in the name of Wyman G. Smith, Jr. Martial Trust of which Mr. Smith is the trustee; 45 shares which Mr. Smith holds as custodian for minor children under the California Uniform Transfers to Minor Act; and 5,345 shares as to which Mr. Smith holds an option exercisable as of May 8, 2007.

(13)	Included in the total for Mr. Spencer are 453 shares held in Joint Tenancy with Christina Spencer as to which he has shared voting power; 453 shares held in Joint Tenancy with Stephanie Spencer as to which he has shared voting power; 453 shares held in Joint Tenancy in the names of Haley Monson and Patricia Monson (Spencer) as to which he may indirectly have shared voting power; 430 shares held in the name of Premier Commercial 401(k) Profit Sharing Plan of which Mr. Spencer is a trustee and may indirectly have shared voting power; and 4,564 held in the name of Solano Gateway Realty, Inc. Profit Sharing Plan of which he is a trustee and as to which he has shared voting power. Also included in the total for Mr. Spencer are 14,697 shares as to which Mr. Spencer holds an option exercisable as of May 8, 2007.

(14)	Included in the total for Ms. Suihkonen are 2,278 shares held by Edward D, Jones & Co. as custodian FBO Andrew T. Suihkonen IRA as to which Ms. Suihkonen may indirectly have shared voting power; and 7 shares held in Tenancy in Common with Kristen D. Suihkonen as to which she has shared voting power. Also included in the total for Ms. Suihkonen are 14,697 shares as to which Ms. Suihkonen holds an option exercisable as of May 8, 2007.

(15)	Included in the total for Mr. Terry are 2,868 shares held by DLJ Investment Services Group FBO Shawna Terry IRA as to which he may indirectly have shared voting power. Also included in the total for Mr. Terry are 8,558 shares as to which Mr. Terry holds an option exercisable as of May 8, 2007.

(16)	Included in the total for Mr. Tidgewell are 5,345 shares as to which Mr. Tidgewell holds an option exercisable as of May 8, 2007.

(17)	In computing the percentage of outstanding Common Stock owned beneficially by all Current Executive Officers and Directors as a group, it is assumed that those options granted to any member of the group which are exercisable within 60 days have been exercised and that therefore, the total number of outstanding shares of the class has been increased by 151,969, the number of shares subject to the exercisable options by all members of the group.

Ownership of Umpqua by Umpqua Management and Others

The following table sets forth the shares of common stock beneficially owned as of March 8, 2007, by each director and each named executive officer of Umpqua, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock, no par value. The address of each of the directors and named executive officers is c/o Umpqua Holdings Corporation, Umpqua Bank Plaza, One SW Columbia Street, Portland, Oregon 97258.

	Amount
	and Nature
	of Beneficial		Percent
Name	Ownership(1)		of Class

Lynn K. Herbert	575,849	(2)	1.0%
Raymond P. Davis	379,007	(3,4)	*
Allyn C. Ford	167,337		*
Theodore S. Mason	138,703	(5)	*
Daniel A. Sullivan	136,384	(6)	*
Ronald F. Angell	128,388	(7)	*
Dan Giustina	114,617	(8)	*
Brad F. Copeland	82,855	(3,9)	*
Mathew A. Bruno	59,885		*
David M. Edson	57,945	(10)	*
Thomas W. Weborg	36,557	(11)	*
William A. Lansing	34,454	(3)	*
William T. Fike	20,360	(12)	*
David B. Frohnmayer	14,610	(3)	*
Scott D. Chambers	12,716		*
Stephen M. Gambee	8,794		*
Diana E. Goldschmidt	8,189		*
Diane D. Miller	6,514	(3)	*
Bryan L. Timm	3,327		*

All directors and executive officers as a group (22 persons)	2,083,345	(2-12)	3.6%
Capital Research & Management Company	3,049,700	(13)	5.2%
333 South Hope Street,
Los Angeles, CA 90071
Barclay’s Global Investors NA	3,772,102	(14)	6.5%
45 Fremont Street,
San Francisco, CA 94105
Select Equity Group, Inc.	4,150,999	(15)	7.1%
George S. Loening
380 Lafayette Street, 6th Floor,
New York, NY 10007

*	Less than 1.0%.

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans and IRAs.

(2)	Includes shares held jointly with his spouse. Also includes shares held as trustee.

(3)	Includes shares held with or by his/her spouse.

(4)	Includes 227,500 shares covered by options exercisable within 60 days.

(5)	Includes 55,546 shares covered by options exercisable within 60 days.

(6)	Includes 74,000 shares covered by options exercisable within 60 days.

(7)	Includes 15,208 shares covered by options exercisable within 60 days.

(8)	Includes 6,316 shares covered by options exercisable within 60 days.

(9)	Includes 56,920 shares covered by options exercisable within 60 days.

(10)	Includes 42,000 shares covered by options exercisable within 60 days.

(11)	Includes 10,227 shares covered by options exercisable within 60 days.

(12)	Includes 7,500 shares covered by options exercisable within 60 days.

(13)	This information is taken from a Schedule 13G/A filed February 12, 2007 with respect to holdings as of December 29, 2006. The reporting person has disclaimed beneficial ownership pursuant to SEC Rule 13d-4.

(14)	This information is taken from a Schedule 13G filed January 23, 2007 with respect to holdings as of December 31, 2006. The reporting person has disclaimed beneficial ownership pursuant to SEC Rule 13d-1.

(15)	This information is taken from a Schedule 13G/A filed February 15, 2007 with respect to holdings as of December 31, 2006.

THE MERGER

The following description of the merger is not complete and is qualified in its entirety by reference to the merger agreement attached as Appendix A and the plan of merger attached as Appendix B. We urge you to carefully read the merger agreement and the plan of merger.

General

Umpqua, Umpqua Bank, North Bay and The Vintage Bank have entered into an Agreement and Plan of Reorganization, dated as of January 17, 2007. The Agreement and Plan of Reorganization is generally referred to as the merger agreement in this document.

Subject to the terms and conditions of the merger agreement, and in accordance with Oregon law, when the merger becomes effective, North Bay will merge with and into Umpqua. Umpqua will be the surviving corporation, and the separate corporate existence of North Bay will cease upon completion of the merger. Umpqua’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company. See “COMPARISON OF RIGHTS OF SHAREHOLDERS” for, among other things, a discussion of the differences between Umpqua’s and North Bay’s articles of incorporation and bylaws. Immediately after the merger of North Bay into Umpqua, The Vintage Bank will merge with and into Umpqua Bank, with Umpqua Bank surviving the merger.

In connection with the merger of North Bay into Umpqua, as long as the average closing price of Umpqua common stock over the fifteen consecutive trading day period ending on the fifth business day prior to the projected effective date of the merger is no less than $26.42 and no greater than $33.58, North Bay shareholders will receive 1.217 shares of Umpqua common stock in exchange for each share of North Bay common stock held. See “— Merger Consideration — Participation in Subsequent Transactions.” After completion of the merger, North Bay shareholders who receive Umpqua common stock in exchange for their North Bay common stock will own approximately 8.1% of the combined company, and continuing Umpqua shareholders will own approximately 91.9%.

Background of the Merger

In July 2004, Umpqua acquired Humboldt Bancorp, which operated a branch in Napa, California. The acquisition was Umpqua’s first step in its strategy of expanding into markets from Sacramento to Seattle. In May 2005, Umpqua opened its first “next generation” retail and commercial store in California at a Napa location replacing a former Humboldt Bancorp branch. In June 2006, Umpqua acquired Western Sierra Bancorp which significantly enhanced Umpqua’s presence in Northern California, particularly in and around Sacramento.

At the annual strategic planning retreat of North Bay’s board of directors held on October 21 and 22, 2006, the North Bay board received and discussed an annual situational and risk assessment presentation from management together with a presentation regarding the banking environment generally and North Bay’s valuation from Joseph Colmery, or Colmery, an industry consultant to the board with extensive experience in bank mergers and acquisitions. After considering these presentations, pressure on interest margins, the ability of North Bay to continue to achieve its financial performance goals in the future, and consolidation in the banking industry, the North Bay board, among other alternatives discussed, considered the possibility of engaging in a strategic transaction with another financial institution. As a result, the board established a special committee to, with the assistance of Colmery, identify potential financial advisors, evaluate merger and acquisition options and assess the interest of selected strategic partners. At this meeting, Terry L. Robinson, President and Chief Executive Officer of North Bay, also updated the board on periodic unsolicited expressions of interest that had been received from representatives of other financial institutions, including Umpqua, regarding interest in a transaction with North Bay.

As part of Umpqua’s ongoing strategic expansion, Umpqua continuously develops and analyzes potential acquisition candidates. In California, Raymond P. Davis, President and Chief Executive Officer of Umpqua, and William T. Fike, President of Umpqua Bank — California Region, periodically meet with their counterparts at financial institutions in Umpqua’s market areas and surrounding communities. In May 2006, Messrs. Davis and Fike met with Mr. Robinson to discuss Umpqua’s and North Bay’s general strategic directions. On May 26, 2006, Mr. Davis reported to the Executive/Governance Committee of Umpqua’s board of directors that he and Mr. Fike had met with Mr. Robinson.

In early November 2006, the North Bay special committee and Colmery held discussions with representatives of Howe Barnes Hoefer & Arnett Investments, Inc., or Howe Barnes, and developed and ranked a list of potential strategic partners, including Umpqua. On November 8, 2006 the special committee determined that it would recommend the engagement of Howe Barnes as a financial advisor to North Bay. Thereafter, on November 14, 2006, the North Bay board, upon the recommendation of the special committee, approved the engagement of Howe Barnes as a financial advisor to North Bay and to solicit interest among potential strategic partners selected by the special committee.

At Umpqua’s annual board strategic planning retreat, held November 10-12, 2006, the board and senior management of Umpqua confirmed the strategy of continued growth in Northern California, including markets surrounding Sacramento, through strategic opportunities and de novo branching. In November 2006, Mr. Davis contacted Mr. Robinson to determine North Bay’s interest in a potential transaction. Using publicly available information, the potential transaction was analyzed by Umpqua and Milestone Advisors, its financial advisor, and discussions regarding price and structure of the potential transaction progressed.

On November 17, 2006, Umpqua sent an initial, non-binding term sheet and offer letter to North Bay proposing an all stock merger transaction with a proposed fixed exchange ratio, subject to completion of a due diligence review of North Bay’s business and assets.

On December 1, 2006, Howe Barnes reported to the North Bay special committee that indications of interest had been solicited from the top five potential strategic partners selected by the committee and that, after entering into confidentiality agreements in connection with the sharing of non-public information with each other, indications of interest had been received from Umpqua and two other companies. The Howe Barnes report included an analysis of the indications of interest received, an analysis of the potential strategic partners, and a report regarding comparable merger and acquisition transactions. The indications of interest from the two other companies were not as financially attractive as the then existing proposal of Umpqua. The special committee discussed each of the indications of interest received, considered the comments and recommendations of Howe Barnes and Colmery and considered the interests of North Bay’s customers and employees and the communities in which North Bay does business. The special committee requested that Howe Barnes develop a summary of the indications of interest for further review by the committee and presentation to the North Bay board.

On December 4, 2006, Howe Barnes presented a summary of the indications of interest to the North Bay special committee. In its discussion of this summary, the special committee also considered the information reported by Howe Barnes on December 1. This discussion concluded with the recommendation by the North Bay special committee to the board of directors that Howe Barnes be authorized to extend its talks with Umpqua to further gauge Umpqua’s interest and commence exclusive negotiations.

On December 4, 2006, Howe Barnes presented the summary of indications of interest to the North Bay board. After considering the presentation by Howe Barnes and the recommendations of Colmery and the special committee, the board authorized Howe Barnes to negotiate with Umpqua to improve its indication of interest. The board delegated to the special committee the authority to approve price protection terms.

On December 5, 2006, Howe Barnes reported to the special committee that Umpqua had increased its proposed fixed exchange ratio and proposed revised price protection terms. Following discussion the committee authorized Howe Barnes to seek an improvement of Umpqua’s proposed price protection terms.

On December 6, 2006, Umpqua provided North Bay with an updated non-binding term sheet that proposed an all stock merger with North Bay with a revised proposed fixed exchange ratio subject to completion of a due diligence review of North Bay. The non-binding term sheet was accompanied by a standstill letter agreement providing for mutual confidentiality of non-public information exchanged by Umpqua and North Bay in connection with conducting due diligence investigations and exclusive negotiation with Umpqua through January 12, 2007.

On December 8, 2006, Mr. Davis gave a presentation to the North Bay board regarding Umpqua, the prospects for the combined company should a potential transaction be consummated and the rationales for North Bay’s shareholders, including greater liquidity, cash dividend increase and positioning for additional growth. Following this presentation, a representative of Howe Barnes updated the North Bay board on the status of discussions with Umpqua. The North Bay board then authorized management and the special committee to conduct exclusive negotiations through Howe Barnes with Umpqua consistent with the December 6, 2006 non-binding term sheet and letter agreement for confidentiality and exclusive negotiations. On December 8, 2006, the standstill letter agreement was executed by North Bay that, among other things, obligated North Bay to cease negotiations with potential acquirers other than Umpqua through January 12, 2007.

From December 11 to December 15, 2006, Umpqua conducted off-site due diligence with respect to North Bay and its business. From December 20 to December 21, 2006, North Bay conducted on-site due diligence with respect to Umpqua and its businesses. Umpqua, North Bay and their respective financial and legal advisors continued to conduct due diligence with respect to each other and each other’s businesses throughout the remainder of December and into January 2007. During this period, North Bay’s special committee met numerous times to monitor the results of the due diligence investigations, receive due diligence reports from Howe Barnes, Gaw Van Male Smith Myers & Miroglio, PLC, or Gaw Van Male, North Bay’s general counsel, and Nixon Peabody LLP, North Bay’s legal counsel, and remain abreast of business issues requiring negotiation and approve resolution of those issues.

On December 20, 2006, Mr. Davis reported to Umpqua’s board of directors at its regularly scheduled meeting on the strategic opportunity with North Bay, including the status of due diligence of negotiations with North Bay regarding business terms. Mr. Davis also reported on the relative expense of de novo branching in the markets served by North Bay, and requested that the board delegate authority to the Executive/Governance Committee to approve matters related to the merger negotiations if necessary prior to Umpqua’s regularly scheduled January board of directors meeting.

In the afternoon on December 20, 2006, Foster Pepper LLP, Umpqua’s counsel, provided the first draft of the merger agreement to North Bay, Gaw Van Male and Nixon Peabody. Over the following week, Foster Pepper provided proposed amended and restated employment agreements for members of North Bay’s management, and voting, non-competition and non-solicitation agreements for members of North Bay’s board. North Bay and Umpqua and their respective financial and legal advisors continued to negotiate the terms of a transaction between the two parties, including the terms of the draft merger agreement, proposed amended and restated employment agreements, director voting, non-competition and non-solicitation agreements and proposed amendment and restatement of North Bay’s executive supplemental retirement plan. Between December 20, 2006 and January 15, 2007, North Bay’s special committee conducted eleven meetings, attended by representatives of management, Howe Barnes, Gaw Van Male, Nixon Peabody and Colmery, to update the committee on the status of negotiations between the parties and to seek the committee’s guidance with respect to various issues.

On January 8, 2007, a special meeting of North Bay’s board was held to apprise the board of the status of the proposed transaction, follow-on negotiations and the results of due diligence investigation of Umpqua. Also, in attendance at this meeting were Colmery and representatives of Howe Barnes, Gaw Van Male and Nixon Peabody. At this meeting the director voting, non-competition and non-solicitation agreements were reviewed and discussed, as well as Umpqua’s then current proposal with respect to the exchange ratio and other terms of the proposed transaction. The committee recommended no action until it was clear that there were no additional unresolved business issues. Subsequently, the committee authorized an extension of the exclusive negotiation period under the standstill letter agreement to allow additional time to reach agreement upon unresolved business issues. An updated standstill agreement was executed on January 11, 2007 that extended the non-solicitation period contained therein through January 18, 2007.

On January 15, 2007, after considering the final business and pricing issues as well as employee related issues over the course of a series of meetings, North Bay’s special committee determined to recommend that North Bay’s board approve a fixed exchange ratio of 1.217. The North Bay special committee made its recommendation subject to approval of the definitive agreements, final reports of North Bay’s financial and legal advisors and receipt of an opinion from Howe Barnes that the proposed transaction is fair, from a financial point of view, to the holders of the outstanding shares of common stock of North Bay.

On January 16, 2007, North Bay’s special committee reviewed with North Bay’s financial and legal advisors the terms of the proposed transaction and the draft definitive agreements. Management and representatives of the advisors reported to the committee that the terms of the proposed merger and draft definitive agreements were in substantially final form. The Committee was presented with written due diligence reports from the financial and legal advisors and also with a documentation report from Howe Barnes relating to the fairness of the proposed merger. After a review of the terms of the proposed transaction and discussion, the committee unanimously agreed to recommend to the North Bay board of directors that they approve the transaction with Umpqua.

On January 16, 2007, North Bay’s board of directors held a special meeting to consider the proposed transaction with Umpqua. Also in attendance at this meeting were representatives of Howe Barnes, Gaw Van Male and Nixon Peabody. A representative of Nixon Peabody reviewed with the board its fiduciary duties, following which the representative of Nixon Peabody, a representative of Gaw Van Male and management reviewed with the board the proposed terms of the transaction with Umpqua and the definitive agreements, including the proposed amendments to the employment agreements, amendment and restatement of North Bay’s supplemental executive retirement plan, and director voting, non-competition and non-solicitation agreements. The representatives of Howe Barnes then made a presentation to the board regarding the proposed transaction with Umpqua which, based on the closing price for Umpqua of $29.14 per share on January 8, 2007, equated to an offering price of $35.46 per share for all of the outstanding North Bay common stock and stock equivalents, equating to an aggregate deal value of approximately $157.8 million. The representatives of Howe Barnes delivered to the North Bay board its written opinion, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in Howe Barnes’ opinion, the proposed fixed exchange ratio of 1.217 was fair, from a financial point of view to North Bay’s shareholders. The board of directors asked questions of, and received answers from, North Bay’s financial and legal advisors. Based on all relevant factors they considered material, including among other things, the opinion, competency and reliability of Howe Barnes and the recommendation of the special committee, the purchase price, the greater liquidity for shareholders, the cash dividend increase and prospects for additional growth, the board of directors of North Bay unanimously approved the merger and the definitive agreements and determined that the merger is fair to and in the best interests of North Bay and its shareholders and determined to recommend that the shareholders of North Bay approve the principal terms of the merger agreement.

On January 17, 2007, at Umpqua’s regularly scheduled board meeting, the board of directors considered the proposed merger with North Bay. Management summarized the results of their due diligence investigation and the projected financial results of the proposed merger. A representative from each of Foster Pepper and Milestone Advisors attended the meeting. The directors received and considered a detailed analysis and fairness opinion stating that the consideration to be paid by Umpqua to North Bay shareholders as provided in the merger agreement was fair, from a financial point of view, to Umpqua’s shareholders from Milestone Advisors. Mr. Davis and a representative of Foster Pepper reviewed the terms of the merger agreement with the board. Foster Pepper’s representative reviewed with the board its fiduciary duties. The board asked questions of, and received answers from, Umpqua’s financial and legal advisors and considered the factors they deemed relevant to the proposal before voting unanimously to approve the transaction.

After the close of business on January 17, 2007, the parties executed and delivered the merger agreement. On January 18, 2007, the parties issued a joint press release announcing the proposed merger.

Umpqua’s Reasons for the Merger

In the course of reaching its decision to approve the merger agreement, including the issuance of shares of Umpqua common stock to North Bay shareholders, Umpqua’s board of directors considered and reviewed with senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including Umpqua’s strategic plan. Umpqua’s board of directors determined that the merger would advance Umpqua’s strategic plan and that the proposed merger is in the best interests of Umpqua and its shareholders. Umpqua’s board of directors carefully considered the following potentially positive factors in its deliberations:

•	The opinion of Milestone Advisors, LLC, which is attached as Appendix C, that as of January 17, 2007, the consideration to be paid to North Bay shareholders in the merger was fair, from a financial point of view, to Umpqua shareholders. The board considered the factors discussed in Milestone Advisors’ analysis but did not assign or consider any specific weighting to those factors.

•	The effectiveness of the merger in implementing Umpqua’s growth strategy. The board reviewed the markets served by North Bay and recognized in the merger the ability for Umpqua to enhance its presence in Northern California, in communities adjacent to markets currently served by Umpqua but with minimal overlap.

•	A presentation by management of its due diligence review of North Bay, including the business, operations, earnings, asset quality, financial condition and corporate culture of North Bay on a historical, prospective, and pro forma basis. These reviews found North Bay to be financially sound and well capitalized.

•	Umpqua management’s prior record of integrating acquired financial institutions, and the likelihood of being able to effectively complete the merger and integrate the two companies.

•	The compatibility of corporate goals and the respective contributions the parties would bring to a combined institution. The board noted the similar community banking philosophies of the management and employees of both institutions.

•	The complementary customer bases, products and services of Umpqua and North Bay could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across the combined company.

•	The compatibility of each company’s data processing systems that should significantly reduce the integration costs and risk of errors in customer account conversions.

•	The minimal overlap of store locations with Umpqua having one branch in Napa, which, when coupled with the new markets served by The Vintage Bank and its Solano Bank division in surrounding areas, the Umpqua board believed presented a desirable strategic opportunity for expansion of its existing store network.

•	The expanded opportunities for revenue enhancement and synergies that are expected to result from the merger. The board assessed possible synergies and recognized that the combined organization could reduce aggregate expenses that Umpqua and North Bay incur in areas such as salaries and benefits, occupancy expense, professional and outside service fees, and communications expense.

•	The execution of amended and restated employment agreements and supplemental executive retirement plans by executive officers of North Bay and The Vintage Bank, which provide incentives to key employees to remain with Umpqua during the integration period following completion of the merger. The board considered the commitments of such officers as indications that the integration process and Umpqua’s move into new markets would be successful and that the presence of senior management from North Bay would help assure continuity in the operation of the combined company.

•	The terms of the merger agreement and the Voting, Non-Competition and Non-Solicitation Agreements executed by each director of North Bay in connection with the merger. The board viewed the commitment of all directors to support the merger as indications that the merger would likely be consummated.

•	The tax effects of the merger. The board considered that the merger would qualify as a corporate reorganization entitled to favorable tax treatment for the parties to the merger and for their shareholders.

The Umpqua board of directors did not assign any specific or relative weight to the information it reviewed in the course of its consideration.

North Bay’s Reasons for the Merger and Recommendation of North Bay’s Board of Directors

In reaching its determination to approve and adopt the merger agreement, the board of directors of North Bay consulted with North Bay’s management, its financial advisors and consultants, and legal advisors, and considered a number of favorable and unfavorable factors, including without limitation the following:

•	The opinion of Howe Barnes, which is attached as Appendix D, that, as of January 16, 2007, the exchange ratio, as set forth in the merger agreement, was fair, from a financial point of view, to North Bay’s shareholders.

•	The terms of the merger, including the exchange ratio, and various other documents related to the merger.

•	The results of the due diligence review of Umpqua’s business, operations, financial condition, legal affairs, asset quality and corporate culture conducted by North Bay management with the assistance of its advisors.

•	The concerns of the North Bay board with regard to the banking environment, including continued consolidation in the banking industry, competition, pressure on interest margins and the ability of North Bay to continue to meet its goals and to execute on its business plan.

•	The current and prospective economic and competitive environment facing the financial services industry generally, including the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term.

•	The fact that the merger will allow North Bay shareholders, as shareholders of Umpqua, to share in the potential growth and increased diversification of a significantly larger three-state financial holding company, including better future prospects than North Bay was likely to achieve on a stand-alone basis, a more diversified customer base, and more diversified revenue sources.

•	The North Bay board of directors’ review, based in part on presentations by its financial advisors and consultants and North Bay’s management, of the business, operations, financial condition and earnings of Umpqua on an historical and prospective basis and of the combined company on a pro forma basis and the historical stock performance of Umpqua’s common stock and Umpqua’s greater market capitalization and liquidity relative to North Bay.

•	The terms of the merger agreement, including a provision permitting North Bay to terminate the merger agreement if the weighted average closing price of Umpqua’s common stock over the fifteen trading day period ending on the fifth business day prior to the projected merger closing date is less than $26.42, thereby limiting the risk to North Bay’s shareholders of possible significant and disproportionate declines in the trading price of Umpqua’s common stock unless Umpqua elects to increase the exchange ratio or pay additional cash consideration.

•	The fact that, based on the closing price of Umpqua’s common stock on January 12, 2007, the value of the per share merger consideration to be received by North Bay shareholders represented a multiple of North Bay’s diluted earnings per share (based on estimated 2006 earnings) of 23.23x and a multiple of book value per share as of September 30, 2006 of 2.83x.

•	The fact that, based on the closing price of Umpqua’s common stock on January 12, 2007, the value of the per share consideration to be received by North Bay shareholders represented a premium of 25.72% over the closing price of North Bay common stock on that date, and a premium of 26.34% over the average closing price North Bay common stock for the fifteen trading days prior to the announcement of the transaction.

•	The fact that the merger agreement permits North Bay to declare a cash dividend in the amount of $0.14 per share so long as the dividend is paid prior to the effective time of the merger if the merger is not consummated by March 31, 2007 and the probability that North Bay’s shareholders will receive higher dividend income with respect to the shares of Umpqua’s common stock to be received in the merger, based on Umpqua’s historical dividend rate.

•	The fact that North Bay’s management has interests in the transactions that are in addition to North Bay’s shareholders generally, which may create a conflict of interest.

•	The North Bay board’s belief that a merger with Umpqua would enable North Bay shareholders to participate in a combined company that would have better future prospects than North Bay was likely to achieve on a stand-alone basis, including a more diversified customer base and, therefore, more diversified revenue sources.

•	The expectation that the Umpqua/North Bay merger will be tax-free for federal income tax purposes to North Bay and North Bay’s shareholders.

•	The common business philosophy and compatibility of the management and staff of North Bay and Umpqua.

•	The greater number of shareholders and the increased market capitalization of the combined company, which may result in improved liquidity for shareholders.

•	The provisions of the merger agreement entitling North Bay’s board to withdraw its recommendation of the merger to the North Bay shareholders and the provisions permitting North Bay’s board to terminate the merger agreement with Umpqua to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties after consultation with legal counsel.

•	The $5 million termination fee, representing approximately 3% of the total merger consideration, that would have to be paid to Umpqua under specified circumstances, including the risk that payment of the termination fee might discourage third parties from offering to acquire North Bay, and that the termination fee was a condition to Umpqua’s willingness to enter into the merger agreement with North Bay.

•	The interests of certain North Bay directors and officers in the merger, as described under the caption “— Interests of North Bay Directors and Executive Officers in the Merger” beginning on page 39 of this document, and the fact some of those interests are different from or are in addition to the interests of North Bay shareholders in the merger generally.

•	The effect of the merger on North Bay’s shareholders, employees, its customers, and the communities in which it conducts business.

The foregoing discussion of the information and factors considered by North Bay’s board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the board of directors. In reaching its determination to approve and recommend the merger agreement, North Bay’s board of directors did not assign any relative or specific weights to the factors considered, and individual directors may have given differing weights to different factors.

For the reasons set forth above, the North Bay board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of North Bay and its shareholders. The North Bay board recommends that North Bay shareholders vote “FOR” the merger proposal.

Opinion of Umpqua’s Financial Advisor

At the request of Umpqua, Milestone Advisors has provided to the Umpqua board of directors a written opinion to the effect that, subject to the qualifications, limitations and assumptions set forth in the opinion, as of the date Umpqua entered into the merger agreement the consideration to be paid by Umpqua as provided in the Agreement was fair to the holders of Umpqua common stock from a financial point of view.

Milestone Advisors was retained by Umpqua as its financial advisor and to provide a fairness opinion to Umpqua. Umpqua selected Milestone Advisors on the basis of its reputation as a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and its familiarity with Umpqua and its business. Milestone Advisors is an investment banking firm that provides a broad range of financial services, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, private placements, secondary distributions and valuations for corporate, estate and other purposes. No limitations were imposed by the board of directors of Umpqua upon Milestone Advisors with respect to the investigation made or procedures followed by it in rendering its opinion.

The full text of Milestone Advisors’ written opinion to Umpqua’s board of directors, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Milestone Advisors, is attached as Appendix C to this proxy statement-prospectus and is incorporated herein by reference. The following summary of Milestone Advisors’ opinion is qualified in its entirety by reference to the full text of the opinion, and we urge you to read the opinion in its entirety.

For purposes of Milestone Advisors’ opinion and in connection with its review of the merger and the merger agreement, Milestone Advisors, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Umpqua and North Bay that Milestone Advisors deemed to be relevant;

•	reviewed certain internal information, primarily financial in nature, including financial and operating data relating to the strategic implications and operational benefits anticipated to result from the merger, furnished to Milestone Advisors by Umpqua and North Bay;

•	reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Umpqua and North Bay;

•	reviewed certain publicly available information with respect to other companies that Milestone Advisors believed to be comparable in certain respects to Umpqua and North Bay;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Milestone Advisors deemed to be comparable, in whole or in part, to the merger; and

•	made inquiries regarding and discussed the merger and the merger agreement and other related matters with Umpqua and Umpqua’s counsel.

In addition, Milestone Advisors held discussions with the managements of Umpqua and North Bay concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the merger. Milestone Advisors also conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its opinion. It did not, however, make or review any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, or make any physical inspection of the properties or assets of Umpqua. It assumed the adequacy of allowances for losses in loan portfolios, and did not undertake to review any individual credit files of Umpqua or North Bay.

In delivering its opinion to the board of directors of Umpqua, Milestone Advisors prepared and delivered to Umpqua’s board of directors written materials containing various analyses and other information. Subject to the provisions of the merger agreement, each share of North Bay common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive consideration equal to 1.2170 shares of Umpqua, subject to a floor. The aggregate number of Umpqua shares to be issued in exchange for all of North Bay’s currently outstanding common stock is approximately 5.1 million. Options to purchase North Bay’s common stock that remain unexercised at the time the transaction closes will be converted into options to purchase Umpqua shares per customary conversion methodology as described in the merger agreement. The fully diluted per share purchase price as of the date of the fairness opinion was $35.83 and as of the date of the merger agreement was $35.01. For purposes of the fairness opinion, Milestone Advisors assumed 4,193,495 shares of North Bay common stock outstanding and 477,020 options to purchase North Bay common stock outstanding at a weighted average exercise price of $16.37 per share.

The following are summaries of the analyses contained in the materials delivered to Umpqua board of directors.

Market Trading Analysis of Umpqua

Milestone Advisors reviewed the stock trading history of Umpqua’s common stock. As of January 12, 2007, the market value of Umpqua’s common stock was $29.44 per share and ranged from $24.16 to $30.49 over the preceding 52-week period. The 30-, 60-, and 90-day trailing average prices were $29.57, $29.53 and $29.15, respectively, and the average daily trading volume was approximately 204,100 shares.

Market Trading Analysis of North Bay

The market trading price of North Bay as of January 12, 2007 was $28.50 and ranged from $25.24 to $31.50 over the preceding 52-week period. The 30-, 60-, and 90-day trailing average prices were $28.38, $28.27 and $28.19, respectively, and the average daily trading volume was approximately 5,200 shares. The transaction price per fully diluted share as of the date of the Agreement of $35.01 represents a premium of $6.51, or 22.8% over North Bay’s market price as of the date of the Agreement, and premiums of $6.63, $6.74 and $6.82, or 23.3%, 23.6% and 23.9%, over the 30-, 60-, and 90-day trailing average prices, respectively, of North Bay.

Public Comparable Company Analysis

This method applies the comparative public market information of comparable companies to Umpqua and North Bay. The methodology assumes companies in the same industry share similar markets, and the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies that operate within the same industry or line of business experience similar operating characteristics and business opportunities and risks. The underlying component in the comparable company analysis assumes the companies are ongoing concerns.

Using publicly available information, Milestone Advisors compared selected financial data of Umpqua with similar data of selected publicly-traded companies engaged in commercial banking considered by Milestone Advisors to be comparable to those of Umpqua. In this regard, Milestone Advisors noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business as Umpqua, as the case may be. Milestone Advisors reviewed and analyzed the following publicly-traded companies, which Milestone Advisors deemed to be comparable companies (collectively, the “Umpqua Comparison Companies”) — Banner Corporation, Capital Corp of the West, Cascade Bancorp, City National Corporation, Columbia Banking System Inc, CVB Financial Corp., First Community Bancorp, First Republic Bank, Frontier Financial Corporation, Glacier Bancorp Inc, Greater Bay Bancorp, Pacific Capital Bancorp, Sterling Financial Corporation, SVB Financial Group, TriCo Bancshares, West Coast Bancorp, Westamerica Bancorporation, and Western Alliance Bancorporation. This group was selected from companies that are commercial banks or bank holding companies which are headquartered and operate in the Western Region of the United States and have assets between $1 billion and $20 billion.

We analyzed the following financial data for each of the Umpqua Comparison Companies and then applied the average and median trading metrics of the Umpqua Comparison Companies to Umpqua: the closing price of the common stock on January 12, 2007 as a multiple or percent, as the case may be, of (i) net income for the latest twelve months (four most recent fiscal quarters) for which income has been publicly reported (“LTM”), (ii) tangible book value per share, and (iii) total assets.

UMPQ COMPARABLE COMPANY ANALYSIS — TRADING METRICS

	Current					YTD	Average
	Price/	Price/	Price/	Dividend	Market	Price	Weekly
	TBV	LTM EPS	Assets	Yield	Value	Change	Volume
	(%)	(x)	(%)	(%)	($M)	(%)	(%)

Average	340.46	18.18	23.59	1.72	1,186.89	(1.22)	1.91
Median	298.19	17.35	22.44	1.78	1,228.50	(0.95)	1.68
High	632.50	24.76	41.66	2.84	3,317.54	2.02	4.43
Low	238.09	14.14	10.00	—	334.98	(4.41)	0.51
UMPQ	370.78	18.40	23.74	2.45	1,708.59	0.03	1.54

Similarly, Milestone Advisors compared selected financial data of North Bay, using publicly available data, with similar data of selected publicly-traded companies engaged in commercial banking considered by Milestone Advisors to be comparable to those of North Bay. In this regard, Milestone Advisors noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business as North Bay, as the case may be. Milestone Advisors reviewed and analyzed the following publicly-traded companies, which Milestone Advisors deemed to be comparable companies (collectively, the “North Bay Comparison Companies”) — American River Bankshares, Bank of Commerce Holdings, Bank of Marin, Bridge Capital Holdings, Central Valley Community Bancorp, Community Valley Bancorp, Community West Bancshares, Desert Community Bank, Epic Bank, Heritage Commerce Corp, Heritage Oaks Bancorp, National Mercantile Bancorp, North Valley Bancorp, Northern Empire Bancshares, Pacific Mercantile Bancorp, Pacific State Bancorp, Plumas Bancorp, Sierra Bancorp, Summit State Bank, and Temecula Valley Bancorp Inc. This group was selected from companies that are commercial banks or bank holding companies which are headquartered and operate in California and have assets between $250 million and $1.5 billion.

We analyzed the following financial data for each of the North Bay Comparison Companies and then applied the average and median trading metrics of the North Bay Comparison Companies to North Bay: the closing price of the common stock on January 12, 2007 as a multiple or percent, as the case may be, of (i) net income for the latest twelve months (four most recent fiscal quarters) for which income has been publicly reported (“LTM”) (ii) tangible book value per share, and (iii) total assets.

NBAN COMPARABLE COMPANY ANALYSIS — TRADING METRICS

	Current					YTD	Average
	Price/	Price/	Price/	Dividend	Market	Price	Weekly
	TBV	LTM EPS	Assets	Yield	Value	Change	Volume
	(%)	(x)	(%)	(%)	($M)	(%)	(%)

Average	242.33	16.35	19.65	1.15	145.30	0.07	0.71
Median	242.53	15.61	19.35	1.22	109.80	0.62	0.37
High	349.71	24.72	29.61	2.81	324.22	5.90	3.57
Low	141.57	13.98	10.51	—	53.45	(5.63)	0.07
NBAN	214.61	17.27	18.22	0.50	118.38	0.35	0.91

Merger and Acquisition Transaction Analysis

Milestone Advisors reviewed certain publicly available information regarding 13 selected merger and acquisition transactions (the “Comparable Transactions”) from January 1, 2006 to January 12, 2007 involving commercial banks and bank holding companies, in which the sellers (i) were headquartered and operated their banking business in the United States, and (ii) in which the total assets of the target bank was between $250 million and $1.5 billion at transaction announcement. Those transactions were as follows:

Acquiror	Target

Western Alliance Bancorp	First Independent Capital — NV
Banner Corp.	F&M Bank
City National Corp.	Business Bank Corporation
Sterling Financial Corp.	Northern Empire Bancshares
Zions Bancorp	Stockmen’s Bancorp Inc.
Community Bancorp	Valley Bancorp
Sterling Financial Corp.	FirstBank NW Corp.
First Republic Bank	BWC Financial Corp.
First Community Bancorp	Community Bancorp Inc.
Placer Sierra Bancshares	Southwest Community Bancorp
Sterling Financial Corp.	Lynnwood Financial Group
Umpqua Holdings Corp.	Western Sierra Bancorp
Western Alliance Bancorp	Bank of Nevada

For each transaction, Milestone Advisors analyzed data illustrating, among other things, the multiple of purchase price to LTM earnings, the multiple of purchase price to tangible book value, and the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits.

A summary of the average and median multiples and ratios for the Comparable Transactions Group in the analysis follows:

CALIFORNIA COMPARABLE TRANSACTION GROUP ANALYSIS

		Total		Deal	Price to
		Assets	Announce	Value	TBV	LTM Earnings	Prem Core
Buyer/Target Name		($000)	Date	($M)	(%)	(x)	(%)

Comparable Transaction Group Average		707,699		179.3	314.15	19.18	26.81
Comparable Transaction Group Median		564,239		169.5	328.78	19.26	27.23
Comparable Transaction Group High Value		1,328,763		356.2	455.41	26.66	41.60
Comparable Transaction Group Low Value		280,554		63.8	143.35	7.41	12.51
UMPQ/NBAN	Exchange Ratio = 1.2170	648,984	1/18/2007	159.5	289.47	22.76	25.11

An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of North Bay and the companies included in the selected merger transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analyses such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

In performing the Discounted Cash Flow analysis, Milestone Advisors estimated the future cash earnings of North Bay on both a stand-alone basis and a pro forma basis (including the operational benefits that are expected to result from the transaction), and then discounted those values back to the present using discount rates of 8.0%, 10.0%, and 12.0%. Free cash flow in our analysis is equal to the cash earnings of North Bay less the amount of retained earnings necessary to maintain an equity-to-assets ratio of 8.1%. Terminal values assume a cash earnings growth rate of 3.0% into perpetuity.

This analysis indicates that the present value of North Bay’s future cash flows ranged from $25.06 to $46.42 per share on a stand-alone basis and from $33.47 to $55.79 on a pro forma basis, compared to the value of Umpqua’s stock offer equal to an exchange ratio of 1.2170, or $35.01 per share as of the date of the Agreement.

Present Value Analysis

In performing the Present Value analysis, Milestone Advisors applied a price-to-earnings multiple ranging from 12x to 24x and a price-to-book value ratio ranging from 150% to 250% to North Bay’s projected future earnings per share and book value per share, resulting in an implied projected stock price range. The projected stock prices were discounted to the present using discount rates of 8.0% to 12.0%.

On a stand-alone basis, this analysis indicates that the present value of North Bay’s future stock price based on the price-to-earnings multiple averaged $29.37 and ranged from $17.86 to $42.79 per share, and based on the price-to-book value ratios averaged $29.53 and ranged from $20.20 to $40.33 per share compared to the value of Umpqua’s stock offer equal to an exchange ratio of 1.2170, or $35.01 per share as of the date of the Agreement.

On a pro forma basis, this analysis indicates that the present value of North Bay’s future stock price based on the price-to-earnings multiple averaged $35.49 and ranged from $21.59 to $51.71 per share, and based on the price-to-book value ratios averaged $30.21 and ranged from $20.67 to $41.26 per share compared to the value of Umpqua’s stock offer equal to an exchange ratio of 1.2170, or $35.01 per share as of the date of the Agreement.

Accretion Analysis

Milestone Advisors analyzed the projected 2007 through 2009 earnings per share for one original share of Umpqua common stock, adjusted for the exchange ratio assuming 100% stock conversion. We compared the projected earnings per share for the holders of Umpqua common stock on a stand-alone basis and on a combined pro forma basis for Umpqua and North Bay. This analysis assumes, among other things, that the transaction is completed in the second quarter of 2007, and expense savings are partially realized in 2007 and fully realized in 2008 and all periods thereafter. This analysis results in marginal earnings dilution in 2007 and positive earnings accretion ranging from 1% to 2% in 2008 and 2009.

This analysis suggests that there are higher potential earnings per share and therefore higher potential value per share for the holders of Umpqua common stock if the merger is completed.

This analysis relies on financial projections for Umpqua and North Bay, which projections may be significantly different from actual results. Therefore, the accretion experienced by Umpqua and/or North Bay may be significantly different than projected.

While the foregoing summaries describe several analyses and examinations that Milestone Advisors deemed material in its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Milestone Advisors. The preparation of a fairness opinion necessarily involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not susceptible to partial analysis or summary description. Each of the analyses conducted by Milestone Advisors was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Milestone Advisors did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Milestone Advisors considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the process underlying the analysis. The range of valuations resulting from any particular analysis should not be taken to be Milestone Advisors’s view of the actual value or predicted future value of Umpqua’s common stock.

In performing its analyses, Milestone Advisors made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Umpqua, North Bay and Milestone Advisors. Any estimates contained in Milestone Advisors’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market value of Umpqua and North Bay or their securities, nor do they necessarily reflect the prices at which transactions may actually be consummated.

In arriving at its opinion, Milestone Advisors assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by Milestone Advisors, including publicly available information, and Milestone Advisors did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by Milestone Advisors, Milestone Advisors was advised by the managements of Umpqua and North Bay that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Umpqua and North Bay as to the expected future financial performance of Umpqua and North Bay, and Milestone Advisors assumed that, after the merger, Umpqua and North Bay and its subsidiaries will perform substantially in accordance with such projections. Milestone Advisors’s opinion does not address the underlying business decision of Umpqua to enter into the Agreement or complete the merger.

Pursuant to the terms of an engagement letter with Umpqua, Milestone Advisors will receive a fee of $675,000 from Umpqua, which is contingent upon completion of the merger. Umpqua has also agreed to reimburse Milestone Advisors for its expenses incurred in connection with its engagement and to indemnify Milestone Advisors against certain liabilities. Milestone Advisors has not previously provided investment banking and financial advisory services to North Bay or Umpqua. Milestone Advisors provides a full range of financial advisory services. Milestone Advisors does not effect transactions or hold securities of North Bay or Umpqua for its own account or for the accounts of customers. A managing director of Milestone Advisors, who prepared the fairness opinion and advised Umpqua regarding the transaction with North Bay, previously worked for Hoefer & Arnett, Inc., now known as Howe Barnes

Hoefer& Arnett, Inc. During his employment with Hoefer & Arnett, Inc., he provided financial advice to and prepared a fairness opinion for Umpqua in connection with its acquisition of Western Sierra Bancorp.

Milestone Advisors’s opinion is for the benefit and use of the members of the board of directors of Umpqua in connection with their evaluation of the merger and does not constitute a recommendation to any holder of Umpqua common stock as to how such holder should vote with respect to the merger.

Opinion of North Bay’s Financial Advisor

North Bay’s board of directors retained Howe Barnes to render financial advisory and investment banking services. Howe Barnes is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with North Bay and its business. As part of its investment banking activities, Howe Barnes is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On January 16, 2007, the North Bay board of directors held a meeting to evaluate the proposed merger with Umpqua. At this meeting, Howe Barnes rendered a written opinion that the terms of the proposed merger of North Bay with and into Umpqua was fair, from a financial point of view, to North Bay shareholders. Howe Barnes has confirmed its January 16, 2007 opinion by delivering to the North Bay board a written opinion dated the date of this proxy statement/prospectus. The full text of Howe Barnes’ opinion is attached as Appendix D to this proxy statement/prospectus and should be read in its entirety.

For purposes of Howe Barnes’ opinion and in connection with its review of the proposed transaction, Howe Barnes has, among other things:

•	reviewed the terms of the merger agreement;

•	reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of North Bay and Umpqua, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

•	held discussions with members of senior management of North Bay and Umpqua regarding financial forecasts and projections of North Bay and Umpqua, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

•	held discussions with members of senior management of North Bay and Umpqua regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

•	reviewed reported market prices and historical trading activity of North Bay and Umpqua common stock;

•	reviewed certain aspects of the financial performance of North Bay and Umpqua and compared such financial performance of North Bay and Umpqua, together with stock market data relating to North Bay and Umpqua common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Howe Barnes deemed to be relevant; and

•	reviewed the potential pro forma impact of the merger.

Howe Barnes has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by North Bay, Umpqua, and their respective representatives, and of the publicly available information that was reviewed by it. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of North Bay and Umpqua are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and it did not conduct a physical inspection of any of the properties or facilities of North Bay or Umpqua, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of North Bay or Umpqua, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

Howe Barnes’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of North Bay or Umpqua could materially affect the assumptions used in preparing the opinion. Howe Barnes assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

No limitations were imposed by North Bay’s board of directors upon Howe Barnes with respect to the investigations made or procedures followed in rendering its opinion. Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Umpqua to holders of North Bay common stock in the merger and does not address North Bay’s underlying business decision to proceed with the merger. Howe Barnes has been retained on behalf of the board of directors of North Bay, and its opinion does not constitute a recommendation to any director of North Bay as to how such director should vote with respect to the merger.

Howe Barnes relied upon the managements of North Bay and Umpqua as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to or reviewed by Howe Barnes, and Howe Barnes assumed that such forecasts and projections reflect the best currently available estimates and judgments of North Bay and Umpqua management. North Bay and Umpqua do not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Howe Barnes in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the managements of North Bay or Umpqua, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In delivering its opinion to the board of directors of North Bay, Howe Barnes prepared and delivered to North Bay’s board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Howe Barnes in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Howe Barnes. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Howe Barnes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of North Bay, Umpqua and Howe Barnes. Any estimates contained in Howe Barnes’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal

Howe Barnes reviewed the financial terms of the proposed transaction. Subject to the provisions of the merger agreement, each share of North Bay common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive consideration of 1.217 shares of Umpqua, subject to adjustment in accordance with the merger agreement. Each outstanding option to acquire North Bay common stock shall be automatically converted into an option to purchase Umpqua common stock as described in the merger agreement.

Based on 4,169,845 North Bay common shares outstanding and 477,020 options with an average exercise price of $16.42 per share, 23,650 North Bay restricted shares, an exchange ratio of 1.217 and a market value of $29.14 per share for Umpqua common stock (the closing price on January 8, 2007), the per share purchase price equaled $35.46 and the aggregate transaction value equaled $157,797,956.

Aggregate Transaction Ratios:

Transaction Value to September 30, 2006 Stated Book Value	2.83	x
Transaction Value to September 30, 2006 Tangible Book Value	2.86	x
Transaction Value to Estimated 2006 Earnings Per Share	23.23	x
Transaction Value to September 30, 2006 Assets	24.31%
Tangible Premium on September 30, 2006 Core Deposits	24.69%

Analysis of Selected Public Companies

Howe Barnes used publicly available information to compare selected financial and market trading information for Umpqua with those of a group of comparable publicly traded Western banking organizations with total assets between $3 and $12 billion. The companies in Umpqua’s peer group were:

Bank of Hawaii Corporation	Greater Bay Bancorp
Banner Corporation	Hanmi Financial Corporation
Cathay General Bancorp	ITLA Capital Corporation
Central Pacific Financial Corp.	Pacific Capital Bancorp
CVB Financial Corp.	Sterling Financial Corporation
East West Bancorp, Inc.	SVB Financial Group
First Community Bancorp	UCBH Holdings, Inc.
First Republic Bank	W.T.B. Financial Corporation
Frontier Financial Corporation	Westamerica Bancorporation
Glacier Bancorp, Inc.	Western Alliance Bancorporation

To perform this analysis, Howe Barnes used financial data as of and for the twelve months ended September 30, 2006 and pricing data as of January 8, 2007. The following table sets forth the comparative financial and market data:

			Peer
			Group
	Umpqua		Median

Total Assets (in millions)	$7,198.8		$5,626.0
Equity/Assets	15.86%		8.95%
Tangible Equity/Tangible Assets	7.07%		6.79%
Loans/Deposits	95.31%		99.39%
Loan Loss Reserve/Loans	1.12%		1.20%
Return on Average Assets	1.32%		1.50%
Return on Average Equity	9.10%		14.70%
Return on Average Tangible Equity	22.83%		22.76%
Nonperforming Assets/Assets	0.14%		0.20%
Efficiency Ratio	55.38%		50.27%
Price/Book Value Per Share	1.48	x	2.30	x
Price/Tangible Book Value Per Share	3.67	x	3.09	x
Price/Last 12 Months’ Earnings Per Share	18.2	x	15.7	x

Howe Barnes used publicly available information to compare selected financial and market trading information for North Bay with those of a group of comparable publicly traded California banking organizations with total assets between $400 million and $1 billion. The companies in North Bay’s peer group were:

1st Centennial Bancorp	First Northern Community Bancorp
Alliance Bancshares California	FNB Bancorp
American Business Bank	Heritage Oaks Bancorp
American River Bankshares	National Mercantile Bancorp
Bank of Commerce Holdings	North Valley Bancorp
Bank of Marin	Oak Valley Community Bank
Bridge Capital Holdings	Plumas Bancorp
Central Valley Community Bancorp	Premier Valley Bank
Community Valley Bancorp	RCB Corporation
Community West Bancshares	Saehan Bancorp
Desert Community Bank	San Joaquin Bancorp
Epic Bancorp	United Security Bancshares

To perform this analysis, Howe Barnes used financial data as of and for the twelve months ended September 30, 2006 and pricing data as of January 8, 2007. The following table sets forth the comparative financial and market data:

			Peer
	North		Group
	Bay		Median

Total Assets (in millions)	$649.0		$572.3
Equity/Assets	8.59%		8.64%
Tangible Equity/Tangible Assets	8.50%		7.93%
Loans/Deposits	100.50%		87.70%
Loan Loss Reserve/Loans	1.07%		1.23%
Return on Average Assets	1.13%		1.33%
Return on Average Equity	13.22%		14.77%
Nonperforming Assets/Assets	0.00%		0.12%
Efficiency Ratio	66.21%		61.09%
Price/Book Value Per Share	2.11	x	2.23	x
Price/Tangible Book Value Per Share	2.14	x	2.39	x
Price/Last 12 Months’ Earnings Per Share	17.2	x	16.0	x

Stock Trading History

Howe Barnes reviewed the closing per share market prices and volumes for Umpqua and North Bay common stock, which are listed for trading on NASDAQ, on a monthly basis from January 1, 2005 to January 8, 2007.

For the period from January 1, 2005 to January 8, 2007, the market value of North Bay common stock ranged from a low of $24.02 to a high of $34.50. The average closing price for the period was $28.01, the closing price on January 8, 2007 was $28.40 per share and the average monthly trading volume for North Bay was 2,756 shares. The transaction price as of January 8, 2007 of $35.46 represented a premium of 24.9% over North Bay’s closing price on January 8, 2007.

For the period from January 1, 2005 to January 8, 2007, the market value of Umpqua common stock ranged from a low of $19.63 to a high of $30.66. The average closing price for the period was $26.27, the closing price on January 8, 2007 was $29.14 per share and the average monthly trading volume for Umpqua was 190,959 shares.

Howe Barnes compared the stock price performance for North Bay and Umpqua to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the median performance of publicly traded banking organizations located in the West. During the period between January 1, 2005 and January 8, 2007 Umpqua’s common stock outperformed each of the indices to which it was compared (Source: SNL Financial).

	Beginning Index Value	Ending Index Value
	January 1, 2005	January 8, 2007

North Bay	100.00%	106.34%
Umpqua	100.00%	117.93%
SNL Western Banks	100.00%	111.04%
Nasdaq Bank Index	100.00%	105.71%
S&P 500 Index	100.00%	117.53%

Analysis of Selected Bank Merger Transactions

Howe Barnes reviewed certain publicly available information regarding seven selected merger and acquisition transactions (the “Comparable Transactions”) announced from January 1, 2005 to January 8, 2007 involving California banking organizations with total assets between $400 million and $1 billion. This data was obtained from SNL Financial. The transactions included in the group were (survivor/acquired entity):

•	East West Bancorp, Inc./United National Bank

•	First Community Bancorp/Cedars Bank

•	First Community Bancorp/Foothill Independent Bancorp

•	Placer Sierra Bancshares/Southwest Community Bancorp

•	First Community Bancorp/Community Bancorp, Inc.

•	First Republic Bank/BWC Financial Corp.

•	National Mercantile Bancorp/FCB Bancorp

Howe Barnes reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to last twelve months earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. The median multiples were then applied to North Bay’s balance sheet information as of September 30, 2006 and last twelve months earnings to derive an imputed range of values for North Bay’s. The following table sets forth the median multiples as well as the imputed values based upon those median multiples.

	Comparable
	Transaction		Implied
	Median Multiple		Value (000s)

Transaction Value/Book Value	2.81	x	$156,705
Transaction Value/Tangible Book Value	3.15	x	$173,600
Transaction Value/Earnings	18.44	x	$125,281
Transaction Value/Assets	28.32%		$183,792
Tangible Premium/Core Deposits	27.87%		$171,015

The aggregate transaction value of $157.8 million falls within the range of values computed in using the Comparable Transactions, which supports the fairness of the transaction.

Present Value Analysis

Howe Barnes calculated the present value of theoretical future earnings of North Bay and compared the transaction value to the calculated present value of North Bay’s stock on a stand-alone basis. Based on projected earnings for North Bay for 2007 through 2011, discount rates ranging from 10% to 18%, and including a residual value, the stand-alone present value of North Bay ranged from $59.0 million to $129.4 million.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Howe Barnes estimated the net present value of the future streams of after-tax cash flow that North Bay could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for North Bay for 2007 through 2011, Howe

Barnes calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for North Bay were calculated based on North Bay’s projected 2011 equity and earnings, the median price to book and price to earnings multiples paid in the Comparable Transactions and utilized a discount rate of 12%. This discounted cash flow analysis indicated implied values of $133.3 million and $143.6 million.

Pro Forma Merger Analysis

Howe Barnes performed pro forma merger analyses to calculate the financial implications of the merger to the North Bay stockholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at June 30, 2007 and cost savings and revenue enhancement opportunities equaling approximately 30% of North Bay’s 2006 overhead expenses. This analysis indicated that the merger would be approximately 20% accretive to North Bay’s projected earnings per share in 2007.

Howe Barnes has previously provided investment banking and financial advisory services to North Bay and Umpqua for which it received compensation. Howe Barnes provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of North Bay and Umpqua for its own account and for the accounts of customers.

Pursuant to the terms of an engagement letter with North Bay, Howe Barnes will receive a fee from North Bay. In addition, North Bay has agreed to indemnify Howe Barnes against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Howe Barnes’s fee is 0.75% of the Total Consideration received by North Bay. Total Consideration is defined as (a) all cash, (b) the market value of any securities issued as consideration toward the transaction, and (c) any other amounts that are reasonably taken into account by Howe Barnes in issuing its fairness opinion.

Merger Consideration

When the merger is completed, as long as Umpqua’s average closing price for the fifteen consecutive trading day period ending on the fifth business day prior to the projected effective date of the merger is no less than $26.42 and no greater than $33.58 per share, North Bay shareholders will have the right to exchange each share of North Bay common stock they own for 1.217 shares of Umpqua common stock.

Possible Adjustments to the Merger Consideration

North Bay may notify Umpqua of its intent to terminate the merger agreement if, prior to the effective date of the merger, the average closing price of Umpqua common stock over the fifteen trading day period ending on the fifth business day prior to the projected effective date of the merger, or the Umpqua measuring period, is less than $26.42.

If North Bay’s board of directors gives notice of its intent to terminate the merger agreement due to a decline in Umpqua’s stock price, Umpqua’s board of directors may elect to:

•	increase the total number of shares of Umpqua common stock to be issued to North Bay shareholders in the merger by adjusting the exchange ratio such that the exchange ratio, carried to five significant digits, is equal to the quotient of $32.15 divided by the average closing price of Umpqua common stock over the Umpqua measuring period;

•	maintain the exchange ratio at 1.217 and pay additional consideration to North Bay shareholders in cash equal to $32.15 minus the product of 1.217 and the average closing price of Umpqua common stock over the Umpqua measuring period; or

•	accept the termination notice from North Bay.

See “THE MERGER AGREEMENT — Termination” for additional information regarding the effect of termination of the merger agreement.

If the average closing price of Umpqua common stock over the fifteen trading day period ending on the fifth business day prior to the projected effective date of the merger is greater than $33.58, the exchange ratio will automatically adjust to an exchange ratio equal to the quotient of $40.87 divided by the average closing price over the Umpqua measuring period. This adjustment would have the effect of reducing the number of shares of Umpqua common stock North Bay shareholders would receive.

Participation in Subsequent Transaction

If, prior to the effective date of the merger or the earlier termination of the merger agreement, Umpqua enters into an agreement with an unaffiliated third party concerning any purchase or acquisition of Umpqua or Umpqua Bank or substantially all of their respective assets, the agreement between Umpqua and the third party acquirer must expressly provide for the acquisition of North Bay on the terms and conditions of the merger agreement and that if such acquisition occurs before the effective time of the merger, North Bay shareholders will be entitled to receive consideration as if their North Bay shares had been converted into Umpqua common stock, without giving effect to the automatic downward adjustment to the exchange ratio described above.

Changes to Umpqua’s Common Stock Prior to the Effective Date

If, prior to the effective date of the merger, Umpqua changes the number of shares of Umpqua common stock issued and outstanding as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding Umpqua common stock, or exchanges Umpqua common stock for a different number or kind of shares or securities, the exchange ratio will be proportionately adjusted.

Fractional Shares

No fractional shares of Umpqua common stock will be issued to any holder of North Bay common stock in the merger. For each fractional share that would otherwise be issued, Umpqua will pay cash in an amount calculated by the exchange agent based on the average closing price of Umpqua common stock for the fifteen trading days through and including the fifth business day prior to the effective date of the merger.

Interest

No interest will be paid or accrued on cash payable in lieu of fractional shares of Umpqua common stock or as merger consideration.

Rights of Holders of North Bay Stock Certificates Prior to Surrender

From the effective date of the merger until each North Bay shareholder surrenders his or her stock certificates, he or she will not be paid dividends or other distributions declared or payable to holders of record of Umpqua common stock as of any time subsequent to the effective date. Each North Bay shareholder’s rights to dividends or other distributions will be held by the exchange agent for the benefit of the shareholder until he or she submits his or her stock certificates. No interest will be paid on dividends or distributions on the Umpqua common stock held by the exchange agent.

Until completion of the merger, North Bay shareholders will be entitled to receive only the $0.14 per share cash dividend declared by North Bay and payable on March 26, 2007, to shareholders of record on March 8, 2007.

Conversion of North Bay Common Stock

Following the effective date of the merger, an exchange agent will mail to each North Bay shareholder a letter of transmittal and instructions for surrendering North Bay stock certificates. To ensure timely receipt of Umpqua common stock, North Bay shareholders should complete and sign the letter of transmittal and submit their stock certificates as instructed immediately upon receipt.

Certificates representing shares of North Bay common stock should not be returned at this time.  You should return your certificates when you receive transmittal materials from the exchange agent. Upon surrender of certificates representing shares of North Bay common stock registered in your name, together with a properly completed letter of transmittal, the exchange agent will mail to you the Umpqua common stock to which you are entitled.

Lost Certificates

If your stock certificate has been lost, stolen, or destroyed, before you can receive the merger consideration for the shares represented by such certificate, you must submit an affidavit that the certificate has been lost, stolen or destroyed and, if required, post a reasonable bond as indemnity against any claim that may be made against Umpqua with respect to such certificate.

Effective Date of the Merger

The merger will become effective when Umpqua files articles of merger with the Oregon Secretary of State. Umpqua will file the articles of merger within fifteen days following the date upon which all conditions to closing have been satisfied or, if permitted, waived, or at such time and date as North Bay and Umpqua agree. The parties currently anticipate that the merger will be completed during the second quarter of 2007.

Treatment of Outstanding Stock Options

As of March 8, 2007, there were options outstanding under various North Bay stock option plans to purchase 464,820.54 shares of North Bay common stock at exercise prices ranging from $9.92 to $28.70 per share.

When the merger becomes effective, Umpqua will assume North Bay’s obligations with respect to each option outstanding under North Bay’s stock option plans. Neither Umpqua nor North Bay will grant additional options under the North Bay plans.

After completion of the merger:

•	Each option may be exercised only for Umpqua common stock.

•	Each option will become an option to purchase the number of shares of Umpqua common stock equal to the exchange ratio multiplied by the number of shares of North Bay common stock subject to such option.

•	Following the merger, each option will be fully vested but all other terms and conditions will continue.

•	The exercise price per share of each option will be equal to the exercise price of such option prior to the completion of the merger divided by the exchange ratio.

The above adjustments will be made in a manner that preserves the status of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to avoid a “disqualifying disposition” of the stock underlying the options.

All previously outstanding Umpqua stock options will remain outstanding and will not be affected by the merger.

Board of Directors of Umpqua

Immediately following completion of the merger, the board of directors of the combined company will consist of the current Umpqua directors. Information regarding current Umpqua directors is incorporated by reference into this document.

Interests of North Bay Directors and Executive Officers in the Merger

In considering the recommendation of North Bay’s board of directors, North Bay shareholders should be aware that members of North Bay’s management have interests in the transactions contemplated by the merger agreement that are in addition to the interests of North Bay’s shareholders generally, which may create potential conflicts of interest. The North Bay board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the other proposed transactions.

North Bay Stock Options and Restricted Stock Awards

Pursuant to the merger agreement and the terms and conditions of North Bay’s outstanding incentive compensation plans, all unvested North Bay stock options and restricted stock awards will become fully vested and all North Bay stock options will convert into the right to receive options to acquire shares of Umpqua common stock as described in “— Treatment of Outstanding Stock Options” above. After the merger, each share of North Bay stock which is the subject of an outstanding restricted stock award will be automatically converted into the right to receive the number of shares of Umpqua common stock equal to the product of the number of such shares and the exchange ratio of 1.217.

Indemnification; Directors and Officers Insurance

The merger agreement requires Umpqua to indemnify, following the effective time of the merger, the present and former directors and officers of North Bay to the fullest extent permitted under applicable law against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, unless it is determined that the person seeking indemnification acted in bad faith and not in a manner that such person believed to be in or not opposed to the best interests of North Bay. In addition, Umpqua is required to maintain North Bay’s existing directors and officers liability insurance for a period of three years after the effective time of the merger or otherwise provide comparable insurance coverage for such period.

Employment Agreements

North Bay entered into amended employment agreements with its executive officers in December 2006; the agreements provide for payment of a severance benefit under circumstances related to termination following a change in control of North Bay. As a result of amendments to their employment agreements, on December 1, 2006, Messrs. Robinson, Terry and Nerland agreed to reduce the severance amounts payable in connection with a change in control such that Mr. Robinson’s severance benefit was reduced to 2 times annual salary plus average cash incentive compensation for the last two years from 3 times annual salary plus average cash incentive compensation for the last two years and the severance benefit for Messrs. Terry and Nerland was reduced to 1.5 times their respective annual salary plus average cash incentive compensation for the last two years from 2 times annual salary plus average cash incentive compensation for the last two years. Each executive officer is also entitled to receive a pro rata portion of his or her annual incentive compensation upon termination under the circumstances described below.

In connection with the negotiation of the merger agreement, each of Messrs. Robinson and Nerland agreed to additional amendments to their respective employment agreements. North Bay also entered into employment agreements with Mr. Wengel and Ms. Rode with the same terms as the amended employment agreements. Umpqua desired to create an incentive for North Bay executive officers to continue employment, as needed, to assist with the post-merger integration. Prior to the amendments in connection with the merger agreement, each of the executive officers would have been entitled to receive the severance benefit immediately following the change in control if the officer terminated his or her employment on account of either substantial diminishment of the officer’s position, responsibilities or working conditions or material reduction in the officer’s compensation or benefits.

Under the amended employment agreements and the new agreements, executive officers Nerland, Wengel, Robinson and Rode will be entitled to receive a severance benefit paid monthly commencing upon termination of employment if:

•	within one year of the effective date of the merger the officer’s employment is terminated by Umpqua without cause or on account of an election not to continue the term of the officer’s employment;

•	within one year of the effective date of the merger the officer terminates his or her employment on account of either a requirement to relocate to an office that is 35 miles or more from the office where the officer is located on the effective date of the change in control or a material reduction in the officer’s compensation, or

•	between one year and 13 months of the effective date of the change in control the officer terminates his or her employment on account of either substantial diminishment of the officer’s position, responsibilities or working conditions or material reduction in the officer’s compensation or benefits.

For North Bay’s executive officers, the maximum amount payable in these circumstances under the employment agreements are as follows:

Total Amount
Executive Officer	Payable***

John A. Nerland**	$425,375
Terry L. Robinson*	$660,500
Stephanie Rode**	$272,700
Glen Terry	$565,500
Michael Wengel**	$427,133

*	Payable in equal monthly installments over 24 months

**	Payable in equal monthly installments over 18 months

***	Assumes closing as of April 30, 2007 and termination as of December 31, 2007

Mr. Terry, President of The Vintage Bank, who is party to an employment agreement with North Bay on the same terms as Messrs. Nerland and Wengel and Ms. Rode, has entered into an agreement with Umpqua that will be effective with the completion of merger. The agreement with Umpqua provides that Mr. Terry will receive a change in control payment in January 2008 equal to $175,000 if employed on that date. If he remains employed with Umpqua, he will be entitled to retention bonus payments of $85,000 in both January 2009 and January 2010. If Mr. Terry’s employment terminates following the merger due to death, disability, termination by Umpqua without cause or termination by Mr. Terry due to a forced relocation or reduction in base salary, the change in control and retention bonus amounts are payable upon termination. In addition, if Mr. Terry is terminated without cause or leaves for good reason, he will be eligible to receive 12 or 18 months salary, depending on when his employment terminates, and a pro rata portion of his annual incentive compensation.

A total of seven of North Bay’s and The Vintage Bank’s officers, including the executive officers listed above, may be entitled to severance benefits totaling approximately $2.7 million under existing or amended and restated employment agreements.

Supplemental Retirement Benefits

North Bay and three of its named executive officers previously entered into supplemental executive retirement benefit participation agreements pursuant to North Bay’s Executive Supplemental Retirement Benefit Plan, under which they are eligible to receive a retirement benefit for life starting at retirement age, subject to vesting. In the event of a termination pursuant to a change of control of North Bay, the participating officers, if not already vested, become entitled to receive the full amount of the benefit payable in monthly installments commencing upon retirement. Under the supplemental retirement plan, a termination is considered pursuant to a change in control if within two years of a change in control the participant’s employment is terminated without cause or the participant terminates employment on account of his position, responsibilities or working conditions being substantially diminished or a material reduction in his compensation or benefits.

For North Bay’s executive officers participating in the supplemental retirement plan, the amounts payable commencing at age 65 in these circumstances are as follows:

		% Vested Upon
		Termination
		Pursuant to
	Current	Change
	Vested %	in Control	Annual Benefit

Terry L. Robinson	100%	100%	$120,000
Glen C. Terry	60%	100%	$75,000
John A. Nerland	0%	100%	$75,000

Internal Revenue Code Section 280G

As a result of amendments to their employment agreements and the supplemental retirement plan required by Umpqua under the merger agreement, each of North Bay’s executive officers have agreed to have his or her benefits reduced to the extent required such that those benefits, including severance and supplemental retirement benefits, do not give rise to the payment of an excise tax under applicable federal tax law.

Commitments of Directors

Each director of North Bay has expressly agreed to vote all of his or her shares for approval of the merger proposal. Each such director has agreed to recommend that, subject to his or her fiduciary duties, their respective shareholders approve the applicable merger proposal.

Further, except with the consent of Umpqua and except as discussed below, each non-employee director of North Bay and its subsidiary banks have agreed that, from January 17, 2007 through the date that is two years from the effective date of the merger, he or she will not, directly or indirectly:

•	participate as a shareholder, director, officer, founder, promoter, consultant, incorporator, organizer, exploratory committee member or employee (including activities leading to the attempted or actual formation of a financial institution) of any bank or financial holding company, bank, insured depository, credit union, securities brokerage firm, mortgage company or similar financial services company that has or plans to have offices in the counties in which North Bay does business on the effective date of the merger;

•	solicit any customer of North Bay or a customer of Umpqua that does business in the counties in which North Bay does business on the effective date to divert its business from North Bay or Umpqua;

•	solicit any employee of North Bay as of January 17, 2007 or who becomes an employee prior to the effective date of the merger or any employee of Umpqua or Umpqua Bank that lives or works in the counties in which North Bay does business on the effective date of the merger, to leave his or her employment with North Bay or Umpqua;

•	employ or assist in employing any of the North Bay or Umpqua employees described above to perform services for any bank or financial holding company, bank, insured depository, credit union, securities brokerage firm, mortgage company or similar financial services company; or

•	disparage North Bay or Umpqua or their affiliates, directors or employees.

Directors Dennis Schmal and Gary Wallace, who joined the North Bay board in October 2006 and do not reside or conduct business in Napa or Solano County, are permitted to participate as a shareholder, director, officer, founder, promoter, consultant, incorporator, organizer, exploratory committee member or employee of any bank or financial holding company, bank, insured depository, credit union, securities brokerage firm, mortgage company or similar financial services company. Directors Thomas Gavin is permitted to continue his existing role of selling investments and securities as a life insurance agent and registered representative with the firms which he is currently affiliated with. Director Stephen Spencer is permitted to continue his existing roles of making and arranging loans as an owner, director, officer and manager with the real estate brokerage firm, mortgage company, property management company and related retirement plans which he is currently affiliated with.

Resales of Stock by Affiliates

The Umpqua common stock to be issued in the merger will be freely transferable by North Bay shareholders. However, North Bay affiliates, or controlling persons, such as all directors, executive officers and holders of more than 10% of North Bay’s outstanding stock immediately prior to the merger, may not sell their Umpqua shares received in the merger:

•	except pursuant to an effective registration statement under the Securities Act of 1933, as amended;

•	except pursuant to the provisions of Rule 145(d) under the Securities Act of 1933, as amended; or

•	unless an opinion of counsel reasonably satisfactory to Umpqua states that those shares may be sold pursuant to an exemption from registration.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following describes the anticipated, material United States federal income tax consequences of the merger to North Bay shareholders. This discussion addresses only North Bay shareholders who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the federal income tax considerations that may be relevant to North Bay shareholders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that use a mark-to-market method of accounting;

•	persons who are not citizens or residents of the United States;

•	shareholders who hold their shares as part of a hedge, straddle, or other risk-reduction transaction; or

•	shareholders who acquired their North Bay common stock through stock options or otherwise as compensation.

In addition, this discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase North Bay common stock or the vesting of restricted stock awards in anticipation of the merger. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect.

You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the effect of the alternative minimum tax and any state, local, and foreign taxes.

Tax Consequences of the Merger

The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. It is a condition to Umpqua’s and North Bay’s obligation to complete the merger that the parties receive an opinion from Foster Pepper LLP, counsel to Umpqua, dated as of the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a). The opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon facts and assumptions, and on specific representations and assurances made by Umpqua and North Bay. Neither Umpqua nor North Bay has requested or intends to request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

The Foster Pepper LLP opinion will state that:

•	the merger agreement will qualify as a reorganization within the meaning of Section 368(a);

•	the parties to the agreement and to the plans of merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•	no taxable gain or loss will be recognized by Umpqua, Umpqua Bank, North Bay or The Vintage Bank as a result of the merger; and

•	no taxable gain or loss will be recognized by North Bay shareholders who exchange all of their shares of North Bay common stock for Umpqua common stock in the merger (except with respect to cash, if any, received in such exchange).

Consequences to North Bay Shareholders

If you are a North Bay shareholder, you will not recognize taxable gain or loss to the extent you receive Umpqua common stock in exchange for your shares but will with respect to cash, if any, received in the exchange. The aggregate tax basis of the Umpqua common stock you receive as a result of the merger will be the same as your aggregate tax basis in the North Bay common stock you exchange, increased by the amount of gain recognized in the merger, if any. The holding period of Umpqua common stock you receive as a result of the exchange will include the holding period of the North Bay common stock you exchange. Taxes may be payable with respect to cash received by North Bay shareholders:

•	in lieu of fractional shares;

•	in the event Umpqua’s average closing price over the Umpqua measuring period is less than $26.42 and Umpqua elects to “fill” with cash instead of increasing the exchange ratio.

•	who have properly exercised dissenters’ rights.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase” under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, North Bay’s assets and liabilities will be recorded at their respective fair values as of the closing date of the merger and added to Umpqua’s assets and liabilities. Financial statements and reported results of operations of Umpqua after the closing date would reflect these values, but would not be restated retroactively to reflect the historical financial position or results of operations of North Bay. Any excess of the purchase price over the fair values of North Bay’s assets and liabilities will be recorded as goodwill, which may be charged off against earnings in the future if the goodwill is subsequently determined to be impaired in accordance with applicable accounting rules. The goodwill will be tested for impairment on at least an annual basis.

REGULATORY APPROVALS

Umpqua and North Bay have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Deposit Insurance Corporation, or “FDIC.” We have filed the FDIC application and published notices required to complete the merger.

The merger is subject to the prior approval of the FDIC under the Bank Merger Act, which requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served and the institutions’ effectiveness in combating money laundering activities. Section 5 of the Bank Merger Act prohibits the FDIC from approving a merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Under the Community Reinvestment Act of 1977, as amended, the FDIC will take into account the records of performance of The Vintage Bank and Umpqua Bank in meeting the credit needs of the communities served by such institutions, including low and moderate income neighborhoods. The Vintage Bank and Umpqua Bank have received satisfactory ratings in their most recent Community Reinvestment Act evaluation.

The FDIC will furnish notice and a copy of the application for approval of the merger to the Federal Reserve Board, which we refer to as the “FRB.” The FRB has 30 days to submit their views and recommendations to the FDIC. The FDIC is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the FRB within this 30-day period. A copy of the application is also provided to the United States Department of Justice, or “DOJ,” which will review the merger for adverse effects on competition. Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the FRB.

The merger may not be completed until the 30th day after the FDIC has approved the transaction, which may be reduced to 15 days by the FDIC with the concurrence of the Attorney General of the United States. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the FDIC’s approval unless a court specifically orders otherwise.

An application requesting approval has been submitted by Umpqua to the Oregon Division of Finance and Corporate Securities and a request for an order of exemption has been submitted to the California DFI. California

DFI issued the order of exemption March 5, 2007. We will submit a request for waiver of jurisdiction to the FRB, which the FRB must respond to within 10 days.

We cannot assure you that we will obtain the required regulatory approvals or waivers, when we will receive such approvals and waivers, or that we will obtain them on satisfactory terms. We also cannot assure you that the Department of Justice will not attempt to challenge the transaction on antitrust grounds or for other reasons. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals or waivers. See “THE MERGER AGREEMENT — Conditions to Complete the Merger.” We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above.

DISSENTING SHAREHOLDERS’ RIGHTS

Under California law, each North Bay shareholder has the right to dissent from the merger and to have the appraised fair market value of their shares of North Bay common stock as of January 17, 2007 to the dissenting shareholders paid in cash if:

•	his or her shares were outstanding immediately prior to the record date;

•	the merger is approved by North Bay’s shareholders;

•	demands are made for payment with respect to 5% or more of the outstanding shares of the common stock of North Bay; and

•	such shareholder complies with Sections 1300 through 1312 of the California General Corporation Law, or “CGCL.”

Sections 1300 through 1312 of the CGCL, which include the procedures required to perfect dissenters’ rights, are attached to this document as Appendix E. The description of dissenters’ rights contained in this document is qualified in its entirety by reference to Chapter 13, commencing with Section 1300, of the CGCL.

For a North Bay shareholder to exercise dissenters’ rights, he or she must:

•	make a timely written demand upon North Bay for purchase in cash of his or her shares at their fair market value as of January 17, 2007, which demand includes:

•	the number and class of the shares held of record by him or her that he or she demand that North Bay purchase, and

•	what he or she claims to be the fair market value of his or her shares as of January 17, 2007;

•	have his or her demand received by North Bay on or before the date of the North Bay special meeting of shareholders;

•	vote against the approval of the principal terms of the merger agreement;

•	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the CGCL; and

•	comply with such other procedures as are required by the CGCL.

Failure to follow the procedures set forth in the CGCL will result in a waiver of dissenters’ rights. Further, if a North Bay shareholder returns his or her proxy without instructions, which will result in a vote for the approval of the principal terms of the merger, he or she will not be entitled to dissenters’ rights. Any demand notices or other documents to be delivered to North Bay may be sent to Terry L. Robinson, North Bay Bancorp, 1190 Airport Road, P.O. Box 2200 Suite 101, Napa, California 94558.

The statement of fair market value by a dissenting North Bay shareholder constitutes an offer to sell his or her shares at the fair market value as of January 17, 2007. A demand may not be withdrawn without the consent of North Bay. A proxy or vote against the approval of the merger proposal does not in and of itself constitute a proper demand.

If a North Bay shareholder holds dissenting shares, North Bay will mail a notice of the approval of the merger by North Bay shareholders within ten days after the date of such approval, accompanied by:

•	a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

•	a statement of the price determined by North Bay to represent the fair market value as of January 17, 2007 of the dissenting shares; and

•	a brief description of the procedure to be followed if he or she desires to exercise his or her dissenters’ rights under such sections.

The statement of price constitutes an offer by North Bay to purchase at the price stated for such dissenting shares.

A North Bay shareholder who wishes to exercise dissenters’ rights must submit to North Bay at its principal office or at the office of its transfer agent the certificates representing any shares that he or she is demanding that North Bay purchase, for endorsement as dissenting shares, within 30 days after the date on which notice of approval of the merger by North Bay shareholders was mailed to him or her.

If North Bay denies that shares submitted to it as dissenting shares are dissenting shares, or if North Bay and a dissenting shareholder fail to agree on the fair market value of his or her shares, then either the dissenting shareholder or North Bay may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the merger is mailed to such dissenting shareholder.

On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both North Bay and a dissenting shareholder fail to file a complaint within six months after the date on which notice of the approval of the merger was mailed to such dissenting shareholder, his or her shares will cease to be dissenting shares. In addition, if a dissenting shareholder transfers his or her shares prior to their submission for the required endorsement, such shares will lose their status as dissenting shares.

Failure to take any necessary step will result in a termination or waiver of dissenters’ rights under Chapter 13 of the CGCL. A person having a beneficial interest in North Bay common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if such person elects to demand payment of the fair market value of such shares.

THE MERGER AGREEMENT

The following describes aspects of the merger, including material terms of the merger agreement and plan of merger. The description of the merger agreement and plan of merger is subject to, and qualified in its entirety by reference to, the merger agreement and plan of merger, which are attached to this document as Appendix A and Appendix B, respectively, and are incorporated by reference in this document. We urge you to carefully read the merger agreement and plan of merger.

Representations and Warranties

Each of Umpqua and North Bay have made representations and warranties regarding, among other things:

•	corporate matters, including due organization, existence under state law, and general corporate power and authority;

•	capitalization;

•	timely filing, accuracy and completeness of reports filed with the SEC, FDIC and other regulatory entities;

•	corporate books and records, articles of incorporation, bylaws and shareholder reports;

•	legal proceedings;

•	compliance with applicable law, including lending laws and regulations;

•	environmental matters;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events since September 30, 2006;

•	required governmental, regulatory and third-party approvals;

•	authority to execute and deliver the merger agreement and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, laws or other contractual obligations as a result of the merger;

•	tax matters;

•	maintenance of insurance;

•	validity of, and the absence of defaults under, material contracts;

•	employee benefit and retirement plans;

•	reserve for loan losses;

•	absence of any broker’s or finder’s fees except for fees and costs of Milestone Advisors for Umpqua and Howe Barnes Hoefer & Arnett for North Bay;

•	risk management instruments; and

•	related party transactions.

North Bay made additional representations and warranties to Umpqua regarding, among other things, its:

•	lack of joint ventures;

•	stock option granting practices;

•	outstanding commitments;

•	real property and personal property;

•	insurance coverage;

•	intellectual property;

•	employee benefits and relationship with its employees; and

•	shareholder list.

Covenants and Other Agreements

Conduct of Business Pending the Merger

Umpqua and North Bay have agreed that, prior to the effective date, except with the consent of the other party, each will:

•	continue to conduct its business in the ordinary course;

•	timely file governmental reports;

•	timely file tax returns and pay taxes;

•	preserve its present business organization,

•	retain its employees,

•	preserve the goodwill of all customers and other persons with whom it has business dealings, and

•	use commercially reasonable efforts to apply for and receive all approvals required for completion of the merger;

•	give notice of events that have a material adverse effect or could materially delay receipt of necessary approvals or compliance with covenants in the merger agreement; and

•	take such actions as may be necessary pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended, to exempt from Section 16(b) of the Exchange Act the conversion of shares of North Bay common stock and options to purchase North Bay common stock into Umpqua common stock and options to purchase Umpqua common stock.

Additional Covenants of North Bay

North Bay has also specifically agreed to:

•	pay or accrue for all merger related expenses of North Bay;

•	maintain its assets,

•	maintain existing insurance policies;

•	provide access, on a reasonable basis, to Umpqua to its premises and to its books, files and records;

•	deliver board minutes and committee reports to Umpqua;

•	deliver title reports to Umpqua with respect to all real property owned by North Bay and its subsidiary banks;

•	make provisions to its allowance for loan, lease and credit losses that conform to its internal policies and procedures, regulatory requirements and GAAP;

•	charge-off on a current basis all loans deemed to be uncollectible and charge off all loans classified as loss prior to the closing;

•	maintain appropriate classification and risk ratings for all loans;

•	notify Umpqua of retentions, renewals or modifications of loans of over $1,000,000 and commitments to lend over $1,000,000;

•	notify Umpqua of extensions of loans or commitments to lend to borrowers on North Bay’s watch list;

•	notify Umpqua of commitments or modifications to agreements or arrangements, which alone or together with all similar arrangements exceeds $250,000, with any director or officer of North Bay;

•	provide Umpqua summaries of Suspicious Activity Reports and reports with respect to money service businesses;

•	perform a loan file inventory;

•	evaluate investments for impairment; and

•	call a special meeting of shareholders to vote on the merger proposal.

Additional Covenants of Umpqua

Umpqua has also specifically agreed to:

•	register shares of Umpqua common stock to be issued to North Bay shareholders and file a listing application with the NASDAQ Global Select Market covering such securities;

•	honor written agreements with North Bay employees and directors entered into prior to January 17, 2007 and, in the case of split-dollar life insurance agreements, as amended thereafter;

•	honor all earned employee benefit or compensation obligations to current and former North Bay employees that are fully accrued as of the effective date of the merger;

•	shift North Bay employees to Umpqua benefit programs made available to similarly situated employees following completion of the merger with credit for years of service with North Bay accrued from the employee’s most recent hire date for eligibility purposes or, at Umpqua’s election, continue North Bay employee benefit plans in effect at the completion of the merger or modify existing North Bay plans to provide for benefits that would be substantially similar to those provided to similarly situated Umpqua employees;

•	provide severance to North Bay employees who are terminated other than for cause following completion of the merger pursuant to the published North Bay separation pay policy subject to Umpqua’s ability to elect to pay severance in a lump sum;

•	waive pre-existing conditions, exclusions and waiting periods with respect to participation and coverage for North Bay employees under any Umpqua health and welfare benefit plan that North Bay employees shall be eligible to participate in and cause each plan to honor any deductible and payment toward out-of-pocket maximums paid by an employee during the calendar year prior to participation in the Umpqua plan;

•	indemnify and hold harmless, to the fullest extent permitted under applicable law, North Bay’s present and former directors and officers against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger; and

•	maintain North Bay’s existing officers’ and directors’ liability insurance for a period of three years following completion of the merger or otherwise provide comparable coverage for the three year period.

Negative Covenants

Umpqua and North Bay have agreed that, without the consent of the other party, neither party will:

•	amend its articles of incorporation or bylaws or its respective subsidiaries’ articles or bylaws other than, in the case of Umpqua, amendments that would not adversely affect North Bay, its shareholders or the transactions contemplated by the merger agreement;

•	engage in any activity outside the ordinary course of business that could reasonably be expected to have a material adverse effect on their respective businesses or materially adversely delay the ability to receive regulatory approvals;

•	adopt any unusual or novel management, lending, personnel, accounting, or investment policies or otherwise materially change its business practices;

•	take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	willfully violate, commit a breach of or default under any contract or agreement that is material to its business; or

•	knowingly violate any applicable law or regulation relating to its business or assets.

Additional Negative Covenants of North Bay

North Bay has agreed not to, without the prior written approval of Umpqua:

•	declare any dividends other than a $0.14 per share dividend prior to March 31, 2007;

•	make any distribution with respect to capital stock;

•	repurchase shares of common stock;

•	except as required pursuant to existing stock option or restricted stock agreements, issue or agree to issue any shares of any class of stock of North Bay or any North Bay subsidiary or sell securities convertible into shares of any such class of stock;

•	grant stock options, warrants or other rights to purchase shares of any class of stock of North Bay or any North Bay subsidiaries;

•	modify the terms, accelerate vesting or extend the exercise date of any outstanding stock option, except as required by North Bay stock incentive plans;

•	borrow or guarantee payment of funds outside the ordinary course of its business;

•	cancel any debts or claims having a value in excess of $50,000;

•	sell, lease or transfer any material assets, property or rights outside the ordinary course of its business;

•	amend or terminate any material contract;

•	mortgage, pledge or subject to a lien or encumbrance any of its material assets other than permitted liens;

•	other than as required by written agreements, increase or agree to increase compensation payable to any officer, director, employee or agent of North Bay or The Vintage Bank that is a party to a severance, employment, supplemental executive retirement, salary continuation, consulting or similar agreement;

•	increase or agree to increase salary payable to any other officer, director, employee or agent of North Bay or The Vintage Bank other than annual merit salary and bonus increases made in the ordinary course of business consistent with past practices, but not exceeding 5% for any individual employee or 5% in the aggregate based upon December 7, 2006 salaries;

•	pay any discretionary or incentive bonuses except:

•	fully accrued and earned fourth quarter 2006 bonuses and the retained portion of fiscal year 2006 bonuses payable to relationship and customer service managers at The Vintage Bank; and

•	fully accrued incentive bonuses to executive officers for fiscal year 2006 performance based on 2006 goals.

•	pay any annual incentive or bonus compensation for a partial year of service;

•	enter into any contract with an officer, director, employee, consultant or agent or enter into any arrangement providing for severance payments upon termination of employment or upon the occurrence of any other event including without limitation the proposed merger;

•	make or commit to any stay, retention or conversion bonus;

•	enter into or make any material change to any employee benefit plan except as required by law;

•	amend its severance policy except to permit lump sum severance payments;

•	acquire control or ownership interests in any other corporation or other entity, except in the ordinary course of business through foreclosure or transfer in lieu of foreclosure;

•	acquire an ownership or leasehold interest in any real property without making an environmental evaluation that, in its opinion, is reasonably appropriate;

•	make any payment in excess of $100,000 in settlement of any pending or threatened legal proceeding;

•	acquire, open or close any office or branch;

•	make any capital expenditures in excess of $100,000;

•	extend the maturity of any loan risk-rated substandard or worse beyond September 30, 2007 or six months beyond the expected effective date of the merger, whichever is later;

•	extend the maturity of any loan on non-accrual beyond June 30, 2007 or three months following the expected effective date of the merger, whichever is later;

•	reverse any provision taken for loan losses;

•	sell investment securities at a gain except as necessary to provide liquidity, in accordance with past practices;

•	sell loans or purchase loan participations except as required for liquidity concerns and in amounts consistent with past practice; or

•	adopt any unusual or novel marketing policies.

No Solicitation

The merger agreement provides that neither North Bay nor The Vintage Bank nor any of their respective officers, directors, employees or agents may directly or indirectly initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with a party other than Umpqua. North Bay may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties based upon advice of its legal counsel. North Bay must notify Umpqua if it receives any alternative acquisition proposal.

Affiliate Agreements

Each affiliate of North Bay has delivered to Umpqua an agreement requiring each such person to dispose of his or her shares of Umpqua common stock acquired in the merger only in compliance with the Securities Act of 1933, as amended.

Conditions to Complete the Merger

The merger is subject to conditions set forth in the merger agreement. In the event the merger has not been completed by October 1, 2007, either party may terminate the merger agreement. See “THE MERGER AGREEMENT — Termination” below.

The merger can only occur if:

•	North Bay’s shareholders approve the merger proposal; and

•	Umpqua and North Bay procure all required regulatory consents, orders and approvals, and satisfy legal requirements of regulators including the Federal Reserve Board, the FDIC, the Director of the Oregon Department of Consumer and Business Services, and the California Department of Financial Institutions.

Umpqua has filed or will file the required applications with the appropriate regulatory agencies and expects to receive the necessary approvals in due course.

Each party’s respective obligations are conditioned on satisfaction by the other party of its obligations under the merger agreement and the above-mentioned conditions. The following additional conditions must be satisfied, or waived where permissible, and events must occur before the parties will be obligated to complete the merger:

•	there are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the merger or restrict the operations of the business of the parties;

•	there is no banking moratorium or other suspension of payment by banks in the United States;

•	each party has received good standing certificates or certificates of existence of the other party;

•	each party has received certified resolutions of the board of directors and shareholders of the other party evidencing approval of the proposed merger

•	the representations and warranties given by each party are true in all material respects as of the effective date of the merger;

•	each party has complied in all material respects with its covenants in the merger agreement;

•	there has been no material adverse change in the business or financial condition of either party since January 17, 2007, the date on which the parties entered into the merger agreement;

•	each party has received a certificate of the other party’s President and Chief Financial Officer certifying the fulfillment of conditions to completion of the merger;

•	each party has received an opinion of Foster Pepper LLP as to the tax treatment of the merger; and

•	the SEC has issued an order of registration relating to the shares of Umpqua common stock to be issued in the merger to North Bay shareholders and no stop order suspending the effectiveness of the registration statement relating to such shares has been issued or is pending or threatened.

Conditions to Umpqua’s Obligation to Complete the Merger

The following conditions must be satisfied, unless waived in writing and not required by law, before Umpqua is obligated to complete the merger:

•	shareholders holding less than 10% of the outstanding shares of North Bay common stock have perfected their right to become dissenting shareholders under California law;

•	the average daily balance of core deposits (defined as all deposits other than brokered deposits, time deposits greater than $100,000 and any deposits that were subject to off balance sheet deposit sweep programs in November 2006 or have been subject to such sweep programs since November 30, 2006) for the calendar month preceding the effective date of the merger is not less than the product of 94.0% and the average daily balance of core deposits for the month of November 2006;

•	each amended and restated severance, employment or salary continuation agreement entered into by executive officers of North Bay has not been amended or restated and remains in full force and effect;

•	each agreement entered into by directors of North Bay relating to voting, competition and solicitation has not been amended or rescinded and is in full force and effect; and

•	receipt of required third party consents.

Waiver of Conditions

The merger agreement provides that North Bay or Umpqua may waive any condition precedent to its own obligations under the merger agreement, including any default in the performance of any obligation of the other party, and may waive the time for compliance or fulfillment of any obligation of the other party, provided that such a waiver is permitted by law.

Amendment

The merger agreement may be amended at any time prior to the effective date upon approval of each party’s board of directors, including after approval by North Bay’s shareholders, except that amendments that decrease the amount or modify the form of consideration to be received by the North Bay shareholders must be approved by North Bay shareholders.

Termination

The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective date by:

•	the mutual consent of the boards of directors of Umpqua and North Bay acknowledged in writing;

•	either North Bay or Umpqua acting through their respective board of directors any time after October 1, 2007, if the merger has not been consummated by that date through no fault of the terminating party;

•	either Umpqua or North Bay acting through their respective board of directors in the event of a material breach by the other party of its representations, warranties or covenants in the merger agreement, which has not been cured within thirty days notice to the breaching party;

•	North Bay upon a good faith determination by its board of directors that such action is required for the directors to comply with their fiduciary duties;

•	North Bay if Umpqua’s stock price, based on average closing prices, is less than $26.42, and Umpqua’s board of directors does not elect to increase the total consideration payable to North Bay’s shareholders, as discussed in “— Decline in Umpqua’s Stock Price” below;

•	either Umpqua or North Bay if any order permanently restraining, enjoining or otherwise prohibiting consummation of the holding company or bank merger becomes final and non-appealable; or

•	either Umpqua or North Bay if North Bay’s shareholders fail to approve the merger proposal.

Decline in Umpqua’s Stock Price

North Bay may notify Umpqua of its intent to terminate the merger agreement if, prior to the effective date of the merger, the average closing price of Umpqua common stock over the fifteen trading day period ending on the fifth business day prior to the projected effective date of the merger is less than $26.42. North Bay must notify Umpqua of termination within two business days following the end of the measuring period for Umpqua’s stock price. Upon receipt of such notice, Umpqua’s board of directors may elect to increase the total consideration payable to North Bay shareholders by either:

•	increasing the number of shares of Umpqua common stock to be issued to North Bay shareholders in the merger by adjusting the exchange ratio so that it is equal to the quotient of $32.15 divided by the average closing price of Umpqua common stock over the fifteen trading day period ending on the fifth business day prior to the projected effective date of the merger; or

•	maintaining the exchange ratio at 1.217 and paying additional consideration to North Bay shareholders in cash in a per share amount equal to $32.15 minus the product of 1.217 times the average closing price of Umpqua common stock over the fifteen trading day period ending on the fifth business day prior to the projected effective date of the merger.

If Umpqua elects to adjust the exchange ratio or pay cash consideration it must notify North Bay of such election by the second business day after the later of receipt of North Bay’s notice to terminate or the end of the measuring period for Umpqua’s stock price and, thereafter, North Bay may not terminate the merger agreement due to the decline in Umpqua’s stock price.

Effect of Termination

If the merger agreement is terminated by the mutual consent of both parties, or either party terminates because the merger has not been completed by October 1, 2007, through no fault of the terminating party, the merger agreement will be void and neither party will have any liability as a result of the termination.

North Bay must pay Umpqua’s reasonable expenses of up to $500,000 if:

•	either party terminates the merger agreement due to the failure of North Bay’s shareholders to approve the merger proposal;

•	Umpqua terminates the merger agreement due to North Bay’s uncured material breach; or

•	North Bay terminates the merger agreement pursuant to a determination by its board of directors that such action is required in order for the directors to comply with their fiduciary duties.

Umpqua must pay North Bay’s reasonable expenses up to $500,000 if North Bay terminates the merger agreement due to Umpqua’s uncured material breach.

In addition, if either Umpqua or North Bay terminates the merger agreement as a result of the other party’s willful failure to comply with any of such party’s material covenants in the merger agreement, the breaching party will pay the terminating party an additional $2.0 million.

North Bay must pay a $5.0 million termination fee to Umpqua, within thirty days of Umpqua’s request, if all of the following occur:

•	the merger agreement is terminated:

•	by either party because North Bay shareholders fail to approve the merger proposal,

•	by North Bay pursuant to a good faith determination by its board of directors after consultation with Nixon Peabody LLP, its legal counsel, that such action is required for the directors to comply with their fiduciary duties, or

•	by Umpqua because of an uncured material breach by North Bay;

•	North Bay enters into an alternative acquisition transaction prior to twelve months after the date of termination;

•	the alternative acquisition transaction had been proposed:

•	prior to or at the time of North Bay’s special meeting of shareholders concerning the merger proposal with Umpqua if either party terminates the merger agreement because North Bay shareholders fail to approve the merger proposal, or

•	prior to the date of termination if Umpqua terminates the merger agreement because of an uncured material breach by North Bay or if North Bay terminates the merger agreement to comply with their fiduciary duties;

•	there was no material failure by Umpqua to comply with its covenants in the merger agreement at the time of North Bay’s special meeting of shareholders.

If, in connection with the termination of the merger agreement, North Bay pays any of Umpqua’s expenses or pays the additional $2.0 million to Umpqua as a result of North Bay’s material breach of the agreement, the $5.0 million termination fee will be reduced by such payments. For Umpqua and North Bay, receipt of the proper termination fee is the sole remedy for termination of the merger agreement.

Expenses

The merger agreement provides, in general, that each party will pay its own expenses in connection with the merger, including fees and expenses of its own financial and other consultants, accountants, and legal counsel except under termination events as discussed above. Upon completion of the merger, other expenses, including severance payments, will be paid by Umpqua.

INFORMATION ABOUT UMPQUA

Umpqua is an Oregon corporation headquartered in Portland, Oregon, and formed in March 1999. At that time, Umpqua acquired all of the outstanding shares of South Umpqua Bank, an Oregon state-chartered bank formed in 1953 in Canyonville, Oregon. South Umpqua Bank became Umpqua Bank in December 2000 and is headquartered in Roseburg, Oregon. Umpqua became a financial holding company in March 2000 under the Gramm-Leach-Bliley Act.

Through a succession of mergers with VRB Bancorp ($348 million of assets), Linn — Benton Bank ($119 million of assets) and Independent Financial Network, Inc. ($440 million of assets) in 2000 and 2001, we expanded the Company’s footprint in Southern Oregon, the Oregon coast and north along the I-5 corridor into the Willamette Valley. During 2002, Umpqua completed the acquisition of Centennial Bancorp, the parent company of Centennial Bank, which at the time of acquisition had total assets of approximately $840 million and 22 branches located principally in the Portland metropolitan and Willamette Valley areas of Oregon along the I-5 corridor. During the third quarter of 2004, Umpqua completed the acquisition of Humboldt Bancorp, the parent company of Humboldt Bank, which also operated under the names Capitol Valley Bank, Feather River State Bank and Tehama Bank, which at the time of acquisition had total assets of approximately $1.5 billion and 27 branches located throughout Northern California. We expanded our Northern California footprint with the June 2006 acquisition of Western Sierra Bancorp, the parent company of Western Sierra National Bank, Auburn Community Bank, Central California Bank and Lake Community Bank, which at the time of acquisition had total assets of approximately $1.3 billion and 31 branches located in the Northern California counties of counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa and Tuolumne.

Umpqua engages primarily in the business of commercial and retail banking and the delivery of retail brokerage services. Umpqua Bank provides a wide range of banking, mortgage banking and other financial services to corporate, institutional and individual customers. Umpqua engages in the retail brokerage business through its wholly owned subsidiary Strand, Atkinson, Williams & York, Inc. Umpqua also has ten subsidiaries formed for the sole purpose of issuing trust preferred securities.

Umpqua Bank is considered one of the most innovative community banks in the United States, combining a retail product delivery approach with an emphasis on quality-assured personal service. Since 1995, Umpqua Bank transformed from a traditional community bank into a community-oriented financial services retailer by implementing a variety of retail marketing strategies to increase revenue and differentiate itself from its competition. At December 31, 2006, Umpqua Bank had assets of over $7.3 billion and deposits of approximately $5.8 billion. Umpqua Bank operates 134 stores between Napa, California and Bellevue, Washington primarily along the I-5 corridor; in Central Oregon; and along the Oregon and Northern California coast.

Strand, Atkinson, Williams & York, Inc. is a registered broker-dealer and investment advisor with stand-alone offices in Portland, Eugene and Medford, Oregon, and offices in Umpqua Bank stores in Bend, Coos Bay, Eugene, Grants Pass, Roseburg, Oregon and Eureka, Marysville, Sacramento and Valley Springs, California. Strand, Atkinson offers a full range of investment products and services including stocks, government and corporate bonds, mutual funds, annuities, options, retirement planning, money management, and life, disability and medical supplement policies.

Umpqua’s principal objective is to become the leading community-oriented financial services retailer throughout the Pacific Northwest including Northern California, with plans to continue to expand its market from Seattle to Sacramento, primarily along the I-5 corridor. Umpqua intends to continue to grow its assets and increase profitability and shareholder value by differentiating itself from competitors through the following strategies:

•	capitalize on an innovative product delivery system;

•	deliver superior quality service;

•	establish strong brand awareness;

•	use technology to expand customer base; and

•	increase market share in existing markets and expand into new markets through a marketing and sales plan comprising the following key components:

•	comprehensive media advertising campaigns showcasing Umpqua’s innovative style of banking and commitment to quality customer service;

•	applying a retail store concept and atmosphere to Umpqua Bank stores; and

•	establishing and emphasizing a sales culture among Umpqua Bank associates through training and incentives.

Additional information with respect to Umpqua is included in the documents incorporated by reference into this proxy statement-prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

INFORMATION ABOUT NORTH BAY

North Bay is a California corporation and a registered bank holding company incorporated in 1999 with its headquarters in Napa, California. North Bay was organized pursuant to a plan of reorganization for the purpose of becoming the parent corporation of The Vintage Bank. North Bay’s only other subsidiary is North Bay Statutory Trust I, which was formed in June 2002 for the purpose of issuing trust preferred securities.

North Bay’s primary business is servicing the banking needs of the communities in which it operates and its marketing strategy stresses local ownership and a commitment to serve the banking needs of individuals living and working in North Bay’s primary service areas and local businesses, including retail, professional and real estate-related activities, in those service areas. North Bay conducts its commercial and retail banking operations through The Vintage Bank and its Solano Bank division.

The Vintage Bank is a California corporation organized as a state-chartered bank in 1984. In January 2005, Solano Bank, previously a wholly owned subsidiary of North Bay, was merged with and into The Vintage Bank. Solano Bank operates as a division of The Vintage Bank.

The Vintage Bank engages in commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue in Napa, California. The Vintage Bank has nine other banking offices including four offices in the Solano Bank division, which operates in Solano County. The Vintage Bank offers a full range of commercial banking services to individuals and the business and agricultural communities in Napa and Solano Counties. The Vintage Bank emphasizes retail commercial banking operations and accepts checking and savings deposits, makes consumer, commercial, construction and real estate loans, and provides other customary banking services.

At December 31, 2006 North Bay had approximately $654.7 million in total assets and $475.6 million in total deposits.

Additional information with respect to North Bay is included in the documents incorporated by reference into this proxy statement-prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

DESCRIPTION OF UMPQUA CAPITAL STOCK

In the merger, North Bay shareholders will exchange their shares of North Bay common stock for Umpqua common stock. The following summarizes the material features of Umpqua common stock and is subject to the provisions of Umpqua’s articles of incorporation and bylaws and the relevant portions of the Oregon Business Corporation Act, or OBCA.

Description of Common Stock

Umpqua is authorized to issue up to 100 million shares of common stock without par value and 2 million shares of preferred stock without par value. As of March 8, 2007, there were 58,219,886 shares of common stock outstanding. Following the merger, a total of approximately 63,333,233 shares are expected to be outstanding. No preferred shares have been issued. The terms of the preferred stock are not established in the articles of incorporation, but may be designated in one or more series by the board of directors when the shares are issued. Umpqua’s board of directors is authorized to issue or sell additional capital stock of Umpqua, at its discretion and for fair value, and to issue future cash or stock dividends, without prior shareholder approval, except as otherwise required by law or the listing requirements of the Nasdaq National Market.

A total of 2 million shares of common stock are reserved for issuance under Umpqua’s 2003 Stock Incentive Plan. As of March 8, 2007 there were a total of 1,118,100 shares in the plan available for future grants. Awards of stock options and restricted stock grants under the plan, when added to awards under all other plans, are limited to a maximum 10% of Umpqua’s outstanding shares on a fully-diluted basis. An additional 1,100,129 shares are reserved for issuance under outstanding option grants made under Umpqua’s 2000 Stock Option Plan and other equity based award plans. Approximately 565,687 additional Umpqua shares will be reserved for the exercise of awards granted under North Bay’s stock incentive plans, which will be assumed by Umpqua.

Voting and Other Rights

Each outstanding share of common stock has the same relative rights as each other share of common stock, including rights to the net assets of Umpqua upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters. The affirmative vote of a majority of the outstanding shares is required to approve a merger or dissolution or sale of all of Umpqua assets. In general, amendments to Umpqua’s articles of incorporation must be approved by a majority of the outstanding shares. Amendments to Umpqua’s articles of incorporation concerning the following subject matters, however, currently require the approval of at least 75% of all votes entitled to be cast on the amendment:

•	limitation of director liability;

•	indemnification of directors; and

•	anti-takeover provisions.

Umpqua’s directors are each elected annually and may be removed with or without cause. Directors are elected by a plurality of the votes cast and holders of common stock may not cumulate votes in the election of directors. All issued and outstanding shares are, and all shares to be issued to North Bay shareholders pursuant to the merger will be, fully paid and non-assessable.

In the event of Umpqua’s liquidation, holders of Umpqua’s common stock will be entitled to receive pro rata any assets legally available for distribution to Umpqua shareholders, subject to any prior rights of any Umpqua preferred stock then outstanding.

Umpqua’s common stock does not have any preemptive rights, sinking fund provisions, redemption privileges or conversion rights. Umpqua’s articles of incorporation permit the repurchase of outstanding shares of common stock.

Mellon Investor Services, LLC is the registrar and transfer agent for Umpqua’s common stock.

Dividend Rights

Subject to any prior rights of any outstanding preferred stock, holders of Umpqua’s common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as Umpqua’s board of directors may declare out of funds legally available for these payments. The board of directors’ dividend policy is to review Umpqua’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders. Umpqua’s ability to pay cash dividends is largely dependent on the dividends it receives from its principal subsidiary, Umpqua Bank. Although Umpqua expects to continue to pay cash dividends, future dividends are subject to the discretion of the board.

Anti-Takeover Provisions

Umpqua’s articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, to consider the social, legal and economic effects on employees, customers and suppliers of the company, and on the communities and geographical areas in which the company operates, as well as the state and national economies and the short- and long-term interests of the company and its shareholders. This provision may be amended only by the affirmative vote of at least 75% of the outstanding shares. Such provision may have the effect of discouraging potential acquirers, and may be considered an anti-takeover defense. Under the OBCA, a proposed merger or plan of exchange requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares.

Umpqua’s articles of incorporation contain certain other provisions that could make more difficult their acquisition by means of an unsolicited tender offer or proxy contest. Umpqua’s articles of incorporation authorize the issuance of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling unissued shares to a friendly third party.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Umpqua and North Bay are incorporated in Oregon and California, respectively. Upon consummation of the merger, the rights of North Bay shareholders who receive Umpqua common stock in exchange for their shares will be governed by Umpqua’s articles of incorporation and bylaws and by the Oregon Business Corporations Act, or “OBCA”.

The following table presents a comparison of the rights of North Bay and Umpqua shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of North Bay and Umpqua shareholders. This summary is qualified in its entirety by reference to Umpqua’s and North Bay’s respective articles of incorporation and bylaws, as each has been amended or restated, and to the OBCA and the California General Corporations Law, or “CGCL”.

UMPQUA	NORTH BAY

AUTHORIZED CAPITAL STOCK
Common Stock. 100,000,000 shares authorized, of which 58,219,886 were issued and outstanding as of March 8, 2007.	Common Stock. 15,000,000 shares authorized, of which 4,201,600 were issued and outstanding as of March 8, 2007.
Preferred Stock. 2,000,000 shares authorized, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.	Preferred Stock. 500,000 shares authorized, none of which have been issued. The board of directors may issue preferred stock and designate the rights and preferences.
100,000 shares of the Preferred Stock is designated as Series A Preferred Stock. Series A Preferred is entitled to a quarterly dividend of $0.25 and is entitled to vote on all matters submitted to a vote for the shareholders.
BOARD OF DIRECTORS
Umpqua’s bylaws set the number of directors at not less than 6 nor more than 19 directors with the number of directors to be set by the board. The number of directors is currently set at 15, which will be reduced to 11 on April 17, 2007 with the annual meeting of Umpqua shareholders.	North Bay’s bylaws set the number of directors at not less than 9 nor more than 17 directors with the number of directors set by the board. The number of directors is currently set at 12.

ELECTION OF DIRECTORS; CUMULATIVE VOTING
The OBCA provides that shareholders do not have a right to cumulate their votes unless the corporation’s articles of incorporation so provide. Umpqua’s shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast.	The CGCL provides for cumulative voting for directors, unless the corporation’s articles or bylaws provide otherwise. North Bay’s bylaws do not permit cumulative voting. Directors are elected by a plurality of the votes cast.

CLASSIFIED BOARD OF DIRECTORS
The OBCA permits classification of an Oregon corporation’s board of directors. Umpqua does not have a classified board of directors. Umpqua’s articles of incorporation require that all directors be elected at each annual meeting of shareholders for a term of one year.	The CGCL permits classification of a California corporation’s board of directors. North Bay’s board is divided into three classes, with as close as possible to one-third of the directors elected annually for three-year terms. Generally, only one class of directors is elected in any particular year.

UMPQUA	NORTH BAY

REMOVAL OF DIRECTORS
The OBCA provides that directors may be removed with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause.

Under Umpqua’s articles of incorporation, shareholders holding a majority of shares entitled to vote for election of directors may remove any director with or without cause.

The CGCL provides that directors may be removed without cause, if the removal is approved by the holders of a majority of the outstanding shares entitled to vote. The CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

North Bay’s bylaws substantially restate the applicable CGCL provisions.

In addition, a director may be removed by the board of directors if the director is declared of unsound mind by an order of court or convicted of a felony.

FILLING VACANCIES ON BOARD OF DIRECTORS
The OBCA provides that, unless the corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors may be filled by shareholders or the board of directors.

Umpqua’s articles of incorporation provide that only the board of directors may fill vacancies.

The CGCL provides that vacancies created by removal of a director may be filled only by shareholder approval unless the corporation’s articles of incorporation or bylaws provide otherwise.

The CGCL provides that in other cases, vacancies may be filled by approval of the board. Shareholders may elect a director at any time to fill any vacancy not filled by the directors.

North Bay’s bylaws substantially restate the statutory provisions.

SHAREHOLDER NOMINATIONS
Umpqua’s bylaws provide that shareholder nominations may be brought before an annual meeting only upon delivery of a notice to Umpqua’s Secretary not later than the close of business 90 calendar days before the calendar date of Umpqua’s proxy statement released to shareholders in connection with the previous year’s annual meeting.	North Bay’s bylaws provide that shareholder nominations for election of directors must be delivered to North Bay’s President by the later of (i) the close of business 21 days prior to any meeting of shareholders called for the election of directors, or (ii) if less than 21 days’ notice of a meeting is provided to shareholders, 10 days after the date of mailing of notice of a meeting to shareholders.

UMPQUA	NORTH BAY

SHAREHOLDER VOTING
Election of Directors.  Directors are elected by a plurality of the votes cast.

Vote for Approval of Action.  Actions other than the election of directors are approved if the votes cast in favor exceed the votes opposed, unless a greater number is required by the OBCA or the articles of incorporation.

Extraordinary Transactions.  The OBCA generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

Election of Directors.  Directors are elected by a plurality of the votes cast.

Vote for Approval of Action.  Actions other than the election of directors are approved by the affirmative vote of the majority of the shares represented and voting at a meeting at which a quorum is present, unless a greater number is required by the CGCL or the articles of incorporation. See “ANTI-TAKEOVER PROVISIONS” below.

SPECIAL MEETINGS OF SHAREHOLDERS
Under the OBCA, a corporation’s board of directors, shareholder(s) (holding at least 10% of the votes entitled to be cast for any proposition at the special meeting, by a demand in writing) and other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders. Umpqua’s bylaws also authorize the Chief Executive Officer to call a special meeting.

The OBCA permits a corporation, in its articles of incorporation, to require a greater percentage than 10%, up to 25%, but Umpqua’s articles of incorporation do not require more than 10%.

Under the CGCL, the board of directors, chair of the board, president, shareholder(s) (holding at least 10% of the votes entitled to be cast for any proposition at the special meeting, by a demand in writing), and such other persons designated in the corporation’s articles or bylaws have the authority to call special meetings of shareholders.

North Bay’ s bylaws substantially restate the statutory provisions and do not specify any additional persons.

ACTION BY SHAREHOLDERS WITHOUT A MEETING
Under the OBCA and Umpqua’s bylaws, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if all shareholders entitled to vote execute a written consent describing the action. The OBCA permits a corporation to provide in its articles of incorporation that action may be taken without a meeting if the action is taken by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. Umpqua’s articles do not include such a provision.
The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Except with respect to filling vacancies on the board of directors, other than vacancies created by removal, the CGCL does not permit election of directors by written consent except by unanimous written consent of all shares entitled to vote in the election of directors.

North Bay’s bylaws substantially restate the statutory provisions.

UMPQUA	NORTH BAY

ANTI-TAKEOVER PROVISIONS
Umpqua’s articles of incorporation permit the board to consider factors in determining what is in the best interest of the corporation including a merger’s or reorganization’s social, legal, and economic effect on employees, suppliers, customers, the community, the economy of the state and nation, short- and long-term interests Umpqua and its shareholders, and other relevant factors.	Extraordinary Transactions. The CGCL generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter. North Bay’s articles of incorporation require the affirmative vote of 66 2/3% of the outstanding shares and the affirmative vote of at least a majority of all outstanding shares other than those owned by an interested shareholder (the owner of at least 20% of the outstanding shares) for most actions involving an interested shareholder, including, but not limited to, mergers or consolidations and sales, but not limited to, mergers or consolidations and sales, loans or transfers of more than 10% of the company assets. However, the voting provisions are not required, except as required by law, if certain conditions are met. These conditions include that the consideration is equal to the highest price paid by the interested shareholder for a share or the price of a share on the announcement date, a proxy or informational statement by sent to shareholders, and a regulatory agency deem the transaction fair.

UMPQUA	NORTH BAY

AMENDMENT TO CHARTER DOCUMENTS
Articles of Incorporation.  The OBCA provides that amendments to the articles of incorporation must be approved by the board of directors and by the holders of a majority of the shares entitled to vote on the amendment (if the amendment gives rise to dissenters’ rights) or by a vote of shareholders with the votes cast in favor of the amendment exceeding the votes cast in opposition to the amendment (if the amendment does not give rise to dissenters’ rights). The board alone may adopt immaterial amendments.

Umpqua’s articles of incorporation require a supermajority vote to amend provisions relating to the limitation of director’s liability and indemnification, and consideration of other constituencies in the context of a merger or similar extraordinary transaction. These provisions may be amended or revised only by approval of holders of at least 75% of the shares entitled to vote. Amendments to include other terms that would be inconsistent with the provisions above must also be approved by holders of at least 75% of the shares entitled to vote.

Bylaws.  The OBCA provides that the corporation’s board may amend or repeal the corporation’s bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or the shareholders in amending or repealing a particular bylaw provide expressly that the directors may not amend or repeal that bylaw. The OBCA permits shareholders to amend or repeal bylaws. Umpqua’ s bylaws substantially restate the statutory provisions.

Articles of Incorporation.  To amend the articles of incorporation, the CGCL requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote. North Bay’s articles also require 66 2/ 3% to amend the provision requiring a supermajority for certain business combinations and sale of all or substantially all of the corporation’s assets. In addition, North Bay’s articles require 66 2/3% of the outstanding shares of Series A Preferred Stock to amend the Articles in any way which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock.

Bylaws.  The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation’s board of directors each have the power to adopt, amend or repeal a corporation’s bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. The fixed number or the minimum number of directors may not be reduced to less than five if the votes cast against adoption of the amendment to the bylaws or articles are equal to or more than 66 2/3% of the outstanding shares entitled to vote.

Neither North Bay’s articles nor bylaws restrict the power of the board to adopt, amend or repeal its bylaws, other than amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa.

LEGAL MATTERS

The validity of Umpqua common stock to be issued in the merger will be passed upon for Umpqua by its counsel, Foster Pepper LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of Umpqua Holdings Corporation and subsidiaries as of December 31, 2006 and for the year ended December 31, 2006, incorporated in this document by reference from Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Umpqua management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, has also been incorporated by reference from Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2006.

The consolidated financials statements for the year ended December 31, 2004, incorporated in this prospectus from Umpqua Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of North Bay Bancorp and subsidiaries as of December 31, 2006, and for the year ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been audited by Perry-Smith LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. North Bay management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, has also been incorporated by reference from North Bay’s Annual Report on Form 10-K for the year ended December 31, 2006.

The consolidated financial statements of North Bay Bancorp and subsidiaries as of December 31, 2005 and for the two years ended December 31, 2005, incorporated in this document from North Bay’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by KPMG LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. North Bay management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, has also been incorporated by reference from North Bay’s Annual Report on Form 10-K for the year ended December 31, 2005.

PROPOSALS OF SHAREHOLDERS

North Bay will hold an annual meeting of its shareholders in 2007 only if the merger is not completed. North Bay’s annual meeting was scheduled for May 10, 2007, and any North Bay shareholder who wished to submit a proposal for consideration at the annual meeting must have submitted the proposal on or before December 11, 2006 for the proposal to be included in North Bay’s proxy statement for the 2007 annual meeting, if one is held. If notice of a proposal was not received by February 24, 2007, the notice would have been untimely and the company’s proxy holders could have discretionary authority to vote on the proposal. No shareholder proposals have been received. All proposals must be submitted in writing to North Bay’s corporate Secretary at North Bay Bancorp, 1190 Airport Road, Suite 101, Napa, California 94559.

INCORPORATION OF DOCUMENTS BY REFERENCE

Umpqua and North Bay file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. North Bay and Umpqua public filings are also available to the public from commercial document retrieval services and at the free web site maintained by the SEC at http://www.sec.gov.

Umpqua has filed a registration statement on Form S-4 to register with the SEC the shares of Umpqua common stock to be issued to North Bay shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Umpqua and a proxy statement of Umpqua and North Bay for the Umpqua annual meeting of shareholders and the North Bay special meeting of shareholders.

The SEC allows Umpqua and North Bay to incorporate information into this document by reference to other information that each company has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

This document incorporates by reference the documents set forth below that Umpqua and North Bay have previously filed with the SEC. These documents contain important information about the companies. You should read this document together with the documents incorporated by reference.

Umpqua Filings

1. Annual Report on Form 10-K for the year ended December 31, 2006.

2. Current Report on Form 8-K filed January 18 2007.

3. All other reports filed pursuant to Section 13(a) of the Exchange Act since December 31, 2006.

4. The description of common stock contained in the registration statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the FDIC on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, Umpqua filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) Umpqua is the successor issuer to Umpqua Bank and the common stock of Umpqua was deemed to be registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

North Bay Filings

1. Annual Report on Form 10-K for the year ended December 31, 2006.

2. Current Reports on Form 8-K filed January 18, January 25, and February 28, 2007.

3. All other reports filed pursuant to Section 13(a) of the Exchange Act since December 31, 2006.

North Bay (File No. 0-25979) and Umpqua (File No. 0-25597) incorporate by reference any documents that they may file under the Exchange Act with the SEC between the date of this document and the dates of their respective shareholder meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Items 2.02 and 7.01), as well as proxy statements.

North Bay has supplied all information contained or incorporated by reference in this document relating to North Bay, and Umpqua has supplied all such information relating to Umpqua.

Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Umpqua or North Bay shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Umpqua Holdings Corporation Michelle Bressman, Investor Relations Umpqua Bank Plaza One SW Columbia Street, Suite 1200 Portland, OR 97258 (503) 727-4109 michellebressman@umpquabank.com	North Bay Bancorp Terry L. Robinson, President/CEO Suite 101 1190 Airport Road P.O. Box 2200 Napa, CA 94558 (707) 252-5024 trobinson@vintagebank.com

Umpqua and North Bay make all of their SEC filings available on their respective web sites — www.umpquaholdingscorp.com and www.northbaybancorp.com.

If you would like to request documents from either company, please do so by April 18, 2007 to receive them before the shareholder meeting. If you request any incorporated documents from us, we will mail them to you within one business day of your request by first-class mail, or similar means.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the shareholder meeting. Umpqua and North Bay have not authorized anyone to provide you with information that is different from what is contained in this document.

This document is dated March 9, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Umpqua common stock in the merger will create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among
Umpqua Holdings Corporation,
Umpqua Bank,
North Bay Bancorp
and
The Vintage Bank

January 17, 2007

1. Definitions		A-1
2. Mergers.		A-5
2.1	Transactions Pursuant to the Holding Company Plan of Merger	A-5
2.2	Transactions Pursuant to the Bank Plan of Merger	A-6
2.3	Exchange Procedures	A-7
2.4	Dissenters’ Shares	A-8
2.5	Anti-Dilution Provision	A-8
3. Reserved		A-8
4. Representations and Warranties of NBB and TVB		A-8
4.1	Organization, Existence, and Authority	A-8
4.2	Authorized and Outstanding Stock, Options, and Other Rights	A-8
4.3	Public Reports; Sarbanes-Oxley Compliance	A-9
4.4	Articles of Incorporation, Bylaws, Minutes	A-10
4.5	No Holding Company, Joint Venture, or Other Subsidiaries	A-10
4.6	Shareholder Reports	A-10
4.7	Books and Records	A-11
4.8	Legal Proceedings	A-11
4.9	Compliance with Laws and Regulations	A-11
4.10	Commitments	A-12
4.11	Environmental Matters	A-12
4.12	Contingent and Other Liabilities	A-13
4.13	No Material Adverse Effects	A-13
4.14	Regulatory Approvals Required	A-13
4.15	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-13
4.16	No Defaults from Transaction	A-14
4.17	Taxes and Tax Returns	A-14
4.18	Real Property, Leased Personal Property	A-14
4.19	Insurance	A-15
4.20	Intellectual Property	A-15
4.21	Contracts and Agreements	A-15
4.22	Employee Benefits	A-16
4.23	Labor and Employment	A-18
4.24	Allowance for Loan Losses	A-18
4.25	Repurchase Agreement	A-18
4.26	Shareholder List.	A-18
4.27	Interests of Directors and Others	A-18
4.28	NBB Disclosure Schedule to this Agreement	A-18
4.29	Brokers and Finders	A-19
4.30	Bank Secrecy Act; Patriot Act; Transactions with Affiliates.	A-19
4.31	Risk Management Instruments.	A-19

A-i

5. Representations and Warranties of Umpqua and Umpqua Bank		A-19
5.1	Organization, Existence, and Authority	A-19
5.2	Authorized and Outstanding Stock, Options, and Other Rights	A-19
5.3	Public Reports; Sarbanes-Oxley Compliance	A-20
5.4	Articles of Incorporation, Bylaws, Minutes	A-21
5.5	Shareholder Reports	A-21
5.6	Books and Records	A-21
5.7	Legal Proceedings	A-21
5.8	Compliance with Laws and Regulations	A-22
5.9	Environmental Matters	A-23
5.10	Contingent and Other Liabilities	A-23
5.11	No Material Adverse Effects	A-23
5.12	Regulatory Approvals Required	A-23
5.13	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-24
5.14	No Defaults from Transaction	A-24
5.15	Taxes and Tax Returns	A-24
5.16	Insurance	A-25
5.17	Contracts and Agreements	A-25
5.18	Reserve for Loan Losses	A-25
5.19	Repurchase Agreement	A-25
5.20	Interests of Directors and Others	A-25
5.21	Umpqua Disclosure Schedule to this Agreement	A-25
5.22	Brokers and Finders.	A-26
5.23	Bank Secrecy Act; Patriot Act; Transactions with Affiliates.	A-26
5.24	Risk Management Instruments	A-26
6. Covenants of NBB		A-26
6.1	Certain Actions	A-26
6.2	No Solicitation	A-28
6.3	Filing Reports and Returns, Payment of Taxes	A-28
6.4	Preservation of Business	A-29
6.5	Commercially Reasonable Efforts	A-29
6.6	Updating the NBB Disclosure Schedule	A-29
6.7	Rights of Access	A-29
6.8	Proxy Statement	A-30
6.9	Availability of Reports; Communications	A-30
6.10	Shareholder Meeting	A-30
6.11	Title Reports	A-30
6.12	Allowance for Loan Losses	A-30
6.13	Agreements and Plans	A-31
6.14	Other Actions	A-31
6.15	Section 16 Matters.	A-31

A-ii

7. Covenants of Umpqua.		A-31
7.1	Certain Actions	A-31
7.2	Filing Reports and Returns, Payment of Taxes	A-32
7.3	Preservation of Business	A-32
7.4	Commercially Reasonable Efforts	A-32
7.5	Updating the Umpqua Disclosure Schedule	A-32
7.6	S-4 Registration Statement	A-33
7.7	Listing of Securities	A-33
7.8	Other Actions	A-33
7.9	Employee Matters	A-33
7.10	Indemnification of Directors and Officers; D&O Insurance	A-34
7.11	Section 16 Matters	A-35
8. Conditions to Obligations of Umpqua		A-36
8.1	NBB Shareholder Approval; Dissenting Shareholders	A-36
8.2	No Litigation	A-36
8.3	No Banking Moratorium	A-36
8.4	Regulatory Approvals	A-36
8.5	Compliance with Securities Laws	A-36
8.6	Other Consents	A-36
8.7	Corporate Documents	A-36
8.8	Continuing Accuracy of Representations and Warranties	A-36
8.9	Compliance with Covenants and Conditions	A-37
8.10	No Material Adverse Effects	A-37
8.11	Certificate	A-37
8.12	Tax Opinion	A-37
8.13	Employee Agreements	A-37
8.14	Director Agreements	A-37
9. Conditions to Obligations of NBB		A-37
9.1	Shareholder Approval	A-37
9.2	No Litigation	A-37
9.3	No Banking Moratorium	A-37
9.4	Regulatory Approvals	A-37
9.5	Compliance with Securities Laws	A-38
9.6	Other Consents	A-38
9.7	Corporate Documents	A-38
9.8	Continuing Accuracy of Representations and Warranties	A-38
9.9	Compliance with Covenants and Conditions	A-38
9.10	No Material Adverse Effects	A-38
9.11	Tax Opinion	A-38
9.12	Certificate	A-38

A-iii

10. Closing		A-38
11. Termination; Price Protection		A-39
11.1	Procedure for Termination	A-39
11.2	Effect of Termination	A-40
11.3	Price Protection	A-40
11.4	Participation in Subsequent Transaction	A-40
11.5	Documents from NBB	A-41
11.6	Documents from Umpqua	A-41
12. Miscellaneous Provisions		A-41
12.1	Amendment or Modification	A-41
12.2	Public Statements	A-41
12.3	Confidentiality	A-41
12.4	Waivers and Extensions	A-41
12.5	Expenses	A-41
12.6	Financial Advisors	A-41
12.7	Binding Effect, No Assignment	A-41
12.8	Representations and Warranties	A-41
12.9	Remedies	A-41
12.10	No Benefit to Third Parties	A-42
12.11	Notices	A-42
12.12	Governing Law	A-42
12.13	Entire Agreement	A-42
12.14	Headings	A-42
12.15	Counterparts	A-43
12.16	Restrictions On Transfer	A-43
12.17	Material Change	A-43
12.18	Survival	A-43

Exhibit A — Holding Company Plan of Merger

Exhibit B — Bank Plan of Merger

Exhibit C — Forms of Director Voting, Non-Competition and Non-Solicitation Agreements and Director Voting and Non-Solicitation Agreement

Exhibit D — Rule 145 Affiliate Letter

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization is entered into effective this 17th day of January, 2007 (this “Agreement”), by and among Umpqua Holdings Corporation (“Umpqua”), Umpqua Bank (“Umpqua Bank”), North Bay Bancorp (“NBB”) and The Vintage Bank (“TVB”).

RECITALS:

A. Umpqua is an Oregon corporation, and registered financial holding company, with its executive offices at Umpqua Bank Plaza, Suite 1200, One SW Columbia Street, Portland, Oregon.

B. Umpqua Bank is an Oregon state-chartered bank, and a wholly owned subsidiary of Umpqua, with its principal office at 445 SE Main Street, Roseburg, Oregon.

C. NBB is a California corporation, and registered bank holding company, with its executive offices at 1190 Airport Road, Napa, California.

D. TVB is a California state-chartered bank, and a wholly owned subsidiary of NBB, with its principal office at 1500 Soscol Avenue, Napa, California.

E. The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement.

F. The respective boards of directors of each of Umpqua, Umpqua Bank, NBB and TVB have determined that it is in the best interests of their respective corporations and shareholders to consummate the applicable Mergers and the other transactions contemplated by this Agreement.

G. The parties intend that the transactions contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

H. Section 8.13(a) of the NBB Disclosure Schedule lists those individuals who have entered into amended and restated employment, consulting or other agreements in connection with the transactions contemplated hereby.

I. Each director of NBB and TVB has, simultaneously with the execution and delivery hereof, executed and delivered to Umpqua a Voting, Non-Competition and Non-Solicitation Agreement or Voting and Non-Solicitation Agreement, as the case may be, substantially in the appropriate form of such agreement attached hereto as Exhibit C and each director and executive officer of NBB has, simultaneously with the execution and delivery hereof, executed and delivered a Rule 145 Affiliate Letter substantially in the form of Exhibit D attached hereto.

AGREEMENT

In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, the parties hereby enter into this Agreement and agree as follows:

1.  Definitions.  For purposes of this Agreement, the following terms shall have the definitions given:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Alternative Acquisition Transaction” means any event or series of events pursuant to which a party or its board of directors enters into an agreement or recommends to its shareholders any agreement (other than this Agreement) pursuant to which any Person would (i) merge or consolidate with such party, with the result that the shareholders of such party hold less than 50% of the stock or voting power of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of such party or any of its subsidiaries, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the stock or voting power of such party or any one or more of its subsidiaries.

(c) “Bank Merger” means the merger of TVB with and into Umpqua Bank in accordance with the Bank Plan of Merger.

(d) “Bank Plan of Merger” means the Plan of Merger to be executed by Umpqua Bank and TVB and delivered to the Oregon Director and California Secretary of State for filing substantially in the form attached hereto as Exhibit B.

(e) “Benefits Integration” has the meaning set forth in Section 7.9.

(f) “California Commissioner” means the Commissioner of the California Department of Financial Institutions.

(g) “Call Reports” means the final quarterly reports of condition and income filed by such bank with the FFIEC pursuant to the Federal Deposit Insurance Act.

(h) “Cash Consideration” has the meaning set forth in Section 11.1(e).

(i) “Cash Fill Option” has the meaning set forth in Section 11.1(e).

(j) “CGCL” means the California General Corporation Law.

(k) “COBRA” has the meaning set forth in Section 4.22(f).

(l) “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Confidentiality Agreement” means the letter agreement, dated as of December 6, 2006, by and between Umpqua and NBB.

(n) “Contract” means any agreement, contract, undertaking, obligation, instrument, note, power of attorney, evidence of indebtedness, purchase order, quotation, license or other commitment to which any Party or to which any of the assets of such Party is subject, whether oral or written, express or implied, except that the term “Contracts” shall not include Loans made in the ordinary course of business consistent with past practices and the notes or other instruments or agreements that evidence such loans or provide security therefore.

(o) “Converted Option” has the meaning set forth in Section 2.1.6.

(p) “Core Deposits” means all deposits other than (i) brokered deposits, (ii) time deposits greater than $100,000, and (iii) any deposits that were subject to off balance sheet deposit sweep programs in November 2006 or have been subject to such sweep programs since November 30, 2006.

(q) “Costs” has the meaning set forth in Section 7.10(a).

(r) “Decline Adjustment” has the meaning set forth in Section 11.1(e).

(s) “Dissenters’ Shares” has the meaning set forth in Section 2.1.4.

(t) “Dissenting Shareholder” means any holder of Dissenters’ Shares.

(u) “Effective Date” is the date on which the Articles of Merger for the Holding Company Merger are filed with the Oregon Secretary of State.

(v) “Effective Time” is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

(w) “Employee Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of NBB, TVB or Solano Bank and current or former directors of NBB, TVB or Solano Bank including, but not limited to, “employee benefit plans” as defined by Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, restricted stock, incentive, salary continuation, supplemental executive retirement and bonus plans.

(x) “Environmental Law” has the meaning set forth in Section 4.11.

(y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(z) “ERISA Affiliate” has the meaning set forth in Section 4.22.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

(bb) “Exchange Agent” has the meaning set forth in Section 2.3.1.

(cc) “Exchange Ratio” means 1.217, subject to adjustment in accordance with Section 2.5, Section 11.1(e) and Section 11.3.

(dd) “FDIC” means the Federal Deposit Insurance Corporation.

(ee) “FFIEC” means the Federal Financial Institutions Examination Council.

(ff) “FHA” means the Federal Housing Administration.

(gg) “FHLMC” means the Federal Home Loan Mortgage Corporation.

(hh) “FNMA” means the Federal National Mortgage Association.

(ii) “FRB” means the Board of Governors of the Federal Reserve System.

(jj) “GAAP” has the meaning set forth in Section 4.3.

(kk) “GNMA” means the Government National Mortgage Association.

(ll) “Hazardous Material” has the meaning set forth in Section 4.11.

(mm) “Holding Company Merger” means the merger of NBB with and into Umpqua at the Effective Time in accordance with the Holding Company Plan of Merger.

(nn) “Holding Company Plan of Merger” means the Plan of Merger to be executed by Umpqua and NBB and delivered together with Articles of Merger to the Oregon Secretary of State and California Secretary of State for filing on the Effective Date substantially in the form attached hereto as Exhibit A.

(oo) “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

(pp) “Knowledge” means, as to a party, the actual knowledge of an Officer of such party, and does not include information of which the Officers of such party may be deemed to have constructive knowledge.

(qq) “Loan” means a written or oral agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to NBB or TVB or to Umpqua or Umpqua Bank, as the case may be.

(rr) “Local Barriers Acts” has the meaning set forth in Section 4.18.

(ss) “Material Adverse Effect” has the meaning set forth in Section 12.17.

(tt) “Material Contracts” has the meaning set forth in Section 4.21.

(uu) “Mergers” means the Holding Company Merger and the Bank Merger.

(vv) “NASD” means the National Association of Securities Dealers, Inc.

(ww) “NBB” has the meaning set forth in the Preamble.

(xx) “NBB Common Stock” means the shares of common stock, without par value, of NBB.

(yy) “NBB Disclosure Schedule” has the meaning set forth in Section 4.

(zz) “NBB Option” has the meaning set forth in Section 2.1.6.

(aaa) “NBB Property” has the meaning set forth in Section 4.11.

(bbb) “NBB Public Reports” means the reports and other information required to be filed by NBB with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by NBB to its shareholders pursuant to Exchange Act Rule 14a-3, in each case from and after January 1, 2005.

(ccc) “NBB Real Property” has the meaning set forth in Section 4.18.

(ddd) “NBB Stock Award” has the meaning set forth in Section 2.1.6.

(eee) “NBB Stock Plans” means the North Bay Bancorp Stock Option Plan and the North Bay Bancorp Amended and Restated 2002 Incentive Compensation Plan (formerly the North Bay Bancorp 2002 Stock Option Plan).

(fff) “NBB Subsidiary” means, with respect to NBB, any entity in which NBB owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party’s capacity as a fiduciary or a secured party.

(ggg) “New Certificate” has the meaning set forth in Section 2.3.2.

(hhh) “Officer” means the individuals listed on Section 8.13(b) of the NBB Disclosure Schedule with respect to NBB and the individuals listed on Section 8.13(b) of the Umpqua Disclosure Schedule who are officers of such Party.

(iii) “Old Certificate” has the meaning set forth in Section 2.3.2.

(jjj) “Order” has the meaning set forth in Section 8.2.

(kkk) “Oregon Bank Act” means Chapters 706 through 716 of the Oregon Revised Statutes.

(lll) “Oregon Director” means the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Securities.

(mmm) “OSHA” has the meaning set forth in Section 4.18.

(nnn) “PBGC” means the Pension Benefit Guaranty Corporation.

(ooo) “Pension Benefit Plan” has the meaning set forth in Section 4.22(d).

(ppp) “Permitted Liens” has the meaning set forth in Section 4.18.

(qqq) “Person” means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term “group” shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

(rrr) “Plans of Merger” means the Bank Plan of Merger and the Holding Company Plan of Merger.

(sss) “Proxy Statement” has the meaning set forth in Section 6.8.

(ttt) “Rule 145 Affiliate Letter” means the letter agreement to be executed by each “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of NBB substantially in the form attached hereto as Exhibit D.

(uuu) “SAWY” means Strand, Atkinson, William & York, Inc., an Oregon corporation.

(vvv) “SAWY Broker Dealer Reports” means such reports filed by Strand, Atkinson, Williams & York, Inc. with the SEC or with the NASD.

(www) “SBA” means the Small Business Administration of the Department of Commerce.

(xxx) “SEC” means the Securities and Exchange Commission.

(yyy) “Securities Act” means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

(zzz) “Solano Bank” means the California state-chartered bank and wholly owned subsidiary of NBB the assets of which were acquired by and liabilities of which were assumed by TVB on or about January 15, 2005.

(aaaa) “S-4 Registration Statement” has the meaning set forth in Section 6.8.

(bbbb) “Tax” or “Taxes” has the meaning set forth in Section 4.17.

(cccc) “TVB” has the meaning set forth in the Preamble.

(dddd) “Umpqua” has the meaning set forth in the Preamble.

(eeee) “Umpqua Bank” has the meaning set forth in the Preamble.

(ffff) “Umpqua Common Stock” means shares of common stock, no par value, of Umpqua.

(gggg) “Umpqua Disclosure Schedule” has the meaning set forth in Section 5.

(hhhh) “Umpqua Measuring Period” has the meaning set forth in Section 11.1(e).

(iiii) “Umpqua Measuring Price” has the meaning set forth in Section 11.1(e).

(jjjj) “Umpqua Property” has the meaning set forth in Section 5.9.

(kkkk) “Umpqua Public Reports” means the reports and other information required to be filed by Umpqua with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Umpqua to its shareholders pursuant to Exchange Act Rule 14a-3, in each case from and after January 1, 2005.

(llll) “Umpqua Subsidiary” means, with respect to Umpqua and Umpqua Bank, any entity in which Umpqua or Umpqua Bank owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party’s capacity as a fiduciary or a secured party.

(mmmm) “VA” means the Veterans Administration.

(nnnn) “VCT” means Vintage Capital Trust, a Maryland real estate investment trust.

(oooo) “Welfare Benefit Plan” has the meaning set forth in Section 4.22(b).

2.  Mergers.

2.1  Transactions Pursuant to the Holding Company Plan of Merger.   Subject to the terms and conditions set forth in this Agreement, on the Effective Date:

2.1.1  NBB shall be merged with and into Umpqua under Oregon law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Oregon to effect the Holding Company Merger and the Secretary of State of the State of California as required under California law.

2.1.2  Umpqua shall be the surviving corporation in the Holding Company Merger. Umpqua’s Articles of Incorporation and Bylaws shall be the articles of incorporation and bylaws of the surviving corporation.

2.1.3  As of the Effective Time, each share of Umpqua capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

2.1.4  All shares of NBB Common Stock that are “dissenting shares” within the meaning of CGCL § 1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Umpqua Common Stock or Umpqua Common Stock and Cash Consideration unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Umpqua Common Stock or Umpqua Common Stock and Cash Consideration pursuant to Section 2.1.5.

2.1.5  As of the Effective Time, each outstanding share of NBB Common Stock (other than Dissenters’ Shares) shall be converted into the right to receive: (i) the number of shares of Umpqua Common Stock equal to the Exchange Ratio, (ii) cash in lieu of any resulting fractional shares, (iii) any dividend or distribution pursuant to Section 2.3.3, and (iv) in the event Umpqua elects the Cash Fill Option, an amount in cash equal to the Cash Consideration. Notwithstanding any other provision of this Agreement, no fractional shares of Umpqua Common Stock will be issued and any holder of shares of NBB Common Stock entitled to receive a fractional share of Umpqua Common Stock but for this sentence shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Umpqua Common Stock based on the Umpqua Measuring Price.

2.1.6  (a) As of the Effective Time, by virtue of the Holding Company Merger and without any action on the part of any holder of any such option, each outstanding option to acquire NBB Common Stock (each an “NBB Option”) shall be automatically converted into an option to purchase Umpqua Common Stock (each a “Converted Option”) as follows: (i) the number of shares of Umpqua Common Stock issuable upon exercise of the Converted Option shall be equal to the product of: (A) the number of shares of NBB Common Stock issuable upon exercise of the NBB Option and (B) the Exchange Ratio; and (ii) the exercise price per share of Umpqua Common Stock shall be equal to the quotient of: (A) the exercise price of the NBB Option divided by (B) the Exchange Ratio. Provided, further, if Umpqua elects the Cash Fill Option, the exercise price per share of the NBB options as calculated pursuant to this Section 2.1.6(a) will be reduced by the amount of the Cash Consideration. All terms and conditions of the Converted Options other than the number of shares and exercise price as adjusted pursuant to the Section 2.1.6(a) shall remain the same as the terms and conditions of the NBB Options. With respect to each NBB Option, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and related treasury regulations.

(b) Umpqua shall, as of the Effective Time, assume the obligations and rights of NBB under the NBB Stock Plans pursuant to which NBB Options and NBB Stock Awards are outstanding as of the Effective Time and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Umpqua Common Stock for delivery upon exercise of the Converted Options. Umpqua shall cause the registration of the shares of Umpqua Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Umpqua Common Stock subject to the Converted Options promptly after the Effective Time; and, thereafter, Umpqua shall deliver to holders of Converted Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding.

(c) As of the Effective Time, each outstanding Restricted Stock Award to receive shares of NBB Common Stock (each a “NBB Stock Award”) shall terminate and become fully vested and free of all forfeiture provisions and shall be automatically converted shares of Umpqua Common Stock in accordance with Section 2.1.5 of this Agreement.

2.2  Transactions Pursuant to the Bank Plan of Merger.  Subject to the terms and conditions set forth in this Agreement, promptly following the Effective Time:

2.2.1  TVB will be merged with and into Umpqua Bank in accordance with the provisions of the Oregon Bank Act. The Bank Plan of Merger shall be filed with the Oregon Director for purposes of obtaining a Certificate of Merger.

2.2.2  As of the date set forth in the Certificate of Merger, TVB will merge with Umpqua Bank, with Umpqua Bank being the resulting bank and having its head office in Roseburg, Oregon.

2.2.3  Umpqua Bank’s Articles of Incorporation, Bylaws and banking charter in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the resulting bank.

2.2.4  Upon effectiveness of the Bank Merger, each outstanding share of Umpqua Bank common stock shall remain outstanding as shares of the resulting bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of TVB held by NBB will be cancelled.

2.3  Exchange Procedures.

2.3.1  Prior to the Effective Date, Umpqua shall appoint an exchange agent reasonably acceptable to NBB for the purpose of exchanging certificates representing shares of NBB Common Stock (other than Dissenters’ Shares) for Umpqua Common Stock and, as applicable, Cash Consideration as required by Section 2.1 (the “Exchange Agent”). On or about the Effective Date, Umpqua will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Umpqua Common Stock issuable in the Holding Company Merger and an estimate of the cash required to make cash payable in lieu of fractional shares and, after the Effective Time, if applicable, any Cash Consideration and any cash and dividends or other distributions of Umpqua Common Stock to be issued or paid pursuant to Section 2.3.3.

2.3.2  Promptly after the Effective Time, Umpqua shall cause the Exchange Agent to mail to each holder of record of shares (other than holders of Dissenters’ Shares) a notice advising such holders of the effectiveness of the Holding Company Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to certificates for shares of NBB Common Stock (“Old Certificates”) shall pass, only upon delivery of the Old Certificates (or affidavits of loss in lieu thereof, as provided in Section 2.3.5) and instructions for surrendering the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent. Upon surrender for cancellation to the Exchange Agent of one or more Old Certificates, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Umpqua Common Stock (“New Certificates”), together with checks for payment of cash in lieu of fractional shares to be issued in respect of the Old Certificates plus any Cash Consideration and any dividends (including the $0.14 cash dividend permitted pursuant to Section 6.1(b) if the Effective Time is on or before March 31, 2007 and such dividend is declared but unpaid at such time) or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2, less any taxes required to be withheld with respect thereto.

2.3.3  Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Umpqua, to represent the number of shares of Umpqua Common Stock into which the shares of NBB Common Stock were exchanged pursuant to Section 2.1.5. All shares of Umpqua Common Stock to be issued pursuant to the Holding Company Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Umpqua in respect of the Umpqua Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions that are declared on Umpqua Common Stock into which shares of NBB Common Stock have been converted after the Effective Date will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In the event of a transfer of ownership of shares of NBB Common Stock that is not registered in the transfer records of NBB, a New Certificate, together with a check for any cash to be paid upon due surrender of the Old Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Old Certificate formerly representing such shares is presented to the Exchange Agent, accompanied by all documents required by Umpqua and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

2.3.4  Any Umpqua Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.3 at the end of twelve months from the Effective Date shall be returned to Umpqua, in which event the persons entitled thereto shall look only to Umpqua for payment thereof.

2.3.5  Notwithstanding anything to the contrary set forth in this Agreement, if any holder of NBB Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, unless waived, at the sole option of Umpqua or the Exchange Agent, an indemnity bond in customary amount together with a surety, each in a form and substance reasonably satisfactory to Umpqua or the Exchange Agent.

2.3.6  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Umpqua Common Stock or NBB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Umpqua Common Stock for the account of the persons entitled thereto.

2.4  Dissenters’ Shares.  Any Dissenting Shareholder who shall be entitled to be paid the fair market value of such shareholder’s shares of NBB Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Umpqua Common Stock at the Exchange Ratio or, as applicable, shares of Umpqua Common Stock and Cash Consideration in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Holding Company Merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters’ Shares.

2.5  Anti-Dilution Provision.  If Umpqua changes or proposes to change the number of shares of Umpqua Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar transaction with respect to the outstanding Umpqua Common Stock, or exchanges Umpqua Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

3.  Reserved.

4.  Representations and Warranties of NBB and TVB.

Except as disclosed in one or more schedules to this Agreement delivered to Umpqua prior to execution of this Agreement (the “NBB Disclosure Schedule”), NBB and TVB represent and warrant to Umpqua as follows:

4.1  Organization, Existence, and Authority.  NBB is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner now being conducted. TVB is a state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Each of NBB and TVB is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to NBB. North Bay Bancorp Statutory Trust I is a statutory trust organized and validly existing under Connecticut law and the trust’s activities do not require it to be qualified to do business in any jurisdiction other than Connecticut. VCT was a subsidiary of TVB and a statutory real estate investment trust organized under Maryland law and qualified to do business in California. VCT has been dissolved, all preferred shares of beneficial interest have been liquidated and all remaining assets of VCT have been distributed to TVB as the sole holder of common shares of beneficial interest.

4.2  Authorized and Outstanding Stock, Options, and Other Rights.  The authorized capital stock of NBB consists of (i) 500,000 shares of preferred stock, without par value, of which no preferred shares are issued or outstanding, and (ii) 15,000,000 shares of common stock, without par value, of which 4,169,845 shares are outstanding as of the close of business on January 17, 2007, all of which are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of TVB are validly issued, fully paid and nonassessable and held by NBB. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which NBB shareholders may vote are issued or outstanding. Other than 474,125.73 shares of NBB Common Stock issuable upon exercise of NBB Options under NBB Stock Plans as of the close of business on January 17, 2007, and 23,650 shares of NBB Common Stock issued pursuant to

NBB Stock Awards as of the close of business on January 17, 2007, and as disclosed in the NBB Public Reports and in Section 4.2 of the NBB Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of NBB or TVB, or which enable or require NBB or TVB to acquire shares of its capital stock or of investments issued by NBB or TVB from any holder, are authorized, issued or outstanding. All grants of NBB Options were properly approved by NBB’s Board of Directors or a committee duly authorized by the Board of Directors and validly issued in accordance with the applicable NBB Stock Plan and applicable law. No grant of an NBB Option involved any “backdating.”

4.3  Public Reports; Sarbanes-Oxley Compliance.

(a) Since January 1, 2004, NBB has timely filed with the SEC all NBB Public Reports required to be so filed, and TVB has timely filed with the FRB, FDIC and the California Commissioner all reports including without limitation Call Reports required to be so filed.

(b) The financial statements included in the NBB Public Reports have been and will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied, and fairly present the financial position and results of operation of NBB and TVB on the dates and for the periods covered thereby.

(c) Except as disclosed in Section 4.3(c) of the NBB Disclosure Schedule, as of their respective dates, all NBB Public Reports and all TVB Call Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, none of the NBB Public Reports or TVB Call Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(d) Section 4.3 of the NBB Disclosure Schedule lists, and NBB has delivered to Umpqua true and correct copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by NBB or any NBB Subsidiary from January 1, 2004 through the date hereof.

(e) Perry-Smith LLP is, and has been throughout the periods covered by the NBB Public Reports filed since June 9, 2006, (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to NBB within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Throughout the periods covered by NBB Public Reports filed between January 1, 2004 and May 30, 2006, KPMG LLP was (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to NBB within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The definitive proxy statements of NBB electronically filed with the SEC and Section 4.3 of the NBB Disclosure Schedule list all non-audit services performed by Perry-Smith LLP and KPMG LLP for NBB and the NBB Subsidiaries from January 1, 2005 through the date hereof.

(f) NBB and the NBB Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. NBB has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. NBB has implemented “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to ensure that all information required to be disclosed by NBB in the NBB Public Reports is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that such information is accumulated and communicated to NBB’s management as appropriate to allow timely decisions regarding required disclosure.

(g) Each NBB Public Report that was required to be accompanied by the certifications contemplated by Item 601 of Regulation S-K was so accompanied, and at the time of filing or submission of each such certification, such certification complied with such item and was accurate in all material respects as of the date of such certificate.

(h) The audit committee of the NBB Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of NBB of concerns regarding questionable accounting or auditing practices. No attorney representing NBB or any NBB Subsidiary, whether or not employed by NBB or any NBB Subsidiary, has reported “evidence of a material violation” (within the meaning of Part 205 of the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer) by NBB or any of its officers, directors, employees or agents to the NBB Board of Directors or any committee thereof, to NBB’s chief executive officer. Section 4.3 of the NBB Disclosure Schedule lists all investigations conducted prior to the date hereof regarding any reported “evidence of a material violation” by NBB or any of its officers, directors, employees or agents and all NBB audit committee investigations conducted prior to the date hereof of complaints by NBB employees regarding accounting, internal accounting controls, or auditing matters.

(i) NBB is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Market, and is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

4.4  Articles of Incorporation, Bylaws, Minutes.  The copies of NBB’s Articles of Incorporation, NBB’s Bylaws, TVB’s Articles of Incorporation and TVB’s Bylaws delivered to Umpqua are true and correct copies of such documents, each as amended and restated as of the date hereof. NBB is not in violation of any provision of its Articles of Incorporation or Bylaws. TVB is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of NBB and TVB contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders and such minutes and consents are accurate in all material respects. NBB has delivered to Umpqua true, correct and complete copies of the minute books of NBB and TVB from January 1, 2005 through the date hereof. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of NBB and TVB will not be provided to Umpqua, and minutes provided will be redacted to eliminate confidential strategic discussions.

4.5  No Holding Company, Joint Venture, or Other Subsidiaries.  Other than as to NBB with respect to TVB, no corporation or other entity is registered or, to the Knowledge of NBB or TVB, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of NBB or TVB. Except for NBB with respect to TVB and North Bay Bancorp Statutory Trust I, neither NBB nor TVB, directly or indirectly, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations of the SEC thereunder) any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. None of NBB or TVB is a part of or has any ownership interest in any joint venture, limited liability company, trust, general or limited partnership, or a member of any unincorporated association.

4.6  Shareholder Reports.  NBB has delivered to Umpqua true and correct copies of all of NBB’s reports and other written communications to shareholders since January 1, 2004, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been electronically filed with the SEC.

4.7  Books and Records.  The books and records of NBB and TVB accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records comply in all material respects with applicable legal, regulatory and accounting requirements.

4.8  Legal Proceedings.  Section 4.8 of the NBB Disclosure Schedule lists, as of the date hereof, all actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of NBB, threatened against or affecting NBB or any NBB Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator. Except for regulatory examinations conducted in the normal course of regulation of NBB and TVB, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of NBB, threatened against or affecting NBB or any NBB Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to NBB or any NBB Subsidiary, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

4.9  Compliance with Laws and Regulations.  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB:

(a) The conduct by each of NBB and TVB of its respective business and, except for matters covered by Section 4.18, the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of NBB, any foreign laws, statutes, ordinances, rules or regulations including, but without limitation, every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Fair Credit Reporting Act, Home Mortgage Disclosure Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

(b) Except as disclosed in Section 4.9(b) of the NBB Disclosure Schedule, all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of NBB or TVB, as held in their respective portfolios or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to NBB or TVB, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

(c) All Uniform Commercial Code filings, or filings of trust deeds or mortgages, or of liens or other security interest documentation that are required by any applicable federal, state or local governmental laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

(d) Except as disclosed in Section 4.9(d) of the NBB Disclosure Schedule, all Loan files of TVB are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(e) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by TVB in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against NBB or TVB with respect to any such material security interest, has been or will be suffered or incurred by NBB or TVB.

(f) Neither NBB nor TVB is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by NBB or TVB or as to which either has sold to other investors, and with respect to such loans neither NBB or TVB has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

(g) Neither NBB nor TVB has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

(h) The deposit accounts of TVB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(i) TVB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(j) TVB is, and there has not been any event or occurrence since January 1, 2004, that could reasonably be expected to result in a determination that TVB is not, “well capitalized” as a matter of United States federal banking law.

4.10  Commitments.  Section 4.10 of the NBB Disclosure Schedule sets forth a list of each outstanding commitment, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of TVB, as of January 17, 2007, in an amount of $250,000.00 or more.

4.11  Environmental Matters.  To the Knowledge of NBB, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB, neither NBB nor TVB, nor any other person having an interest in any property which NBB or TVB owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“NBB Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such NBB Property except as allowable by and in accordance with Environmental Laws. To the Knowledge of NBB, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on an NBB Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such NBB Property. During the past six years, neither NBB nor TVB has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against NBB, TVB, any such other person or such NBB Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation. “Hazardous Material” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government entity in connection with any Environmental Law. “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

4.12  Contingent and Other Liabilities.  Section 4.12 of the NBB Disclosure Schedule is a list, to the Knowledge of NBB and as of the date hereof, of each contingent and other liability, which individually or, when aggregated with a group of related contingent or other liabilities, could reasonably expected to be in excess of $50,000 which are not set forth or reflected in other sections of the NBB Disclosure Schedule, in the NBB Public Reports or in TVB’s Call Reports. Except as set forth in any financial statements (including the notes thereto) included in any NBB Public Reports, neither NBB nor TVB has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB.

4.13  No Material Adverse Effects.  Since September 30, 2006 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by NBB or TVB, nor has NBB or TVB purchased or redeemed any of its shares or shares of a Subsidiary or other affiliate; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to NBB or TVB. Since September 30, 2006 through the date hereof, neither NBB nor TVB have sold any investment securities at a gain except as necessary to provide liquidity, consistent with past practices.

4.14  Regulatory Approvals Required.  The nature of the business and operations of NBB and TVB does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of NBB or TVB, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or Bank Merger, except for:

(a) approval from, or waiver of jurisdiction by, the Oregon Director, FDIC, FRB and California Commissioner of the Bank Merger;

(b) approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State; and

(d) filing and effectiveness of the S-4 Registration Statement, of which the Proxy Statement is a part, under the Securities Act.

As of the date hereof, NBB has no Knowledge of any reason why the approvals set forth in this Section 4.14 and in Section 8.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4.

4.15  Corporate and Shareholder Approval of Agreement, Binding Obligations.  NBB and TVB each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of each of NBB and TVB. No other corporate action on the part of NBB or TVB other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by NBB and TVB, and assuming the accuracy of Umpqua’s representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.16  No Defaults from Transaction.  Subject to compliance with the matters referred to in Section 4.14 and Section 4.21 of the NBB Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by NBB and TVB, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of NBB or TVB under, any of the terms, conditions or provisions of (a) NBB’s or TVB’s Articles of Incorporation or Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of NBB or TVB is a party or by which any of NBB or TVB is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to NBB or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

4.17  Taxes and Tax Returns.  Except as disclosed in Section 4.17 of the NBB Disclosure Schedule, NBB and each NBB Subsidiary have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. There have been no audits or examinations of any income tax returns of NBB or TVB. NBB and TVB have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099, and to NBB’s Knowledge, NBB and TVB have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended. NBB has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and to NBB’s Knowledge there are no pending or threatened (in writing) audit or investigation of NBB or TVB with respect to any Tax liabilities. There are currently no agreements in effect with respect to NBB or TVB to extend the period of limitations for assessment or collection of any Tax, and, except as required by law among NBB and the NBB Subsidiaries, neither NBB or TVB is a party to any tax sharing, allocation or indemnification agreement or arrangement or is liable for any Tax imposed on any other Person other than NBB or TVB. Except as disclosed in Section 4.17 of the NBB Disclosure Schedule, all Taxes that NBB or TVB is required to withhold from amounts owing to any employee or director, former employee or director, creditor or third party have been properly withheld and, to the extent payable, timely paid. NBB has delivered to Umpqua true and correct copies of NBB’s and TVB’s unconsolidated or uncombined federal and state income or franchise tax returns for the years 2003, 2004 and 2005. “Tax” or “Taxes” means (i) any and all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for any items described in clause (i), as successor or transferee, by contract or otherwise. NBB, TVB or VCT paid Tax on all income received by VCT as though VCT was not qualified as a “real estate investment trust” under Code Section 856.

4.18  Real Property, Leased Personal Property.  Section 4.18 of the NBB Disclosure Schedule includes a list of all the real property owned or leased by NBB or TVB and all real property held by NBB or TVB as of the date hereof as other real estate owned (the “NBB Real Property”). Except for disposition of other real estate owned in the ordinary course of business and except as disclosed in Section 4.18 of the NBB Disclosure Schedule, NBB or TVB will own or have a valid leasehold interest in all of the NBB Real Property on the Effective Date. All NBB Real Property reflected in the NBB Public Reports or TVB’s Call Reports as of September 30, 2006 is included in Section 4.18 of the NBB Disclosure Schedule. The leases pursuant to which NBB or TVB leases real property and material personal property, true and correct copies of which have been delivered to Umpqua, are the legal, valid and binding obligation of NBB or TVB, enforceable against such entity in accordance with its terms, and, to the Knowledge of NBB, are the legal, valid and binding obligation of the other party thereto, enforceable against such entity in accordance with its terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles valid, and neither NBB nor TVB nor, to the Knowledge of NBB, the other party thereto is in material default, and no event has occurred that would, with the giving of notice, lapse of time or both, constitute a material default under such leases. No material waiver or indulgence has been granted by any landlord under any such leases. All owned NBB Real Property and material personal property owned by NBB or TVB is free of any adverse claims, except for (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, for which NBB maintains reserves as required by GAAP consistently applied with the NBB Public Reports, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (4) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar liens, for sums not yet delinquent or which are being contested in good faith by appropriate proceedings, arising in the ordinary course of business for which NBB maintains reserves as required by GAAP consistently applied with the NBB Public Reports and (5) adverse claims with respect to properties and assets the loss of which would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect with respect to NBB (“Permitted Liens”). All buildings and structures on the NBB Real Property, the equipment located thereon, and the real and personal property leased by NBB or TVB, are in good operating condition and in a good state of repair (ordinary wear and tear excepted). The NBB Real Property is in material compliance with all applicable zoning laws and building codes. There are no pending or, to the Knowledge of NBB, threatened condemnation proceedings against the NBB Real Property. To NBB’s Knowledge, since January 1, 2005, neither NBB nor TVB have received any written notices alleging violations of the Americans with Disabilities Act of 1990 (“ADA”), Title 24 of the California Code of Regulations, California Building Standard Code and all similarly motivated state and local laws (“Local Barriers Acts”) or the Occupational Health and Safety Act of 1970 (“OSHA”), any notices of claims made or threatened in writing regarding noncompliance with ADA, or Local Barriers Acts or any written notices of any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with ADA or Loca l Barriers Acts. NBB and TVB have good and marketable title to all of their owned NBB Real Property and personal property, subject to no mortgages, pledges, encumbrances, liens or charges of any kind, except for Permitted Liens.

4.19  Insurance.  For each of the past three years and continuing through the date hereof, NBB and TVB have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of California and such other jurisdictions where they do business or own property. NBB and TVB are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which NBB has Knowledge. Section 4.19 of the NBB Disclosure Schedule includes a list of all insurance policies in force as of the date hereof with respect to NBB’s and TVB’s business and real and personal property. No insurer has advised NBB or any NBB Subsidiary that it intends to materially reduce coverage or materially increase any premium under any such policy or that coverage is not available (or that it will contest coverage) for any material claim made against NBB or any NBB Subsidiary.

4.20  Intellectual Property.  NBB and TVB own or have valid licenses to use all Intellectual Property which they consider to be material to their business taken as a whole, and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to NBB.

4.21  Contracts and Agreements.  Section 4.21 of the NBB Disclosure Schedule is a list of each Contract (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K); (ii) to which NBB or TVB is a party or to which any of their properties are subject that individually or together with all related Contracts involve a payment after the date of this Agreement by NBB or TVB in excess of $50,000; (iii) would prohibit or materially delay the consummation of the Holding Company Merger or the

Bank Merger or any of the transactions contemplated by this Agreement; (iv) would entitle any present or former director, officer employee or agent of NBB or any NBB Subsidiary to indemnification from NBB or any NBB Subsidiary; (v) limits the ability of the NBB or any NBB Subsidiary from competing in any line of business, in any geographic area or with any person, or which requires referrals of business or requires NBB or any NBB Subsidiary to offer products or services of any other person on a priority or exclusive basis; (vi) gives rise to any benefits to any other person as a result of the consummation of the Holding Company Merger or the Bank Merger; or (vii) is with current officers and directors and any persons who have been an officer or director of NBB or TVB within the past three years, other than Contracts relating to deposits or Loans that are fully performing in accordance with their terms, and the terms of which are no more favorable than those available to unaffiliated parties made at or about the same time (collectively, “Material Contracts”).

Each Material Contract is valid and binding on NBB or the NBB Subsidiary (as the case may be) that is a party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. and neither NBB nor TVB is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any Material Contract, and to the Knowledge of NBB, except with respect to loan agreements or notices with TVB customers reflected in TVB’s delinquent loan reports, no other party thereto is in material default thereof. Except as disclosed in Section 4.21 of the NBB Disclosure Schedule, no consent or approval by the other parties to any Material Contract is required by reason of this Agreement to maintain such oral or written contracts, agreements or leases in effect.

4.22  Employee Benefits.

(a) Each Employee Benefit Plan sponsored or maintained by NBB, or any entity which is considered one employer with NBB as determined under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”), is disclosed in Section 4.22(a) of the NBB Disclosure Schedule. Neither NBB nor any ERISA Affiliate maintains nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, salary continuation, sickness, disability, medical or death benefit plans, whether or not subject to ERISA. There are no other compensation, employment, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, salary continuation, profit sharing, retirement, or employee fringe benefit policies or arrangements of any kind that could result in the payment to any current or former employees, directors, consultants or any of their beneficiaries of NBB or TVB of any money or other property.

(b) The only “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) sponsored or maintained by NBB or any ERISA Affiliate, or to which NBB or any ERISA Affiliate contributes (“Welfare Benefit Plan”) or are required to contribute, are as set forth Section 4.22(b) of the NBB Disclosure Schedule.

(c) Except as disclosed in Section 4.22(c) of the NBB Disclosure Schedule, there are no Contracts, agreements, arrangements, undertakings or commitments maintained or agreed to by either of NBB or TVB or provision of any Employee Benefit Plan that provide for or could result in the payment to any NBB or TVB employee or director or former employee or director of any money or other property rights or that would accelerate the vesting or payment of such amounts or rights to any such person as a result of the consummation of transactions contemplated by this Agreement. Except as set forth in Section 4.22(c) of the NBB Disclosure Schedule, no such payment or acceleration set forth in Section 4.22(c) of the NBB Disclosure Schedule could be characterized as an “excess parachute payment” within the meaning of Code Section 280G.

(d) Except as set forth in Section 4.22(d) of the NBB Disclosure Schedule, neither NBB nor any ERISA Affiliate has maintained a single-employer pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA within six years of the date hereof (each, a “Pension Benefit Plan”). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs is set forth on Section 4.22(d) of the NBB Disclosure Schedule. Except as set forth in Section 4.22(d) of the NBB Disclosure Schedule, under each Pension Benefit Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of

Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Benefit Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Benefit Plan since the last day of the most recent plan year.

(e) NBB and, to the Knowledge of NBB, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance in all material respects with, and each such Employee Benefit Plan is and has been operated substantially in accordance with its provisions and in compliance with the applicable laws, rules and regulations governing such Employee Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan described in Section 4.22(d) of the NBB Disclosure Schedule has been made or given by the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or such letter or opinion has been applied for within the applicable remedial amendment period under Section 401(b) of the Code. No Employee Benefit Plan or Pension Benefit Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of NBB, all contributions or other amounts payable by NBB or TVB as of the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and, to the extent applicable, Section 412 of the Code, and there are no pending or, to the Knowledge of NBB, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Plan, or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to NBB.

(f) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in material compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as set forth in Section 4.22(f) of the NBB Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of NBB or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits fully accrued as liabilities on the books of NBB or any ERISA Affiliate or (iv) benefits the full cost of which is borne by the current or former employee or director (or beneficiary thereof).

(g) Neither NBB nor, to the Knowledge of NBB, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service, in each case which would, individually, or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to NBB. To the Knowledge of NBB, neither NBB nor any ERISA Affiliate has engaged in a transaction in connection with which NBB or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(h) Complete and correct copies of the following documents have been furnished to Umpqua:

(1) Each current Employee Benefit Plan and any related trust agreements;

(2) The most recent summary plan description of each current Employee Benefit Plan for which a summary plan description is required under ERISA;

(3) The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Pension Benefit Plan;

(4) Annual Reports (on Form 5500 series) required to be filed by NBB or TVB with any governmental agency for the last two years;

(5) Financial information which identifies to the Knowledge of NBB (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

(6) Any actuarial reports and PBGC Forms 1 for the last two years.

(i) Except as set forth in Section 4.22(i) of the NBB Disclosure Schedule, to NBB’s Knowledge neither NBB nor TVB has (i) granted to any person an interest in a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code or (ii) modified the terms of any “nonqualified deferred compensation plan” in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

4.23  Labor and Employment.  There is no labor strike, material dispute, slowdown or stoppage pending or, to the Knowledge of NBB, threatened against NBB or TVB, and to the Knowledge of NBB there is no attempt to organize any employees of NBB or TVB into a collective bargaining unit.

4.24  Allowance for Loan Losses.  NBB’s allowance for loan losses, as established from time to time, equals or exceeds the amount required of NBB and TVB as determined (i) by internal policies and procedures of NBB and TVB for determining the allowance for loan losses; (ii) by applicable SEC rules and guidance; (iii) by applicable bank regulatory agencies; and (iv) pursuant to GAAP. Since September 30, 2006, NBB has not reversed any provision taken for loan losses. NBB and TVB have properly accounted for all impaired loans in accordance with internal policies of NBB and TVB and in accordance with SFAS 114.

4.25  Repurchase Agreement.  NBB and TVB have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

4.26  Shareholder List.  The list of shareholders of NBB, provided to Umpqua, is a true and correct list of the names, addresses and holdings of all record holders of NBB common stock as of the date of such list.

4.27  Interests of Directors and Others.  Except as disclosed in the NBB Public Reports, no officer or director of NBB or TVB has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of NBB or TVB other than as an owner of outstanding securities or deposit accounts of NBB or TVB, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

4.28  NBB Disclosure Schedule to this Agreement.  The information contained in the NBB Disclosure Schedule to this Agreement prepared by or on behalf of NBB or TVB constitutes additional representations and warranties made by NBB hereunder and is incorporated herein by reference. The copies of documents furnished as part of the NBB Disclosure Schedule are true and correct copies and include all amendments, supplements and modifications thereto and all written waivers applicable thereunder.

4.29  Brokers and Finders.  NBB has received the opinion of Howe Barnes Hoefer & Arnett to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of NBB Common Stock from a financial point of view. Except for the fees and related costs payable to Howe Barnes Hoefer & Arnett pursuant to an engagement letter dated November 17, 2006, and a true and correct copy of which has been provided to Umpqua, no action has been taken by NBB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.30  Bank Secrecy Act; Patriot Act; Transactions with Affiliates.  NBB has not received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. NBB has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to NBB’s Knowledge, is in compliance with such law in all material respects. NBB has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act as of September 30, 2006.

4.31  Risk Management Instruments.  Neither NBB nor any NBB Subsidiary is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, or any exchange traded or over-the-counter equity, foreign exchange traded or other swap, cap, floor, collar, option or futures contract. Neither NBB nor any NBB Subsidiary owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives,” or (ii) could have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes.

5.	Representations and Warranties of Umpqua and Umpqua Bank

Except as disclosed in one or more schedules to this Agreement delivered to NBB prior to execution of this Agreement (the “Umpqua Disclosure Schedule”), Umpqua and Umpqua Bank represent and warrant to NBB as follows:

5.1  Organization, Existence, and Authority.  Umpqua is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Umpqua Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. SAWY is a registered broker-dealer duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Each of Umpqua, Umpqua Bank and SAWY is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Umpqua.

5.2  Authorized and Outstanding Stock, Options, and Other Rights.  The authorized capital stock of Umpqua consists of (i) 2,000,000 shares of undesignated preferred stock, with no par value per share, of which no shares are issued or outstanding, and (ii) 100,000,000 shares of common stock, with no par value per share, of which 58,036,404 shares are outstanding as of the close of business on January 17, 2007, all of which are validly issued, fully paid and nonassessable. The authorized capital stock of Umpqua Bank consists of 2,000,000 shares of undesignated preferred stock, with no par value per share, of which no shares are issued and outstanding, and 20,000,000 shares of common stock with no par value per share, of which

7,664,752 shares are outstanding, all of which are validly issued, fully paid and nonassessable and all of which are held by Umpqua. Umpqua owns all of the outstanding capital stock of SAWY. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which NBB shareholders may vote are issued or outstanding. Other than as disclosed in the Umpqua Public Reports or Section 5.2 of the Umpqua Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Umpqua or any Umpqua Subsidiary, or which enable or require Umpqua to acquire shares of its capital stock or other investment securities issued by Umpqua or any Umpqua Subsidiary from any holder, are authorized, issued or outstanding.

5.3  Public Reports; Sarbanes-Oxley Compliance.

(a) Since January 1, 2004, Umpqua has timely filed with the SEC all Umpqua Public Reports required to be filed, Umpqua Bank has timely filed with the FDIC and the Oregon Director all Umpqua Bank Call Reports required to be filed, and SAWY has timely filed with the SEC and NASD all SAWY Broker Dealer Reports required to be filed.

(b) The financial statements included in the Umpqua Public Reports have been prepared in accordance GAAP, consistently applied, and fairly present the financial position and results of operation of Umpqua and its subsidiaries on the dates and for the periods covered thereby.

(c) As of their respective dates, all Umpqua Public Reports, Umpqua Bank Call Reports and SAWY Broker Dealer Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, the Umpqua Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(d) In the Umpqua Public Reports, Umpqua has disclosed all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Umpqua or any Umpqua Subsidiaries since January 1, 2004.

(e) Moss Adams LLP is and has been throughout the periods covered by the Umpqua Public Reports filed since August 11, 2005 (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Umpqua within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Throughout the periods covered by Umpqua Public Reports filed between January 1, 2004 and August 9, 2005, Deloitte & Touche LLP was (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Umpqua within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The definitive proxy statements of Umpqua electronically filed with the SEC and Section 5.3 of the Umpqua Disclosure Schedule list all non-audit services performed by Deloitte & Touche LLP and Moss Adams LLP for Umpqua and Umpqua Subsidiaries since January 1, 2005 through the date hereof.

(f) Umpqua and the Umpqua Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Umpqua has implemented “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Umpqua has implemented “disclosure controls and procedures” reasonably designed to ensure that all information required to be disclosed by Umpqua in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that such information is accumulated and communicated to Umpqua’s management as appropriate to allow timely decisions regarding required disclosure.

(g) Each Umpqua Public Report that was required to be accompanied by the certifications contemplated by Item 601 of Regulation S-K was so accompanied, and at the time of filing or submission of each such certification, such certification complied with such item and was accurate in all material respects as of the date of such certificate.

(h) The audit committee of the Umpqua Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of Umpqua of concerns regarding questionable accounting or auditing practices. No attorney representing Umpqua or any Umpqua Subsidiary, whether or not employed by Umpqua or any Umpqua Subsidiary, has reported “evidence of a material violation” (within the meaning of Part 205 of the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer) by Umpqua or any of its officers, directors, employees or agents to the Umpqua Board of Directors or any committee thereof, to Umpqua’s chief legal officer, or to Umpqua’s chief legal officer and chief executive officer. Section 5.3 of the Umpqua Disclosure Schedule lists all investigations conducted since January 1, 2005 of any reported “evidence of a material violation” by Umpqua or any of its officer, directors, employees or agents and all Umpqua audit committee investigations conducted prior to the date hereof of complaints by Umpqua employees regarding accounting, internal accounting controls or auditing matters.

(i) Umpqua is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Select Market, and is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

5.4  Articles of Incorporation, Bylaws, Minutes.  The copies of the articles of incorporation, as amended, and the bylaws of each of Umpqua, Umpqua Bank and SAWY delivered to NBB are true and correct copies of existing articles of incorporation and bylaws of Umpqua, Umpqua Bank and SAWY, as the case may be, as amended as of the date hereof. None of Umpqua, Umpqua Bank or SAWY are in violation of any provision of its articles of incorporation or bylaws. Umpqua has delivered to NBB copies of the minute books of Umpqua, Umpqua Bank and SAWY from January 1, 2005 through the date hereof. The minute books of Umpqua, Umpqua Bank and SAWY, including those that will be made available to NBB for its review, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders that are accurate in all material respects. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of Umpqua and Umpqua Bank will not be provided to NBB, and minutes provided will be redacted to eliminate confidential strategic discussions.

5.5  Shareholder Reports.  Umpqua has delivered to NBB copies of all of Umpqua’s reports and other written communications to shareholders since January 1, 2004, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been electronically filed with the SEC.

5.6  Books and Records.  The books and records of Umpqua, Umpqua Bank and SAWY accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records comply in all material respects with applicable legal, regulatory and accounting requirements.

5.7  Legal Proceedings.  Except for regulatory examinations conducted in the normal course of regulation of Umpqua and Umpqua Subsidiaries, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Umpqua, threatened against or affecting Umpqua or any Umpqua Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to Umpqua or an Umpqua Subsidiary, would reasonably be expected to result individually or in the aggregate in any Material Adverse Effect with respect to Umpqua or any Umpqua

Subsidiary or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.8  Compliance with Laws and Regulations.  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua:

(a) The conduct by each of Umpqua and Umpqua Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Umpqua, any foreign laws, statutes, ordinances, rules or regulations, including, but without limitation, with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

(b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either Umpqua or Umpqua Bank, as held in its portfolios, or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to Umpqua or Umpqua Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

(c) All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

(d) Umpqua’s registered broker dealer is in substantial compliance with all SEC and NASD rules and regulations.

(e) All Loan files of Umpqua Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

(f) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Umpqua Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against Umpqua or Umpqua Bank, with respect to any such material security interest, has been or will be suffered or incurred by Umpqua or Umpqua Bank.

(g) Neither Umpqua nor Umpqua Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Umpqua or Umpqua Bank or as to which either has sold to other investors, and with respect to such loans neither Umpqua nor Umpqua Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee,

(iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

(h) Umpqua and, to the Knowledge of Umpqua, all persons having fiduciary or other responsibilities or duties with respect to any active “employee benefit plans” as defined by Section 3(3) of ERISA, are, and have since inception been, in substantial compliance in all material respects with, and each such plan is and has been operated substantially in accordance with its provisions and in compliance with the applicable laws, rules and regulations governing such plan. All material governmental approvals for such plans have been obtained. To the Knowledge of Umpqua there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any such plan, or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to Umpqua.

(i) Umpqua Bank has not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

5.9  Environmental Matters.  To the Knowledge of Umpqua, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua, neither Umpqua nor any Umpqua Subsidiary, nor any other person having an interest in any property which Umpqua or any Umpqua Subsidiary owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust (“Umpqua Property”), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Umpqua Property. To the Knowledge of Umpqua, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on any Umpqua Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from Umpqua Property. During the past six years, neither Umpqua nor any Umpqua Subsidiary has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against Umpqua, any Umpqua Subsidiary, any such other person or such Umpqua Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation.

5.10  Contingent and Other Liabilities.  Section 5.10 of the Umpqua Disclosure Schedule is a list, to the Knowledge of Umpqua and as of the date hereof, of all contingent and other liabilities reasonably expected to be in excess of $250,000 which are not set forth or reflected in other Sections of the Umpqua Disclosure Schedule, in the Umpqua Public Reports, in the Umpqua Bank Call Reports or in the SAWY Broker Dealer Reports. Except as set forth in any financial statements (including the notes thereto) included in any Umpqua Public Reports, neither Umpqua nor any Umpqua Subsidiary has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua.

5.11  No Material Adverse Effects.  Since September 30, 2006 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Umpqua except Umpqua’s regular, quarterly cash dividend, nor has Umpqua purchased or redeemed any of its shares except in accordance with Umpqua’s stock repurchase program; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Umpqua or Umpqua Bank.

5.12  Regulatory Approvals Required.  The nature of the business and operations of Umpqua and each of the Umpqua Subsidiaries does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Umpqua or any Umpqua Subsidiary, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or the Bank Merger, except for:

(a) approval from, or waiver of jurisdiction by, the Oregon Director, FDIC and California Commissioner of the Bank Merger;

(b) approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

(c) filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State;

(d) filing and effectiveness of the S-4 Registration Statement of which the Proxy Statement is a part, under the Securities Act;

(e) registration with, the issuance of permits from, or the perfection of exemptions from registration from applicable state blue sky administrators of the Umpqua Common Stock to be issued to NBB shareholders; and

(f) approval by the NASDAQ Stock Market of the listing application relating to the Umpqua Common Stock to be issued in connection with the Holding Company Merger.

As of the date hereof, Umpqua has no Knowledge of any reason why the approvals set forth in this Section 5.12 and in Section 9.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.4.

5.13  Corporate and Shareholder Approval of Agreement, Binding Obligations.  Umpqua and Umpqua Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Umpqua and Umpqua Bank. No other corporate action on the part of Umpqua is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Umpqua and Umpqua Bank and, assuming the accuracy of NBB’s representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.14  No Defaults from Transaction.  Subject to compliance with the matters referred to in Section 5.12, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Umpqua and Umpqua Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Umpqua or any Umpqua Subsidiary under, any of the terms, conditions or provisions of (a) Umpqua’s, Umpqua Bank’s or SAWY’s respective Articles of Incorporation or respective Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of Umpqua, Umpqua Bank or SAWY is a party or by which any of Umpqua, Umpqua Bank or SAWY is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Umpqua or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.15  Taxes and Tax Returns.  Umpqua and Umpqua Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Umpqua and Umpqua Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Umpqua has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and the Officers of Umpqua have no Knowledge of any pending or threatened (in writing) audit or investigation of Umpqua or Umpqua Bank with respect to any Tax liabilities. There are currently no agreements in effect with respect to Umpqua or Umpqua Bank to extend the period of limitations for assessment or collection of any Tax. Umpqua has delivered to NBB true and correct copies of Umpqua’s tax returns, including any unconsolidated or uncombined federal and state income or franchise tax returns, for the years 2004 and 2005.

5.16  Insurance.  For each of the past three years and continuing through the date of this Agreement, Umpqua and each of the Umpqua Subsidiaries have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Oregon and such other jurisdictions where they operate or own property. Umpqua and each of the Umpqua Subsidiaries are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which Umpqua has Knowledge. Section 5.16 of the Umpqua Disclosure Schedule, includes a list of all insurance policies in force as of the date hereof with respect to Umpqua’s and each of the Umpqua Subsidiaries’ business and real and personal property.

5.17  Contracts and Agreements.  Neither Umpqua nor any Umpqua Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any material contract, agreement, instrument, lease or understanding and, except with respect to loan agreements or notices with Umpqua Bank customers reflected in Umpqua’s delinquent loan reports, to the Knowledge of Umpqua no other party thereto is in material default thereof. No consent or approval by the other parties to any such material contract is required by reason of this Agreement to maintain such oral or written contracts, agreements, instruments or leases in effect.

5.18  Reserve for Loan Losses.  Umpqua’s reserve for loan losses, as established from time to time, equals or exceeds the amount required of Umpqua and Umpqua Bank as determined (i) by internal policies and procedures of Umpqua and Umpqua Bank for determining the reserve for loan losses; (ii) by applicable SEC rules and guidance; (iii) by applicable bank regulatory agencies; and (iv) pursuant to GAAP. Since September 30, 2006, Umpqua has not reversed any provision taken for loan losses. Umpqua and the Umpqua Banks have properly accounted for all impaired loans in accordance with internal policies of Umpqua and the Umpqua Banks and in accordance with SFAS 114.

5.19  Repurchase Agreement.  Umpqua and Umpqua Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

5.20  Interests of Directors and Others.  Except as disclosed in any Umpqua Public Reports, no officer or director of Umpqua or Umpqua Bank has any material interest in any assets or property, whether real or personal, tangible or intangible, of or used in the business of Umpqua or any Umpqua Subsidiaries, other than as an owner of outstanding securities or deposit accounts of Umpqua or Umpqua Bank, as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time, or as customers in the ordinary course of SAWY’s business.

5.21  Umpqua Disclosure Schedule to this Agreement.  The information contained in the Umpqua Disclosure Schedule to this Agreement prepared by or on behalf of Umpqua constitutes additional representations and warranties made by Umpqua hereunder and is incorporated herein by reference. The copies of documents furnished as part of the Umpqua Disclosure Schedule are true and correct copies and include all amendments, supplements, and modifications thereto and all written waivers applicable thereunder.

5.22  Brokers and Finders.  Umpqua has received the opinion of Milestone Advisors to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Umpqua Common Stock from a financial point of view. Except for the fees and related costs payable to Milestone Advisors pursuant to an engagement letter dated November 22, 2006, no action has been taken by Umpqua that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

5.23  Bank Secrecy Act; Patriot Act; Transactions with Affiliates.   Umpqua has not received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Umpqua has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Umpqua’s Knowledge, is in compliance with such law in all material respects. As of September 30, 2006, Umpqua has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

5.24  Risk Management Instruments.  Neither Umpqua nor any Umpqua Subsidiary is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, or any exchange traded or over-the-counter equity, foreign exchange traded or other swap, cap, floor, collar, option or futures contract. Neither Umpqua nor any Umpqua Subsidiary owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives,” or (ii) could have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes.

6.  Covenants of NBB.

6.1  Certain Actions.  Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB covenants to Umpqua for itself and on behalf of TVB, that, without first obtaining the written approval of Umpqua, which approval shall not be unreasonably withheld, or as described in Section 6.13 of the NBB Disclosure Schedule:

(a) It shall not amend NBB’s Articles of Incorporation or Bylaws or approve any amendment to TVB’s Articles of Incorporation or Bylaws;

(b) It shall not declare or pay any dividend (other than one cash dividend in the amount of $0.14 per share declared by March 31, 2007 and paid prior to the Effective Time if the Effective Date has not occurred by March 31, 2007) or make any other distribution with respect to capital stock, or redeem, repurchase or otherwise acquire or agree to acquire any of NBB’s or any NBB Subsidiaries’ stock; or make or commit to make any other distribution on any capital stock to NBB’s or any NBB Subsidiaries’ shareholders; provided that this Section 6.1(b) shall not preclude the ordinary course payment of dividends by TVB to NBB the primary purpose of which is to fund the ongoing operations of NBB, consistent in timing and amount with past practice;

(c) It shall not, except under options and convertible securities identified in Section 4.2 of the NBB Disclosure Schedule, issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant: (i) any shares of any class of stock of NBB or of any NBB Subsidiary; (ii) any securities convertible into any of such shares; or (iii) any options, warrants, or other rights to purchase such shares;

(d) It shall not modify, accelerate vesting (except as may be required by the NBB Stock Plans), reprice or extend the exercise date of any outstanding options, warrants or other rights to purchase such shares or restricted stock;

(e) It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or Knowingly incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any liabilities of any other person;

(f) It shall not cancel or agree to cancel any debts or claims having a value in excess of $50,000;

(g) It shall not, except in the ordinary course of business, lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any material assets, property or rights, or make or permit any amendment or termination of any Material Contract; or mortgage, pledge or subject to a lien or any other encumbrance (other than a Permitted Lien) any of its material assets, tangible or intangible;

(h) It shall not willfully violate, commit a breach of or default under any Material Contract to which it is a party or to which any of its assets may be subject;

(i) It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business;

(j) It shall not: (A) other than as affirmatively required by written agreements in effect on the date of this Agreement (or as disclosed in Section 6.1(j)(B) of the NBB Disclosure Schedule), increase or agree to increase the compensation payable to any officer, director, employee or agent of NBB or TVB that is a party to a severance, employment, supplemental executive retirement, salary continuation, consulting or similar agreement; (B) increase or agree to increase the salary payable (except as disclosed in Section 6.1(j)(B) of the NBB Disclosure Schedule) to any officer, director, employee or agent of NBB or TVB, other than annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices but not exceeding 5% in the aggregate or 5% for any individual employee (each based upon the December 7, 2006 aggregate salary figures delivered to Umpqua); (C) pay any discretionary or incentive bonuses (except as set forth in Section 6.1(j)(C) of the NBB Disclosure Schedule) without the prior consent of Umpqua through its Chief Executive Officer or President — California Region which shall not be unreasonably withheld, conditioned or delayed; (D) enter into any Contract with an officer, director, employee, consultant or agent of NBB or TVB; (E) enter into any Contract providing for severance payments upon termination of employment or upon the occurrence of any other event including but not limited to the consummation of the Holding Company Merger or Bank Merger; (F) make, or commit to make, any stay, retention or conversion bonus without the prior consent of Umpqua through its President — California Region and Executive Vice President/Cultural Enhancement, which consent shall not be unreasonably withheld, conditioned or delayed; (G) enter into or make any material change in any Employee Benefit Plan except as required by law; (H) pay any incentive or bonus compensation for a partial year of service except as required by TVB’s 2006 Sales Incentive Program and as set forth in Section 6.1(j)(C) of the NBB Disclosure Schedule; or (I) amend the separation pay policy set forth in Section 10.2 of the copy of North Bay Bancorp & Subsidiaries Employee Handbook provided to Umpqua except to provide for the option of the employer to pay separation pay in a lump sum.

(k) It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of Loans, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

(l) It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its opinion, is reasonably appropriate;

(m) It shall not make any payment in excess of $100,000 in settlement of any pending or threatened legal proceeding involving a claim against NBB or any NBB Subsidiary;

(n) It shall not engage in any activity or transaction (i) which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby or (ii) which it engages with Knowledge and which would reasonably be expected to have a Material Adverse Effect with respect to NBB or to materially adversely delay the ability of Umpqua, Umpqua Bank, NBB or TVB to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

(o) It shall not acquire, open, consolidate or close any office or branch;

(p) It shall not make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $100,000 without the prior consent of Umpqua through its Chief Executive Officer or President — California Region which shall not be unreasonably withheld, conditioned or delayed;

(q) It shall not (i) make, renew, commit to make, or materially modify any loan over $1,000,000 or a series of loans or commitments over $1,000,000 to any person or group of related persons, or renew, modify, amend or advance additional funds (except under preexisting commitments) on loans or to borrowers on TVB loan watch lists, without in each case furnishing to Umpqua, within three (3) business days after such approval, a copy of the report provided to such NBB Bank’s loan committee, or (ii) extend the loan maturity on any loan risk-rated substandard or worse beyond September 30, 2007 or six months following the expected Effective Date, whichever is later, or extend the loan maturity on any loan on non-accrual beyond June 30, 2007 or three months following the expected Effective Date, whichever is later;

(r) Except for booking loans committed prior to the date of this Agreement, it shall not enter into or modify any agreement (except for renewals of previously disclosed indebtedness) which alone or together with all similar arrangements exceeds $250,000, with any director or officer of NBB or TVB, any person who, to the Knowledge of NBB, owns more than five percent (5%) of the outstanding capital stock of NBB or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%) without furnishing a copy of the report provided to the NBB Bank’s loan committee to Umpqua within three (3) business days after such approval;

(s) It will not reverse any provision taken for loan losses;

(t) It will not sell any investment securities at a gain except as necessary to provide liquidity, consistent with past practices; and

(u) It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.2  No Solicitation.  Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, neither NBB nor TVB shall, and they shall cause their officers, directors, employees and other agents not to, directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB shall not authorize or knowingly permit any officer, director, employee or any other person representing or retained by NBB or TVB to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any bona fide Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with Nixon Peabody LLP. NBB shall promptly orally notify Umpqua, followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, communicated by any Person to NBB, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction.

6.3  Filing Reports and Returns, Payment of Taxes.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB shall duly and timely file and TVB shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC or California Commissioner and all required Tax returns and will promptly furnish copies thereof to Umpqua. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, each of NBB and TVB shall promptly pay all Taxes and assessments indicated by Tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

6.4  Preservation of Business.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB shall use its commercially reasonable efforts: (i) to preserve intact its and TVB’s business organization, (ii) to preserve its and TVB’s relationships and goodwill with customers, employees and others having business dealings with it and TVB, (iii) to keep available the services of its and TVB’s present officers, agents and employees, (iv) to maintain its and TVB’s assets in accordance with good business practices, and (v) to maintain existing insurance policies. NBB will not institute nor permit TVB to institute any material novel or unusual change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

6.5  Commercially Reasonable Efforts.  NBB will (and will cause the NBB Subsidiaries to) use its commercially reasonable efforts to obtain and to assist Umpqua in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB, the Oregon Director and California Commissioner, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, NBB shall cooperate with Umpqua and use (and shall cause each NBB Subsidiary to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, NBB shall provide Umpqua an opportunity to review in advance, and to the extent practicable will consult with Umpqua and consider in good faith the views of Umpqua in connection with, all of the information relating to Umpqua and Umpqua Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, Umpqua shall act reasonably and as promptly as practicable. NBB shall, upon request by Umpqua, furnish Umpqua with all information concerning itself, the NBB Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of NBB, Umpqua or any of the Umpqua Subsidiaries or NBB Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement. Subject to applicable law, NBB shall keep Umpqua apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Umpqua with copies of notices or other communications received by NBB or any NBB Subsidiary, from any third party and/or any governmental entity with respect to such transactions other than routine communications from employees and shareholders that do not indicate dissent from support of the transactions.

6.6  Updating the NBB Disclosure Schedule.  NBB shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the NBB Disclosure Schedule hereto prepared by or on behalf of NBB to disclose any events or circumstances occurring after the date hereof that and prior to such fifteenth day, had such events or circumstances have occurred prior to the date hereof, would have been required to be included in the NBB Disclosure Schedule in order that NBB not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence of or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to NBB or materially adversely delay the ability of Umpqua, Umpqua Bank, NBB or TVB to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, NBB will give reasonably detailed written notice thereof to Umpqua. Notwithstanding anything to the contrary contained herein, supplementation of the NBB Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of NBB’s representations or warranties contained herein.

6.7  Rights of Access.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB agrees to permit and cause TVB to permit, Umpqua, and its employees, agents and representatives, full access to the premises of NBB and TVB on reasonable notice and to all books, files and records of NBB and TVB, including but not limited to loan files and litigation files, and to furnish to Umpqua such financial and operating data and other information with respect to the business and assets of NBB and TVB as Umpqua shall reasonably request, provided that the foregoing shall not require NBB and TVB (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of NBB would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NBB shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of NBB or TVB, as the case may be, or any NBB Subsidiary. All requests for information made pursuant to this Section 6.7 shall be directed to the chief executive officer or other person designated in writing by NBB. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8  Proxy Statement.  NBB shall provide to Umpqua such information with respect to NBB, TVB and their respective businesses and such assistance as may be reasonably necessary to permit Umpqua to file with the SEC a registration statement (the “S-4 Registration Statement”) covering the issuance of the shares of Umpqua Common Stock required hereby (including a proxy statement to be used by NBB to solicit proxies from NBB shareholders for a shareholder meeting at which NBB shareholders will be asked to consider and vote on the principal terms of this Agreement (in its definitive form, the “Proxy Statement”)). NBB agrees, as to itself and any NBB Subsidiary, that none of the information supplied or to be supplied by it or any NBB Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement and any amendment or supplement thereto will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the NBB shareholder meeting to be held in connection with the Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. NBB and Umpqua will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.9  Availability of Reports; Communications.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, NBB will deliver to Umpqua reasonably promptly upon preparation copies of: (i) approved minutes of meetings of NBB’s and of TVB’s shareholders, Board of Directors, and management or director committees; (ii) TVB’s loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; (iii) reports to TVB’s loan committee regarding developments with respect to other real estate owned or other assets acquired through foreclosure or action in lieu thereof; (iv) minutes of executive sessions conducted by the boards and committees of TVB and NBB redacted to eliminate confidential strategic discussions and matters protected by attorney-client privilege to the extent necessary to preserve such protection; and (v) all written communications to NBB shareholders.

6.10  Shareholder Meeting.  NBB will call a meeting of its shareholders to consider and approve the principal terms of this Agreement. NBB will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable California and federal law. Provided that the representations and warranties of Umpqua contained herein continue to be materially accurate, the NBB Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with counsel, the NBB Board of Directors determines in good faith that its fiduciary duties otherwise require.

6.11  Title Reports.  Prior to the Effective Date, NBB will provide Umpqua with either copies of title reports or a preliminary title report with respect to all real property owned by NBB and TVB, including other real estate owned.

6.12  Allowance for Loan Losses.  Prior to the Effective Date, NBB will (i) make provisions to its allowance for loan, lease and credit losses that conform to its internal policies and procedures, regulatory requirements and GAAP; (ii) charge-off on a current basis all loans deemed to be uncollectible; and (iii) maintain appropriate classification and risk ratings for all loans.

6.13  Agreements and Plans.  NBB agrees to take or refrain from taking, or use its commercially reasonable efforts to effect or refrain from effecting, the actions set forth in Section 6.13 of the NBB Disclosure Schedule, within the time lines set forth therein.

6.14  Other Actions.  NBB covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals for, and to otherwise take such other necessary and appropriate actions to consummate the transactions contemplated by this Agreement and the Plans of Merger.

6.15  Section 16 Matters.  The board of directors of NBB and Umpqua shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16(b) of the Securities Act (i) the conversion of shares of NBB Common Stock and NBB Options into Umpqua Common Stock or Converted Options, as the case may be, and (ii) the acquisition of shares of Umpqua Common Stock or Converted Options, as the case may be, pursuant to the terms of this Agreement by officers and directors of NBB subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of NBB who may become an officer of Umpqua subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the board of directors of NBB shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of NBB Common Stock (including NBB Options) is to be exempted, (B) the number of shares of NBB Common Stock (including NBB Options) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) provided Umpqua timely receives the information from NBB necessary to adopt the following resolutions prior to the Effective Time, the board of directors of Umpqua shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Umpqua Common Stock (including Converted Options) is to be exempted, (B) the number of shares of Umpqua Common Stock (including Converted Options) to be acquired by each such individual, (C) the material terms of the options and derivative securities with respect to Umpqua Common Stock to be acquired, including that price is determined based on the Exchange Ratio and that non-price terms are determined by reference to the terms of NBB Options and derivative securities with respect to shares of NBB Common Stock that have been converted into options and derivative securities with respect to Umpqua Common Stock and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. In the event Umpqua does not receive the information from NBB necessary to adopt the foregoing resolutions prior to the Effective Time, the Board of Directors of Umpqua shall adopt such resolutions at its next regularly scheduled board meeting following receipt of such information. NBB and Umpqua shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption.

7.  Covenants of Umpqua.

7.1  Certain Actions.  Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua covenants, for itself and on behalf of any Umpqua Subsidiary, that, without first obtaining the written approval of NBB, which approval shall not be unreasonably withheld:

(a) It shall not amend its articles of incorporation or bylaws or approve any amendment to the articles of incorporation or bylaws of any Umpqua Subsidiary in a manner that would adversely affect NBB, its shareholders or the transactions contemplated by this Agreement;

(b) It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Umpqua or to materially adversely delay the ability of Umpqua, Umpqua Bank, NBB or TVB to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

(c) It shall not take any action or cause to be taken any action that would prevent or impede the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(d) It shall not willfully violate, commit a breach of or default under any material contract to which it is a party or to which any of its assets may be subject;

(e) It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business.

7.2  Filing Reports and Returns, Payment of Taxes.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua and Umpqua Bank shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC and the Oregon Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Umpqua will promptly pay all Taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

7.3  Preservation of Business.  During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Umpqua shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and others having business dealings with it and those of Umpqua Bank; and to keep available the services of its present officers, agents and employees and those of Umpqua Bank. Umpqua will not, and will not permit Umpqua Bank to, institute any material novel or unusual change in its methods of management, lending policies, personnel policies, accounting or investments.

7.4  Commercially Reasonable Efforts.  Umpqua will (and will cause the Umpqua Subsidiaries to) use commercially reasonable efforts to obtain, and to assist NBB in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC, the Oregon Director and the California Commissioner, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, Umpqua shall cooperate with NBB and use (and shall cause each Umpqua Subsidiary to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Umpqua shall provide NBB an opportunity to review in advance, and to the extent practicable will consult with NBB and consider in good faith the views of NBB in connection with, all of the information relating to NBB and NBB Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, NBB shall act reasonably and as promptly as practicable. Umpqua shall, upon request by NBB, furnish NBB with all information concerning itself, the Umpqua Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of NBB, Umpqua or any of the Umpqua Subsidiaries or NBB Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement. Subject to applicable law, Umpqua shall keep NBB apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing NBB with copies of notices or other communications received by Umpqua or any Umpqua Subsidiary, from any third party and/or any governmental entity with respect to such transactions.

7.5  Updating the Umpqua Disclosure Schedule.  Umpqua shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the Umpqua Disclosure Schedule hereto prepared by or on behalf of Umpqua to disclose any events or circumstances occurring after the date hereof and prior to such fifteenth day, that had such events or circumstances occurred prior to the date hereof, would have been required to be included in the Umpqua Disclosure Schedule in order that Umpqua not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to Umpqua or materially adversely delay the ability of Umpqua, Umpqua Bank, NBB or TVB to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, Umpqua will give reasonably detailed written notice thereof to NBB. Notwithstanding anything to the contrary contained herein, supplementation of the Umpqua Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Umpqua’s representations or warranties contained herein.

7.6  S-4 Registration Statement.  As soon as reasonably practicable after the date hereof, Umpqua shall prepare and file with the SEC the S-4 Registration Statement including the Proxy Statement. Umpqua agrees, as to itself and any Umpqua Subsidiary, that none of the information supplied or to be supplied by it or any Umpqua Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to NBB shareholders and at the times of the NBB shareholder meeting to be held in connection with the Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Umpqua and NBB will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

7.7  Listing of Securities.  Umpqua shall, promptly following the execution of this Agreement, file with the NASDAQ Stock Market a listing application covering the Umpqua Common Stock to be issued to the NBB shareholders and shall continue to take such steps as may be necessary to cause such Umpqua Common Stock to be listed on the NASDAQ Global Select Market on or before the Effective Date.

7.8  Other Actions.  Umpqua covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals and to otherwise accomplish this Agreement and the Plans of Merger.

7.9  Employee Matters.

(a) From and after the Effective Time, Umpqua shall and shall cause Umpqua Bank to honor in accordance with their terms as in effect immediately before the Effective Time (i) all written agreements entered into prior to the date hereof and set forth on Section 7.9(a) of the NBB Disclosure Schedule; provided, however, that such agreements shall be subject to any amendment or termination thereof that may be permitted by their terms or by Schedule 6.13, and (ii) all earned employee benefit or compensation obligations to current and former employees of NBB and the NBB Subsidiaries fully accrued as of the Effective Time.

(b) From and after the Effective Time, for employees of NBB or TVB who are employed by Umpqua or Umpqua Bank as of the Effective Time and who remain employed with Umpqua or Umpqua during such period, Umpqua will (the “Benefits Integration”) shift NBB and TVB employees to the benefit programs then made available to similarly situated Umpqua or Umpqua Bank employees with credit for service with NBB and TVB accrued from the most recent hire date prior to the Benefits Integration deemed service with Umpqua for eligibility purposes; provided, however, nothing in this section 7.9(b) shall prevent Umpqua from electing to (i) continue one or more of the NBB Employee Benefit Plans in effect at the Effective Date (provided that Umpqua may subsequently shift NBB and TVB employees to benefit programs then made available to similarly situated Umpqua or Umpqua Bank employees with credit for service with NBB and TVB accrued from the most recent hire date prior to the Benefits Integration deemed service with Umpqua for eligibility purposes) or (ii) to the extent permitted by law and the NBB Employee Benefit Plans modify one or more of the NBB Employee Benefits Plans to provide for benefits that would be substantially similar to those provided to similarly situated Umpqua or Umpqua

Bank employees at the Effective Date. Nothing in this Section 7.9 shall limit the ability of Umpqua or Umpqua Bank to amend or terminate any of the Employee Benefits Plans in accordance with their terms at any time.

(c) Except as otherwise provided in Section 7.9(a) with respect to individuals with employment or other written agreements that provide for severance payments and severance payable to individuals pursuant to the NBB and TVB Employee Handbook, NBB and TVB employees, (i) who are terminated other than for cause in connection with the Mergers will be provided with severance benefits by Umpqua based on the North Bay Bancorp & Subsidiaries Separation Pay Policy set forth in Section 10.2 of the copy of the NBB Employee Handbook provided to Umpqua subject to Umpqua’s ability to elect to pay such severance in a lump sum at termination or (ii) who by reason of the Mergers become employees of Umpqua or Umpqua Bank and are thereafter terminated other than for cause will be provided with severance benefits by Umpqua based on the Umpqua Bank Severance Policy as currently in effect as of the date of this Agreement. Consistent with Section 7.9(b), NBB and TVB employees who become entitled to severance benefits, whether as a result of the Mergers or otherwise, will receive full credit for prior service accrued with NBB and TVB from their most recent hire date, plus service following the Effective Time, for purposes of determining the amount of such severance benefits.

(d) For purposes of vacation benefits, service accrued with NBB and TVB from the most recent hire date shall be credited for determining an employee’s eligibility and length of vacation under the Umpqua vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Umpqua plan from the employee’s vacation entitlement for the calendar year in which the Benefits Integration occurs.

(e) For purposes of participation in Umpqua bonus plans, profit sharing plans and arrangements, and similar benefits, NBB and TVB employees shall receive credit for length of service accrued with NBB and TVB and (except as may otherwise be provided in written employment contracts) shall be entitled to participate in Umpqua bonus compensation plans and awards beginning at the Effective Time.

(f) Umpqua shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of NBB and TVB under any Umpqua health and welfare plans in which such employees may be eligible to participate after the Effective Time and Umpqua shall cause each such plan to honor any deductible and payment toward out-of-pocket maximums paid by such employees during the portion of the calendar year prior to such employees participation under the Umpqua plans.

(g) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee or director of TVB or NBB, including the continuing employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each continuing employee, the right to continued employment for any period of time following the Effective Time.

7.10  Indemnification of Directors and Officers; D&O Insurance.

(a) From and after the Effective Time, Umpqua shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Umpqua shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of NBB and TVB (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Umpqua shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of NBB.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Umpqua thereof, but the failure to so notify shall not relieve Umpqua of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Umpqua shall have the right to assume the defense thereof and Umpqua shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Umpqua elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Umpqua and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Umpqua shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Umpqua shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Umpqua shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Umpqua shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in their respective articles of incorporation or bylaws and any existing indemnification agreements set forth in Section 7.10(c) of the NBB Disclosure Schedule, shall survive the Merger and continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of Umpqua or Umpqua Bank.

(d) Umpqua shall maintain NBB’s existing officers’ and directors’ liability insurance for a period of 3 years after the Effective Time or otherwise provide comparable coverage for such period.

(e) If Umpqua or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.10.

(f) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.11  Section 16 Matters.  The board of directors of NBB and Umpqua shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16(b) of the Securities Act (i) the conversion of shares of NBB Common Stock and NBB Options into Umpqua Common Stock or Converted Options, as the case may be, and (ii) the acquisition of shares of Umpqua Common Stock or Converted Options, as the case may be, pursuant to the terms of this Agreement by officers and directors of NBB subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of NBB who may become an officer of Umpqua subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the board of directors of NBB shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of NBB Common Stock (including NBB Options) is to be exempted, (B) the number of shares of NBB Common Stock (including NBB Options) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) provided Umpqua timely receives the information from NBB necessary to adopt the following resolutions prior to the Effective Time, the board of directors of Umpqua shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Umpqua Common Stock (including Converted Options) is to be exempted, (B) the number of shares of Umpqua Common Stock (including Converted Options) to be acquired by each such individual, (C) the material terms of the options and derivative securities with respect to Umpqua Common Stock to be acquired, including that price is determined based on the Exchange Ratio and that non-price terms are determined by reference to the terms of NBB Options and derivative securities with respect to shares of NBB Common Stock that have been converted into options and derivative securities with respect to Umpqua Common Stock and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. In the event Umpqua does not receive the information from NBB necessary to adopt the foregoing resolutions prior to the Effective Time, the Board of Directors of Umpqua shall adopt such resolutions at its next regularly scheduled board meeting following receipt of such information. NBB and Umpqua shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption.

8.  Conditions to Obligations of Umpqua.

The obligations of Umpqua under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Umpqua in writing and not required by law):

8.1  NBB Shareholder Approval; Dissenting Shareholders.  Approval of the principal terms of this Agreement by the shareholders of NBB with NBB shareholders holding fewer than 10% of the NBB Common Stock having perfected their right to become Dissenting Shareholders.

8.2  No Litigation.  No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement (collectively, an “Order”).

8.3  No Banking Moratorium.  Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

8.4  Regulatory Approvals.  Procurement of all consents, orders, waivers and approvals required by law including but not limited to approvals or waivers, as the case may be, by the FRB, the FDIC, the Oregon Director and the California Commissioner of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Umpqua or NBB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which Umpqua reasonably determines to be materially burdensome in the context of the transactions contemplated by this Agreement, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Umpqua or NBB; and the expiration of all applicable regulatory waiting periods.

8.5  Compliance with Securities Laws.  The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

8.6  Other Consents.  Receipt of consents relating to real property leases listed in Schedule 8.6 and, except where failure to obtain any other consent and/or approval listed in Schedule 8.6 would not have a Material Adverse Effect, receipt of the other consents and/or approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans as listed in Schedule 8.6.

8.7  Corporate Documents.  Receipt by Umpqua of:

(a) Current certificates of good standing for NBB and TVB issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

(b) A copy, certified by each Secretary of NBB and TVB, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

8.8  Continuing Accuracy of Representations and Warranties.  The representations and warranties of NBB (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the NBB are not so true and correct unless the failure of such representations and warranties of the NBB to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to NBB.

8.9  Compliance with Covenants and Conditions.  Compliance in all material respects by NBB with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

8.10  No Material Adverse Effects.  Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to NBB.

8.11  Certificate.  Receipt by Umpqua of a Certificate of the Chief Executive Officer and the Chief Financial Officer of NBB, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.6, 8.8, 8.9 and 8.10 hereof, that the average daily balance of consolidated Core Deposits for the calendar month preceding the Effective Date is not less than the product of 94.0% and the average daily balance of Core Deposits for the month of November 2006, and such other matters with respect to the fulfillment by NBB of any of the conditions of this Agreement as Umpqua may reasonably request.

8.12  Tax Opinion.  Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Umpqua, dated as of the Effective Date, in form and substance reasonably satisfactory to Umpqua to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by NBB, TVB, Umpqua or Umpqua Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of NBB who exchange all of their NBB Common Stock for Umpqua Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Umpqua Common Stock). In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letter from NBB and Umpqua.

8.13  Employee Agreements.  Each amended and restated severance, employment and salary continuation agreement entered into by those executives listed in Schedule 8.13(a) has not been amended or rescinded and remains in full force and effect.

8.14  Director Agreements.  Each Voting, Non-Competition and Non-Solicitation Agreement entered into by the directors of NBB and TVB as described in the Recitals to this Agreement has not been amended or rescinded and remains in full force and effect as of the Effective Date.

9.  Conditions to Obligations of NBB.

The obligations of NBB under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by NBB in writing and not required by law):

9.1  Shareholder Approval.  Approval of the principal terms of this Agreement by the shareholders of NBB.

9.2  No Litigation.  No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order.

9.3  No Banking Moratorium.  Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

9.4  Regulatory Approvals.  Procurement of all consents, orders and approvals required by law including but not limited to approvals or waivers by the FRB, the FDIC, the Oregon Director and the California Commissioner of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Umpqua or NBB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Umpqua or NBB; and the expiration of all applicable waiting periods.

9.5  Compliance with Securities Laws.  The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

9.6  Other Consents.  Receipt of other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger as listed in Schedule 9.6.

9.7  Corporate Documents.  Receipt by NBB of:

(a) A certificate of existence for Umpqua and a good standing certificate for Umpqua Bank issued by the appropriate governmental officer dated as of a date immediately prior to the Effective Date;

(b) A copy, certified by each Secretary of Umpqua and Umpqua Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

9.8  Continuing Accuracy of Representations and Warranties.  The representations and warranties of Umpqua (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the Umpqua are not so true and correct unless the failure of such representations and warranties of Umpqua to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Umpqua.

9.9  Compliance with Covenants and Conditions.  Umpqua having complied in all material respects with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

9.10  No Material Adverse Effects.  Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Umpqua.

9.11  Tax Opinion.  Receipt of a favorable opinion of Foster Pepper Tooze LLP, special counsel to Umpqua, dated as of the Effective Date, in form and substance satisfactory to NBB to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger will be a reorganization within the meaning of Section 368(a) of the Code; that each of NBB and Umpqua will be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by the shareholders of NBB who exchange all of their NBB Common Stock for Umpqua Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Umpqua Common Stock). In rendering its opinion, Foster Pepper Tooze LLP may require and rely upon representations contained in letters from NBB and Umpqua.

9.12  Certificate.  Receipt by NBB of a Certificate of the President and Chief Financial Officer of Umpqua, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.2, 9.4, 9.6, 9.8, and 9.9 hereof and such other matters with respect to the fulfillment by Umpqua of any of the conditions of this Agreement as NBB may reasonably request.

10.  Closing.

The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper Tooze LLP at such time and on such date within fifteen days following the day on which the conditions to closing are satisfied, as set by notice from Umpqua to NBB, or at such other time and place as the parties may agree.

11.  Termination; Price Protection.

11.1  Procedure for Termination.  This Agreement may be terminated before the Effective Date:

(a) By the mutual consent of the Boards of Directors of Umpqua and NBB acknowledged in writing;

(b) By Umpqua or NBB acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by October 1, 2007 (or such later date as shall have been agreed to in writing by Umpqua and NBB acting through their respective Boards of Directors) except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing action or inaction of such party, which action or inaction is in violation of its obligations under this Agreement;

(c) By Umpqua, acting through its Board of Directors upon written notice to NBB, if there has been a breach by NBB in its representations, warranties or covenants set forth herein such that Section 8.8 or 8.9 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to NBB of such misrepresentation, breach or failure; or by NBB, acting through its Board of Directors upon written notice to Umpqua, if there has been a breach by Umpqua in its representations, warranties or covenants set forth herein such that Section 9.7 or 9.8 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to Umpqua of such misrepresentation, breach or failure;

(d) By NBB, if its Board of Director determines in good faith (after consultation with Nixon Peabody LLP) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law; or

(e) By NBB, if (1) the Umpqua Measuring Price is less than $26.42, (2) NBB delivers written notice to Umpqua of its intention to terminate this Agreement within two business days following the close of the Umpqua Measuring Period and (3) Umpqua does not elect to pursue a Decline Adjustment or Cash Fill Option as set forth below; provided, however, that, if Umpqua effects a stock dividend, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Umpqua Measuring Price is determined, the provisions of this Section 11.1(e) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of NBB.

The following terms have the following meanings:

(i) “Umpqua Measuring Period” means the fifteen trading days ending on the fifth business day prior to the Effective Date.

(ii) “Umpqua Measuring Price” means the mathematical average of the per share closing prices of Umpqua Common Stock as quoted on the NASDAQ Global Select Market (as reported in The Wall Street Journal or another authoritative source) over the Umpqua Measuring Period.

Except as provided in Section 11.4, NBB shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Umpqua elects, no later than the close of business on the second succeeding Business Day after the later of (i) the close of the Umpqua Measuring Period and (ii) receipt of notice of NBB’s intent to terminate, either to:

(A) adjust the Exchange Ratio (a “Decline Adjustment”) such that the Exchange Ratio (carried to five significant digits) shall equal the quotient of (i) $32.15 divided by (ii) the Umpqua Measuring Price, or

(B) maintain the Exchange Ratio at 1.217 and pay additional consideration to NBB Shareholders (the “Cash Fill Option”) in cash (“Cash Consideration”) per share equal to $32.15 minus the product of (i) 1.217 times (ii) the Umpqua Measuring Price.

Upon Umpqua’s election of the Decline Adjustment or the Cash Fill Option, no termination shall have occurred pursuant to this Section 11.1(e) and this Agreement shall remain in effect in accordance with its terms (except as the term Exchange Ratio, as applicable, shall have been so modified), and in the event of a Decline Adjustment any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio, as applicable, as adjusted pursuant to this Section 11.1(e).

(f) By NBB or Umpqua, acting through its Board of Directors, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Mergers shall become final and non-appealable (whether before or after the approval by the shareholders of NBB or Umpqua).

(g) By either party if NBB shareholders fail to approve the principal terms of this Agreement at a meeting held pursuant to Section 6.10 or any adjournments or postponements thereof.

11.2  Effect of Termination.

11.2.1  In the event this Agreement is terminated pursuant to Section 11.1(a) or 11.1(b), 11.1(e) or 11.1(f), this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment.

11.2.2  If this Agreement is terminated by NBB or Umpqua pursuant to Section 11.1(g) (provided that no failure of any covenant, condition, representation or warranty on the part of Umpqua or within the reasonable control of NBB shall have proximately caused the failure of NBB shareholders to have approved the principal terms of this Agreement), by Umpqua pursuant to Section 11.1(c) or by NBB pursuant to Section 11.1(d), then NBB agrees to pay to Umpqua its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000, to be paid within thirty (30) days after Umpqua’s request; provided, however, if Umpqua has terminated the Agreement as a result of NBB’s willful failure to comply with any material covenant set forth in Section 6, it agrees to pay Umpqua an additional $2,000,000, to be paid within thirty (30) days after Umpqua’s request. If this Agreement is terminated pursuant to Section 11.1(g) or Section 11.1(d), or by Umpqua pursuant to Section 11.1(c) and NBB enters into an Alternative Acquisition Transaction prior to the date that is 12 months from the date of termination and such Alternative Acquisition Transaction had been proposed prior to the date of the NBB shareholder meeting in the case of termination pursuant to Section 11.1(g) or prior to the date of termination in the case of termination pursuant to Section 11.1(c) or 11.1(d); and provided that in any of such events if, at the time of NBB’s shareholder meeting there was no material failure by Umpqua to comply with the covenants set forth in Section 7 and to satisfy the conditions set forth in Sections 9.7 and 9.9, then NBB will, within thirty (30) days after Umpqua’s request, pay Umpqua the sum of $5,000,000 (reduced by any amounts paid or payable pursuant to the first sentence of this paragraph). This Section 11.2.2 shall be the sole remedy in favor of Umpqua for termination of this Agreement pursuant to the sections named in the first sentence, and Umpqua specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Umpqua.

11.2.3  If this Agreement is terminated by NBB pursuant to Section 11.1(c), then Umpqua agrees to pay to NBB its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000; provided, however, if NBB has terminated the Agreement as a result of Umpqua’s willful failure to comply with any material covenant set forth in Section 7, it agrees to pay NBB an additional $2,000,000. This Section 11.2.3 shall be the sole remedy in favor of NBB for termination of this Agreement pursuant to the sections named in the first sentence, and NBB specifically waives the protections of any other legal or equitable remedies that otherwise might be available to NBB.

11.3  Price Protection.  Except as provided in Section 11.4, in the event the Umpqua Measuring Price is greater than $33.58 the Exchange Ratio (carried to five significant digits) shall equal the quotient of (i) $40.87 divided by (ii) the Umpqua Measuring Price. If the Exchange Ratio is adjusted pursuant to this Section 11.3, this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 11.3.

11.4  Participation in Subsequent Transaction.  From the date hereof through the Effective Time or the earlier termination of this Agreement, Umpqua shall not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Umpqua or Umpqua Bank or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (an “Umpqua Transaction”), unless such Umpqua Transaction expressly provides (i) for the acquisition of NBB by Umpqua or a successor entity on the same terms and conditions as provided for in this Agreement and (ii) that if such Umpqua Transaction is completed before the Effective Time, the shareholders of NBB will be entitled to receive consideration in such transaction as if their shares of NBB had been converted into Umpqua Common Stock at the effective time of such transaction, without giving effect to any adjustment of the Exchange Ratio that would otherwise be required pursuant to Section 11.3 hereof.

11.5  Documents from NBB.  In the event of termination of this Agreement, Umpqua will promptly deliver to NBB all originals and copies of documents and work papers obtained by Umpqua from NBB, whether so obtained before or after the execution hereof.

11.6  Documents from Umpqua.  In the event of termination of this Agreement, NBB will promptly deliver to Umpqua all originals and copies of documents and work papers obtained by NBB from Umpqua, whether so obtained before or after the execution hereof.

12.	Miscellaneous Provisions.

12.1  Amendment or Modification.  Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of NBB and Umpqua, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors, except to the extent shareholder approval is required under applicable law.

12.2  Public Statements.  No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

12.3  Confidentiality.  Each party shall treat the non-public information that it obtains from the other parties to this Agreement in accordance with the Confidentiality Agreement.

12.4  Waivers and Extensions.  Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

12.5  Expenses.  Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

12.6  Financial Advisors.  Each of Umpqua and NBB is solely responsible for the payment of its own financial advisor fees.

12.7  Binding Effect, No Assignment.  This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

12.8  Representations and Warranties.  The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

12.9  Remedies.  Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2.

12.10  No Benefit to Third Parties.  Except for Section 7.9 or Section 7.10, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of NBB shareholders receiving Umpqua Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Umpqua herein are for the benefit of NBB only and expire as of the Effective Date.

12.11  Notices.  Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or facsimile numbers set forth below:

If to Umpqua:

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, Oregon 97258
Attn: Raymond P. Davis, CEO
Fax: (971) 544-3750

Copies of Notices to Umpqua to:

Kenneth E. Roberts
Andrew H. Ognall
Foster Pepper Tooze LLP
601 SW Second Avenue
Portland, OR 97204-3223
Fax: (800) 601-9234

If to NBB:

North Bay Bancorp
1190 Airport Road, Suite 101
Napa, CA 94559
Attn:Terry L. Robinson
Fax: (707) 252-5025

Copies of Notices to NBB to:

R. Brent Faye
Nixon Peabody LLP
Two Embarcadero Center
San Francisco, CA 94111
Fax: (415) 984-8300

Any party from time to time may change such address or facsimile number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this Section 12.11.

12.12  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

12.13  Entire Agreement.  This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

12.14  Headings.  The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

12.15  Counterparts.  At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

12.16  Restrictions On Transfer.  Umpqua will not deliver any Umpqua Common Stock to any shareholder who, in the opinion of counsel for Umpqua, is or may be an “affiliate” (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of NBB, except upon receipt by Umpqua of a letter substantially in the form attached as Exhibit D hereto from that shareholder.

12.17  Material Change.  As used in this Agreement, a “Material Adverse Effect” means, with respect to Umpqua or NBB, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Umpqua and Umpqua Subsidiaries taken as a whole or NBB and NBB Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Umpqua or NBB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a material adverse effect or change shall not be deemed to include the impact of: (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (c) changes in economic conditions affecting financial institutions generally or that are the results of acts of war or terrorism; (d) actions taken by NBB in compliance with Schedule 6.13; (e) a decline in the price of shares of NBB or Umpqua Common Stock on NASDAQ provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (f) any failure by NBB and the NBB Subsidiaries or Umpqua and the Umpqua Subsidiaries, as the case may be, to meet any published analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (g) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring changes taken in connection with the Merger, each in accordance with GAAP; or (h) the announcement of this Agreement or the transactions contemplated hereby; provided, further, that, with respect to clauses (a), (b), and (c), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) NBB and TVB or Umpqua and Umpqua Bank, as the case may be, or (ii) significantly disproportionately adversely affect NBB and TVB or Umpqua and Umpqua Bank, as the case may be, compared to other companies of similar size operating in the banking industry in which NBB and TVB or Umpqua and Umpqua Bank operate.

12.18  Survival.  The agreements of Umpqua contained in Section 2, Section 7.9 and Section 7.10 of this Agreement shall survive the consummation of the Merger. Section 11 and Section 12 of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

UMPQUA HOLDINGS CORPORATION		NORTH BAY BANCORP

By:	/s/ Raymond P. Davis	By:	/s/ Terry L. Robinson
	Raymond P. Davis, President and Chief Executive Officer		Terry L. Robinson, President and Chief Executive Officer

UMPQUA BANK		THE VINTAGE BANK

By:	/s/ Raymond P. Davis	By:	/s/ Terry L. Robinson
	Raymond P. Davis, President and Chief Executive Officer		Terry L. Robinson, Chief Executive Officer

		By:	/s/ Glen C. Terry
Glen C. Terry, President

APPENDIX B

HOLDING COMPANY PLAN OF MERGER

This Holding Company Plan of Merger (the “Plan of Merger”) is dated          , 2007, and is by and between Umpqua Holdings Corporation (“Umpqua”), an Oregon corporation, and North Bay Bancorp (“NBB”), a California corporation.

RECITALS

A.  The Board of Directors and shareholders of each of Umpqua and NBB have approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

B.  This Plan of Merger is part of an Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of January 17, 2007, by and among Umpqua, Umpqua Bank (Umpqua’s wholly owned subsidiary bank), NBB and The Vintage Bank (NBB’s wholly owned subsidiary bank), which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger contemplated by this Plan of Merger. Capitalized terms that are used but not defined in this Plan of Merger are used as defined in the Reorganization Agreement.

C.  At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

1.  EFFECTIVE DATE AND TIME.  This Plan of Merger shall be effective at 11:59 p.m. (the “Effective Time”) on           , 2007 (the “Effective Date”).

2.  MERGER.  At the Effective Time, NBB shall merge with and into Umpqua (the “Merger”), and Umpqua will be the surviving corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Umpqua Holdings Corporation.”

3.  ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS.  Until altered, amended or repealed, at the Effective Time, Umpqua’s articles of incorporation and bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation and bylaws. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, Umpqua’s directors shall be, as of the Effective Time, the individuals serving immediately prior to the Effective Time.

4.  EFFECT OF MERGER.

4.1  Until changed by the Surviving Corporation’s Board of Directors, at the Effective Time all corporate acts, plans, policies, contracts, approvals and authorizations of Umpqua and NBB, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Umpqua and NBB prior to the Effective Time.

4.2  At the Effective Time, the corporate existence of Umpqua and NBB shall, as provided by Oregon and California law, be merged into and continued in the Surviving Corporation, and the separate existence of NBB shall terminate. All rights, franchises and interests of NBB in and to every type of property (whether real, personal, tangible or intangible) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Umpqua and NBB, respectively, prior to the Effective Time.

4.3  At the Effective Time, the liabilities of Umpqua and NBB shall become the Surviving Corporation’s liabilities, and all debts, liabilities, and contracts of Umpqua and NBB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Umpqua and NBB, shall be those of the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

5.  CAPITALIZATION OF UMPQUA.  The present authorized capital of Umpqua consists of 2,000,000 shares of undesignated preferred stock without par value, of which no shares are issued or outstanding, and 100,000,000 shares of common stock without par value, of which as of          , 2007,           shares were issued, outstanding and fully paid (“Umpqua Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Umpqua securities.

6.  CAPITALIZATION OF NBB.  The present authorized capital of NBB consists of 500,000 shares of undesignated preferred stock, without par value, of which no shares are issued or outstanding, and 15,000,000 shares of common stock, without par value, of which as of          , 2007,           shares were issued, outstanding and fully paid (“NBB Common Stock”). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive NBB securities.

7.  EXCHANGE OF SHARES.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

7.1  Umpqua Common Stock.  Each share of Umpqua Common Stock outstanding immediately prior to the Merger shall remain outstanding.

7.2  Merger Consideration; NBB Common Stock.  Each outstanding share of NBB Common Stock (other than Dissenters’ Shares) shall, subject to the limitations set forth herein, be converted into the right to receive (i) the number of shares of Umpqua Common Stock equal to the Exchange Ratio, (ii) cash in lieu of any resulting fractional shares, (iii) any dividend or distribution pursuant to Section 2.3.3, and (iv) in the event Umpqua elects the Cash Fill Option, an amount in cash equal to the Cash Consideration. “Exchange Ratio” means 1.217 shares of Umpqua Common Stock for each share of NBB Common Stock.

7.3  NBB Stock Options and Restricted Stock Awards.

7.3.1  Without any action on the part of any holder of any such option, each outstanding option to acquire NBB Common Stock (each an “NBB Option”) shall be automatically converted into an option to purchase Umpqua Common Stock (each, a “Converted Option”) as follows: (i) the number of shares of Umpqua Common Stock issuable upon exercise of the Converted Option shall be equal to the product of (A) the number of shares of NBB Common Stock issuable upon exercise of the NBB Option, and (B) the Exchange Ratio; and (ii) the exercise price per share of Umpqua Common Stock shall be equal to the result of (A) the exercise price of the NBB Option, divided by (B) the Exchange Ratio. Provided, further, if Umpqua elects the Cash Fill Option, the exercise price per share of the NBB options as calculated pursuant to this Section 2.1.6(a) will be reduced by the amount of the Cash Consideration. All other terms and conditions of the Converted Options shall remain the same as the terms and conditions of the NBB Options. With respect to any NBB Option that is an incentive stock option within the meaning of Section 422 of the Code, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

7.3.2  Umpqua shall assume the obligations and rights of NBB under the NBB Stock Plans pursuant to which NBB Options are outstanding and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Umpqua Common Stock for delivery upon exercise of the Converted Options. Umpqua shall cause the registration of the shares of Umpqua Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Umpqua Common Stock subject to the Converted Options promptly following the Effective Time; and, thereafter, Umpqua shall deliver to holders of Converted Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding.

7.3.3  Each outstanding Restricted Stock Award to receive shares of NBB Common Stock (each a “NBB Stock Award”) shall terminate and become fully vested and free of all forfeiture provisions and shall be automatically converted into shares of Umpqua Common Stock in accordance with Section 7.3.1 above.

8.  NO FRACTIONAL SHARES.  Notwithstanding any other provision hereof, no fractional shares of Umpqua Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued. Instead, Umpqua will pay to each holder of NBB Common Stock who would otherwise be entitled to a fractional share of Umpqua Common Stock an amount in cash (without interest) determined by multiplying such fraction by $     .

9.  EXCHANGE PROCEDURES.  Umpqua has appointed Mellon Investor Services LLC as the Exchange Agent for the purpose of exchanging certificates representing shares of NBB Common Stock (other than Dissenters’ Shares) for Umpqua Common Stock. On or about the Effective Date, Umpqua will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Umpqua Common Stock issuable and an estimated amount of the cash required to make cash payable in the Merger.

9.1  Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of NBB Common Stock (“Old Certificates”), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Umpqua Common Stock (“New Certificates”), together with checks for payment of cash in lieu of fractional shares to be issued in respect of the Old Certificates.

9.2  Until Old Certificates have been surrendered and exchanged for New Certificates as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Umpqua, to be whole shares of Umpqua Common Stock. No dividends or other distributions which are declared on Umpqua Common Stock into which shares of NBB Common Stock have been converted after the Effective Date will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

9.3  Any Umpqua Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 9 at the end of twelve months from the Effective Date shall be returned to Umpqua, in which event the persons entitled thereto shall look only to Umpqua for payment thereof.

9.4  Notwithstanding anything to the contrary set forth herein, if any holder of NBB Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, unless waived, at the sole option of Umpqua or the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Umpqua or the Exchange Agent.

9.5  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Umpqua Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Umpqua Common Stock for the account of the persons entitled hereto.

10.  DISSENTERS’ RIGHTS.

10.1  The shareholders of Umpqua have no rights under Oregon law to dissent from this Plan of Merger.

10.2  All shares of NBB Common Stock that are “dissenting shares” within the meaning of California General Corporation Law § 1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Umpqua Common Stock unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Umpqua Common Stock pursuant to Section 7.2. Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of NBB Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Umpqua Common Stock at the Exchange Ratio in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters’ Shares.

11.  APPROVAL.  This Plan of Merger has been ratified and approved by the Board of Directors and shareholders of each of Umpqua and NBB at meetings called and held in accordance with the applicable provisions of law and their respective articles of incorporation and bylaws. Each of Umpqua and NBB have procured all other consents and approvals, taken all other actions, and satisfied all legal requirements necessary for consummation of the Merger on the terms herein provided.

12.  CONDITIONS TO THE MERGER.  All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

UMPQUA HOLDINGS CORPORATION		NORTH BAY BANCORP

By:		By:

	Raymond P. Davis, President andChief Executive Officer		Terry L. Robinson, President and Chief Executive Officer

APPENDIX C

1775 Eye St. NW Suite 800 Washington, DC 20006 Tel 202.367.3000 Fax 202.367.3001 www.milestonecap.com

January 17, 2007

Board of Directors
Umpqua Holdings Corporation
Umpqua Bank Plaza
One SW Columbia Street, Suite 1200
Portland, Oregon 97258

Directors of Umpqua Holdings Corporation:

We understand that Umpqua Holdings Corporation and its subsidiary Umpqua Bank (collectively, herinafter, “Umpqua”) and North Bay Bancorp and its subsidiaries The Vintage Bank and Solano Bank, (collectively, hereinafter, “North Bay”) are entering into an Agreement and Plan of Merger dated as of January 17, 2006 (the “Merger Agreement”), pursuant to which North Bay will be merged with and into Umpqua (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Umpqua, we understand that, subject to the exercise of dissenters’ rights, each outstanding share of common stock of North Bay is to be converted into the right to receive 1.2170 Umpqua common shares, equal to $35.83 as of the date of the Merger Agreement. We further understand that the aggregate consideration payable by Umpqua to the shareholders of North Bay will equal approximately 5.103 million Umpqua common shares, plus conversion of North Bay options to Umpqua options, subject to adjustment as provided for and as more fully described in the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the consideration to be paid by Umpqua to North Bay shareholders as provided in the Merger Agreement (the “Merger Consideration”) is fair to Umpqua and its shareholders from a financial point of view.

Milestone Advisors, LLC is an investment banking firm and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate purposes.

For purposes of this opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement, (2) reviewed certain publicly available business and financial information relating to Umpqua and North Bay that we deem to be relevant, (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to the strategic implications and operational benefits anticipated to result from the Merger, furnished to us by Umpqua and North Bay, (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Umpqua and North Bay, (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to Umpqua and North Bay, (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger, and (7) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Umpqua and Umpqua’s counsel. In addition to the foregoing, we have conducted such

Milestone Merchant Partners, LLC	Milestone Advisors, LLC

C-1

other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us, whether or not publicly available, and we have not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of Umpqua that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Umpqua and North Bay as to the expected future financial performance of Umpqua and North Bay and the strategic implications and operational benefits anticipated from the Merger, and we have assumed that, after the Merger, Umpqua and its subsidiaries will perform substantially in accordance with such projections. We further relied on the assurances of the management of Umpqua that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of Umpqua or North Bay. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Umpqua are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files relating to Umpqua or North Bay.

Our opinion does not address the underlying business decision of Umpqua to enter into the Merger Agreement or complete the Merger.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

We have acted as financial advisor to Umpqua and will receive a fee from Umpqua for our services if the proposed Merger is consummated.

This opinion is for the benefit and use of the members of the Board of Directors of Umpqua in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of Umpqua common stock as to how such holder should vote with respect to the Merger. This opinion may not be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Umpqua and the holders of Umpqua common stock from a financial point of view.

Sincerely,

Milestone Advisors, LLC

Milestone Merchant Partners, LLC	Milestone Advisors, LLC

C-2

APPENDIX D

March 8, 2007

Board of Directors
North Bay Bancorp
1190 Airport Road, Suite 101
Napa, California 94558

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of North Bay Bancorp, Napa, California (“NBB”) of the consideration to be received by NBB in the merger (the “Merger”) of NBB with and into Umpqua Holdings Corporation, Portland, Oregon (“Umpqua”), pursuant to the draft of the Agreement and Plan of Reorganization, by and between Umpqua and NBB (the “Merger Agreement”). All capitalized items used herein shall have the meanings ascribed to them in the Merger Agreement.

As of the Effective Time, each outstanding share of NBB Common Stock (other than Dissenters’ Shares) shall be converted into the right to receive: (i) the number of shares of Umpqua Common Stock equal to the Exchange Ratio of 1.217, subject to adjustment in accordance with the Merger Agreement, (ii) cash in lieu of any resulting fractional shares, (iii) any dividend or distribution pursuant to Section 2.3.3, and (iv) in the event Umpqua elects the Cash Fill Option, an amount in cash equal to the Cash Consideration. No fractional shares of Umpqua Common Stock will be issued and any holder of shares of NBB Common Stock entitled to receive a fractional share of Umpqua Common Stock shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in a share of Umpqua Common Stock based on the Umpqua Measuring Price.

As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any such option, each outstanding option to acquire NBB Common Stock (each an “NBB Option”) shall be automatically converted into an option to purchase Umpqua Common Stock (each a “Converted Option”) as follows: (i) the number of shares of Umpqua Common Stock issuable upon exercise of the Converted Option shall be equal to the product of: (A) the number of shares of NBB Common Stock issuable upon exercise of the NBB Option and (B) the Exchange Ratio; and (ii) the exercise price per share of Umpqua Common Stock shall be equal to the quotient of: (A) the exercise price of the NBB Option divided by (B) the Exchange Ratio. Provided, further, if Umpqua elects the Cash Fill Option, the exercise price per share of the NBB options as calculated pursuant to this Section 2.1.6(a) will be reduced by the amount of the Cash Consideration. All terms and conditions of the Converted Options other than the number of shares and exercise price as adjusted pursuant to the Merger Agreement shall remain the same as the terms and conditions of the NBB Options.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.  Participated in discussions with representatives of NBB and Umpqua concerning NBB’s and Umpqua’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.  Reviewed the terms of the draft of the Merger Agreement;

3.  Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of NBB and Umpqua, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

4.  Held discussions with members of senior management of NBB and Umpqua regarding financial forecasts and projections of NBB and Umpqua, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

5.  Held discussions with members of senior management of NBB and Umpqua regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

6.  Reviewed reported market prices and historical trading activity of NBB and Umpqua common stock;

7.  Reviewed certain aspects of the financial performance of NBB and Umpqua and compared such financial performance of NBB and Umpqua, together with stock market data relating to NBB and Umpqua common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

8.  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant; and

9.  Reviewed the potential pro forma impact of the Merger.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by NBB, Umpqua, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of NBB and Umpqua at September 30, 2006 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of NBB or Umpqua, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of NBB or Umpqua, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of NBB and will receive a fee for our services.

Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Umpqua to holders of NBB common stock in the Merger and does not address NBB’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of NBB, and our opinion does not constitute a recommendation to any director of NBB as to how such director should vote with respect to the Merger Agreement.

This letter is addressed and directed to the Board of Directors of NBB in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of NBB common stock.

Sincerely,

/s/  Howe Barnes Hoefer & Arnett, Inc.
Howe Barnes Hoefer & Arnett, Inc.

APPENDIX E

Excerpt from the California General Corporation Law Concerning Dissenters’ Rights

CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS’ RIGHTS

§ 1300.  Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.  Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.  Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.  Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.  Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.  Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.  Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.  Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.  Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.  Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.  Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.  Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.  Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As an Oregon corporation, Umpqua is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Umpqua’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

Umpqua’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Umpqua’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Umpqua’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, Umpqua’s articles would incorporate such amendment on its effective date.

Item 21.	Exhibits and Financial Statement Schedules

(a)	EXHIBIT INDEX

Exhibit No.		Description and Method of Filing

2.1		Agreement and Plan of Reorganization between Umpqua, Umpqua Bank, North Bay Bancorp and The Vintage Bank dated January 17, 2007 (incorporated by reference to Appendix A of the proxy statement/prospectus included in this Registration Statement)
5.1		Opinion of Foster Pepper LLP regarding the legality of the shares of common stock being registered
8.1		Tax Opinion of Foster Pepper LLP
23.1		Consent of Deloitte & Touche LLP with respect to Umpqua
23.2		Consent of Moss Adams LLP with respect to Umpqua
23.3		Consent of KPMG LLP with respect to North Bay Bancorp
23.4		Consent of Perry-Smith LLP with respect to North Bay Bancorp
23.5		Consent of Foster Pepper Tooze LLP (included in Exhibits 5.1 and 8.1)
24	.1*	Power of Attorney
99	.1*	Consent of Milestone Advisors, LLC
99.2		Consent of Howe Barnes Hoefer & Arnett, Inc.
99.3		Form of North Bay Bancorp Proxy

*	Previously filed.

(b) Not Applicable.

(c)	The opinions of Milestone Advisors, LLC and Howe Barnes Hoefer & Arnett, Inc. and are attached as Appendices C and D, respectively, to the proxy statement-prospectus in Part I of this Registration Statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 9, 2007.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Raymond P. Davis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Raymond P. Davis Raymond P. Davis, Director, Chief Executive Officer/President Principal Executive Officer	Date: March 9, 2007
By:	/s/ Ronald L. Farnsworth Ronald L. Farnsworth, Senior Vice President Principal Accounting Officer	Date: March 9, 2007
By:	/s/ Daniel A. Sullivan Daniel A. Sullivan, Executive Vice President Chief Financial Officer Principal Financial Officer	Date: March 8, 2007

By:	* Ronald F. Angell, Director	Date: March 9, 2007

By:	* Scott D. Chambers, Director	Date: March 9, 2007

By:	* Allyn C. Ford, Chairman	Date: March 9, 2007

By:	* David B. Frohnmayer, Director	Date: March 9, 2007

By:	* Stephen Gambee, Director	Date: March 9, 2007

By:	* Dan Giustina, Director	Date: March 9, 2007

By:
Diana E. Goldschmidt, Director

By:	* Lynn K. Herbert, Director	Date: March 9, 2007

By:
William Lansing, Director

By:	*
	Theodore S. Mason, Director	Date: March 9, 2007

By:	* Diane D. Miller, Director	Date: March 9, 2007

By:	* Bryan L. Timm, Director	Date: March 9, 2007

By:
Thomas W. Weborg, Director

By:	* Mathew A. Bruno, Director	Date: March 9, 2007

*	By: /s/ Steven L. Philpott Steven L. Philpott, Attorney-in-Fact	Date: March 9, 2007

EXHIBIT INDEX

Exhibit No.		Description and Method of Filing

2.1		Agreement and Plan of Reorganization between Umpqua, Umpqua Bank, North Bay Bancorp and The Vintage Bank dated January 17, 2007 (incorporated by reference to Appendix A of the proxy statement/prospectus included in this Registration Statement)
5.1		Opinion of Foster Pepper LLP regarding the legality of the shares of common stock being registered
8.1		Tax Opinion of Foster Pepper LLP
23.1		Consent of Deloitte & Touche LLP with respect to Umpqua
23.2		Consent of Moss Adams LLP with respect to Umpqua
23.3		Consent of KPMG LLP with respect to North Bay Bancorp
23.4		Consent of Perry-Smith LLP with respect to North Bay Bancorp
23.5		Consent of Foster Pepper Tooze LLP (included in Exhibits 5.1 and 8.1)
24	.1*	Power of Attorney
99	.1*	Consent of Milestone Advisors, LLC
99.2		Consent of Howe Barnes Hoefer & Arnett, Inc.
99.3		Form of North Bay Bancorp Proxy

*	Previously filed.